Use these links to rapidly review the document
TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS
FINANCIAL STATEMENTS Including Independent Auditors' Report

As filed with the Securities and Exchange Commission on April 25, 2005

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

CardioTech International, Inc.
(Exact name of registrant as specified in its charter)

MASSACHUSETTS (State or jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code No.)	04-3186647 (I.R.S. Employer Identification No.)
229 Andover Street WILMINGTON, MASSACHUSETTS 01887 (978) 657-0075 (Address and telephone number of principal executive offices and principal place of business)
DR. MICHAEL SZYCHER CHAIRMAN AND CHIEF EXECUTIVE OFFICER CARDIOTECH INTERNATIONAL, INC. 229 Andover Street Wilmington, MA 01887 (978) 657-0075 (Name, address and telephone number of agent for service)

Copies to:
David Selengut, Esq.
Ellenoff Grossman & Schole LLP
370 Lexington Ave., 19th Floor
New York, New York 10017
(212) 370-1300

Approximate date of proposed sale to the public:
As soon as practicable, after this registration statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering Price(2)	Amount of registration fee

Common stock, $.01 par value per share	875,000	$1.75	$1,531,250	$180.23

Total

(1)
Estimated solely for the purposes of determining the registration fee. Pursuant to Rule 457(a), if the number of shares of common stock to be offered hereunder shall be increased by an amendment filed prior to the effective date of this registration statement, an additional filing fee shall be paid.

(2)
Estimated solely for the purposes of determining the registration fee. In accordance with Rule 457(c) under the Securities Act, the above calculation is based on the average of the high and low prices reported on the American Stock Exchange on April 21, 2005.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED APRIL 25, 2005

875,000 Shares of Common Stock
of
CardioTech International, Inc.

        This prospectus relates to the public offering of at least 875,000 shares of our common stock, par value $0.01 per share, issued in connection with our acquisition of substantially all the assets and certain liabilities of CarTika Medical, Inc., a private medical device contract manufacturer headquartered in Plymouth, MN. The number of shares was determined based on the fair market value of our common stock as of March 31, 2005. We expect to close our acquisition of CarTika Medical shortly after this registration statement is declared effective. We will pay the expenses of registering these shares. The actual number of shares will be determined at the date of close based on closing market value of the Company's common stock.

        Our common stock is traded on the American Stock Exchange under the symbol "CTE." On March 31, 2005, the closing price of our common stock on the American Stock Exchange was $1.90 per share.

        We are a Massachusetts corporation. Our principal offices are located at 229 Andover Street, Wilmington, Massachusetts 01887 and our telephone number is (978) 657-0075.

        One should read this prospectus and any amendment or supplement hereto together with additional information described under the heading "Available Information."

        An Investment In Our Common Stock Being Offered By This Prospectus Involves A High Degree Of Risk. You Should Read The "Risk Factors" Section Beginning On Page 3 Before You Decide To Purchase Any Shares Of Our Common Stock.

        Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed Upon The Adequacy Or Accuracy Of The Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this Prospectus is April 25, 2005

        Prospective investors should not rely on any information not contained in this document. We have not authorized anyone to provide any other information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of and on the date of this document.

i

PROSPECTUS SUMMARY

        The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements. In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms "CardioTech," "we," "us," and "our" refer and relate to CardioTech International, Inc.

The Company

        We are a Massachusetts corporation, operating as a public company since June 1996, which specializes in developing and manufacturing small bore vascular grafts, or synthetic blood vessels, made of ChronoFlex, a family of polyurethanes that has been demonstrated to be biocompatible and biodurable. Vascular grafts are used to replace, bypass or provide a new lining or arterial wall for occluded, damaged, dilated or severely diseased arteries. We are currently applying for Phase II clinical trials in Brazil in an effort to obtain regulatory approval for our layered microporous coronary artery bypass graft tradenamed CardioPass. Our wholly-owned subsidiary, CDT, produces components for medical manufacturers used in products such as catheters and disposable devices. Through our Biomaterials division, we develop, manufacture and market polyurethane-based biomaterials for use in both acute and chronically implanted devices such as stents, artificial hearts, and vascular ports. Additionally, through Gish Biomedical, Inc., another wholly-owned subsidiary, we design, produce and market innovative single-use disposable products and products which have a disposable component. Gish's products include devices for use in cardiac surgery, myocardial management, infusion therapy, and post-operative blood salvage.

        On November 19, 2004 we entered into a definitive agreement to acquire CarTika Medical, Inc., a private medical device contract manufacturer headquartered in Plymouth, MN. A portion of the consideration for the acquisition will consist of approximately 875,000 shares of our common stock, equal in value to $1,662,000 (such amount determined based on the fair market value of our common stock as of March 31, 2005) which are being registered under this registration statement. We expect the closing to occur shortly after this registration statement is declared effective.

The Offering

Outstanding Common Stock	19,258,689 shares(1)
Common Stock Offered	875,000 shares of common stock.
Proceeds
On November 19, 2004 we entered into a definitive agreement to acquire CarTika Medical, Inc., a private medical device contract manufacturer headquartered in Plymouth, MN. A portion of the consideration for the acquisition will consist of approximately 875,000 shares of our common stock, equal in value to $1,662,000 (such amount determined based on the fair market value of our common stock as of March 31, 2005) which are being registered under this registration statement. We expect the closing to occur shortly after this registration statement is declared effective.
Risk Factors	The securities offered hereby involve a high degree of risk. See "Risk Factors."
AMEX Symbol	CTE

(1)
As of March 31, 2005.

Note on Forward Looking Statements

        The statements set forth under the captions "Prospectus Summary" and elsewhere in this prospectus, including under "Risk Factors," which are not historical constitute "Forward Looking Statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding the expectations, beliefs, intentions or strategies for the future. We intend that all forward-looking statements we make in this prospectus and in our other public filings be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-looking statements are subject to many risks and uncertainties which could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

        Examples of the risks and uncertainties include, but are not limited to: the inherent risks and uncertainties in implementing our business strategy and in developing products of the type we are developing; the successful integration and operation of future acquisitions, including CarTika Medical, Inc.; possible changes in our financial condition; our ability to obtain financing on acceptable terms; competition; our ability to manage growth; risks of technological change; our dependence on key personnel; and our ability to protect our intellectual property rights.

        Except to the extent required by applicable laws or rules, we do not undertake any obligation or duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

        You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties occurs, our business, financial condition or operating results could be materially harmed. In that case the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we may face.

Risks Related to Our Growth Strategy

We are experiencing rapid growth that could strain our managerial and other resources.

        Since becoming listed in June of 1996 we have grown organically, and through the acquisition of three separate businesses. In July 1999, we acquired the business of Tyndale-Plains Hunter, Ltd.; in May 2001, we acquired Catheter and Disposables Technology; and in April 2003, we acquired Gish Biomedical, Inc.

        On November 19, 2004 we entered into a definitive agreement to acquire CarTika Medical, Inc., a private medical device contract manufacturer headquartered in Plymouth, MN. In connection with the acquisition we are filing this Registration Statement on Form S-1. We expect to consummate the CarTika acquisition shortly after this registration statement is declared effective. However, there can be no assurances that this acquisition will close and if it does close there can be no assurances that it will be accretive and profitable to us as a whole.

        We may make additional acquisitions of complementary medical manufacturing services providers that bring desired capabilities, customers or geographic coverage and either strengthen our position in our target markets or provide us with a presence in a new market. Although we are not currently negotiating with any additional acquisition targets, it is likely that we will consider additional potential acquisitions in the future. The risks we may encounter in pursuing these acquisitions, if any, include expenses associated with, and difficulties in identifying, potential targets, costs associated with acquisitions we ultimately are unable to complete and higher prices for acquired companies due to competition for attractive targets. Completing acquisitions also may result in dilution to our existing stockholders and may require us to seek additional capital, if available, including increasing our indebtedness.

        Once acquired, the successful integration and operation of a business requires communication and cooperation among key managers, the transition of customer relationships, the management of ongoing projects of acquired companies and the management of new projects across previously independent facilities.

        Customer satisfaction or performance problems with an acquired company could also harm our reputation as a whole, and any acquired business could significantly underperform relative to our expectations. For all these reasons, our pursuit of an overall acquisition strategy or any individual completed, pending or future acquisition may adversely affect the realization of our strategic goals.

        In addition, while we anticipate cost savings, operating efficiencies and other synergies as a result of our acquisitions, the consolidation of functions and the integration of departments, systems and procedures present significant management challenges.

        The acquisition of new operations can also introduce new types of risks to our business. For example, new acquisitions may require greater effort to address United States Food and Drug Administration, or FDA, regulation or similar foreign regulation.

If we cannot obtain the additional capital required to fund our operations and finance acquisitions on favorable terms or at all, we may have to delay or abandon our fast growth strategy.

        Our growth strategy will require additional capital for, among other purposes, completing acquisitions of companies and customers' product lines and manufacturing assets, integrating acquired companies and assets, acquiring new equipment and maintaining the condition of existing equipment. If cash generated internally is insufficient to fund capital requirements, or if we desire to make acquisitions, we will require additional debt or equity financing. Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. If we raise additional capital by issuing equity or convertible debt securities, the issuance may dilute the share ownership of the existing investors. In addition, we may grant future investors rights that are superior to those of our existing investors. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures and acquisitions, selling assets or restructuring or refinancing our indebtedness.

We may not realize the anticipated benefits from the potential CarTika acquisition.

        The integration of CarTika's business, products and personnel into our business may be complex and time-consuming and may disrupt the business of the combined organization. The combined organization will need to overcome significant challenges in order to realize the expected benefits or synergies from the acquisition. These challenges include the timely, efficient and successful execution of a number of post-acquisition events, including integrating CarTika's manufacturing operations and technologies into ours, retaining and assimilating key CarTika personnel, coordinating each company's manufacturing and sales efforts with those of each other, fully utilizing CarTika's clean room facilities and creating uniform standards, controls, procedures, policies and information systems.

        The execution of these post-acquisition events will involve considerable risks and may not be successful. These risks include:

  •
  the potential disruption of the combined organization's ongoing business and distraction of its management from the day-to-day operations of the combined organization;

  •
  the expected costs associated with integrating CarTika's business with ours;

  •
  the potential strain on the combined organization's financial and managerial controls and reporting systems and procedures;

  •
  unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

  •
  the impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel; and

  •
  potential unknown liabilities associated with the acquisition and the operations of the combined organization.

        The combined organization may not succeed in addressing these risks or any other problems encountered in connection with the acquisition. The inability to integrate the operations, technology and personnel of ours and CarTika successfully, or any significant delay in achieving integration, could have a material adverse effect on the combined organization after the acquisition and, as a result, on the market price of our common stock.

Risks Related to Our Business

We have incurred substantial operating losses and we may never generate any meaningful revenue or earn any profits.

        Our sales were $16,083,000 for the nine months ended December 31, 2004 and we incurred losses aggregating $968,000 in the same period. We had net losses of $1,515,000 and $963,000 in fiscal 2004 and 2003, respectively. An investor in our shares must assume the risk that we will never be profitable. None of our coronary artery graft products and technologies have ever been utilized on a large-scale commercial basis. Our ability to generate enough revenues to achieve profits will depend on a variety of factors, many of which are outside our control, including:

  •
  size of market;

  •
  competition and other solutions;

  •
  extent of patent and intellectual property protection afforded to our products;

  •
  cost and availability of raw material and intermediate component supplies;

  •
  changes in governmental (including foreign governmental) initiatives and requirements;

  •
  changes in domestic and foreign regulatory requirements;

  •
  costs associated with equipment development, repair and maintenance; and

  •
  the ability to manufacture and deliver products at prices that exceed our costs.

A substantial amount of our assets comprise goodwill and other intangibles, and our net income will be reduced if our goodwill becomes impaired.

        As of December 31, 2004, goodwill represented approximately $1,638,000, or 7%, of our total assets and amortizable intangibles represented approximately $824,000, or 4%, of our total assets. Goodwill is generated in our acquisitions when the cost of an acquisition exceeds the fair value of the net tangible and identifiable intangible assets we acquire. Goodwill is no longer amortized under generally accepted accounting principles as a result of SFAS No. 142. Instead, goodwill is subject to an impairment analysis at least annually based on the fair value of the reporting unit. Amortizable intangible assets are subject to SFAS No. 144, and are subject to periodic reviews for impairment, or as events and circumstances indicate that the carrying amount may not be recoverable. We could be required to recognize reductions in our net income caused by the write-down of goodwill and other intangibles, if impaired, that, if significant, could materially and adversely affect our results of operations.

Our operating results fluctuate significantly. If we fail to meet the expectations of securities analysts or investors, our stock price may decrease. Our operating results have fluctuated in the past from quarter to quarter and are likely to fluctuate significantly in the future due to a variety of factors, many of which are beyond our control, including:

  •
  changing demand for our products and services;

  •
  the timing of actual customer orders and requests for product shipment and the accuracy of our customers' forecasts of future production requirements;

  •
  the reduction, rescheduling or cancellation of product orders and development and design services requested by customers;

  •
  difficulties in forecasting demand for our products and the planning and managing of inventory levels;

  •
  the introduction and market acceptance of our customers' new products and changes in demand for our customers' existing products;

  •
  changes in the relative portion of our revenue represented by our various products, services and customers, including the relative mix of our business across our target markets;

  •
  changes in competitive or economic conditions generally or in our customers' markets;

  •
  competitive pressures on selling prices;

  •
  the amount and timing of costs associated with product warranties and returns;

  •
  changes in availability or costs of raw materials or supplies;

  •
  fluctuations in manufacturing yields and yield losses and availability of production capacity;

  •
  changes in our product distribution channels and the timeliness of receipt of distributor resale information;

  •
  the impact of vacation schedules and holidays, largely during the second and third fiscal quarters of our fiscal year;

  •
  the amount and timing of investments in research and development;

  •
  difficulties in integrating acquired assets and businesses into our operations;

  •
  charges to earnings resulting from the application of the purchase method of accounting following acquisitions; and

  •
  pressure on our selling prices as a result of healthcare industry cost containment measures.

        As a result of these factors, many of which are difficult to control or predict, as well as the other risk factors discussed in this prospectus, we may experience material adverse fluctuations in our future operating results on a quarterly or annual basis.

The medical device industry is cyclical, and an industry downturn could adversely affect our operating results.

        Business conditions in the medical device industry have rapidly changed between periods of strong and weak demand. The industry is characterized by:

  •
  periods of overcapacity and production shortages;

  •
  cyclical demand for products;

  •
  changes in product mix in response to changes in demand of products;

  •
  variations in manufacturing costs and yields;

  •
  rapid technological change and the introduction of new products by customers;

  •
  price erosion; and

  •
  expenditures for product development.

        These factors could harm our business and cause our operating results to suffer.

The failure to complete development of our medical technology, obtain government approvals, including required FDA approvals, or to comply with ongoing governmental regulations could delay or limit introduction of our proposed products, negatively impact our operations and result in failure to achieve revenues or maintain our ongoing business.

        Our research, development and production activities, including the manufacture and marketing of our intended coronary artery bypass graft product, are subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the United States and abroad.

        Before receiving FDA clearance to market our proposed graft, we will have to demonstrate that our grafts are safe and effective on the patient population. While we have done some preliminary animal trials and have seen acceptable results, there can be no assurance that acceptable results will be obtained in human trials. Clinical trials, manufacturing and marketing of medical devices are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, clinical trials and regulatory approval of the coronary artery bypass graft can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial and other resources.

        In order to be commercially viable, we must successfully research, develop, obtain regulatory approval, manufacture, market and distribute our grafts. For each device incorporating our artificial grafts, we must successfully meet a number of critical developmental milestones, including:

  •
  demonstrate benefit from the use of our grafts in various contexts such as coronary artery bypass surgery;

  •
  demonstrate through pre-clinical and clinical trials that our grafts are safe and effective; and

  •
  establish a viable Good Manufacturing Process capable of potential scale up.

        The time frame necessary to achieve these developmental milestones may be long and uncertain, and we may not successfully complete these milestones for any of our intended products in development.

        In order to conduct clinical trials that are necessary to obtain approval by the FDA to market a product, it is necessary to receive clearance from the FDA to conduct such clinical trials. The FDA can halt clinical trials at any time for safety reasons or because we or our clinical investigators do not follow the FDA's requirements for conducting clinical trials. If we are unable to receive clearance to conduct clinical trials or the trials are halted by the FDA, we would not be able to achieve any revenue from such product as it is illegal to sell any medical device for human consumption without FDA approval.

        We are also a medical devices contract manufacturing services provider. Some of the products and components of products that we manufacture may be considered finished medical devices, and the manufacturing processes used in the production of finished medical devices are subject to FDA inspection and assessment, and must comply with the FDA quality system regulation. The FDA quality system regulation establishes good manufacturing practice requirements for product design, manufacture, management, packaging, labeling, distribution, and installation for medical devices. Additional FDA regulations impose requirements for record keeping, reporting, facility and product registration, product safety and effectiveness, and product tracking. Failure to comply with these regulatory requirements may result in civil and criminal enforcement actions, including financial penalties, seizures, injunctions and other measures. Our products must also comply with state and foreign requirements. Also, in order to comply with regulatory requirements, our customers may wish to audit our operations to evaluate our quality systems.

        In addition, the FDA and state and foreign governmental agencies regulate many of our customers' products as medical devices. FDA approval is required for those products prior to commercialization in the United States, and approval of regulatory authorities in other countries may also be required prior to commercialization in those jurisdictions.

Our markets are subject to technological change and our success depends on our ability to develop and introduce new products primarily in cardiothoracic surgery.

        The cardiothoracic market for our products is characterized by:

  •
  changing technologies;

  •
  changing customer needs;

  •
  frequent new product introductions and enhancements;

  •
  increased integration with other functions; and

  •
  product obsolescence.

        To develop new products and designs for our cardiothoracic market, we must develop, gain access to and use leading technologies in a cost effective and timely manner and continue to expand our technical and design expertise. Failure to do so could cause us to lose our competitive position and seriously impact our future revenues.

The number of patients undergoing bypass surgery may continue to decline, resulting in a reduction of our market potential.

        Over the past several years, the total number of patients undergoing bypass surgery has decreased as a result of new, less invasive therapies such as pharmacotherapy, angioplasty and stenting. We cannot assure you that the number of patients will not continue to decline as further medical advances are introduced. Any future decline in the total number of patients undergoing bypass surgery could result in lost revenue and therefore could have a material adverse effect on our business, financial condition and results of operations.

We will be subject to intense competition and risk of obsolescence.

        Companies with significantly greater financial, technical, research, marketing, sales and distribution and other resources are working on products similar to ours as well as other competing products or therapies, including stenting, angioplasty and pharmacological therapies. We cannot assure you that our competitors or future competitors will not succeed in developing or marketing technologies and products that demonstrate better safety or effectiveness, clinical results, or ease of use than our products or that such competitors will not succeed in obtaining regulatory approval for introducing or commercializing any such products prior to us. Any of the above competitive developments could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that products or technologies introduced subsequent to the commercialization of our products will not render our products obsolete.

We have limited manufacturing experience and if our coronary bypass graft is approved, we may not be able to manufacture sufficient quantities at an acceptable cost.

        We remain in the research and development phase of our arterial grafts. Accordingly, if our products are approved for commercial sale, we will need to establish the capability to commercially manufacture our product(s) in accordance with FDA and other regulatory requirements. We have limited experience in establishing, supervising and conducting commercial manufacturing. If we fail to adequately establish, supervise and conduct all aspects of the manufacturing processes, we may not be able to commercialize our products. We do not presently own manufacturing facilities necessary to provide clinical or commercial quantities of our intended graft. We may not be able to obtain such facilities at a economically feasible cost, or at all.

        We presently rely on a third party contractor, LeMaitre Vascular Products, Inc., to manufacture all of our coronary grafts for our limited use. This exposes us to the risk of not being able to directly oversee the production and quality of the manufacturing process. This contractor may experience regulatory compliance difficulty, mechanical shut downs, employee strikes, or any other unforeseeable events that may delay production. Furthermore, LeMaitre has developed an expertise in the manufacturing process with machinery that may not get transferred to us. If we elect to produce the grafts ourselves, this may delay production and adversely affect our business. Pursuant to an agreement, we have requested that LeMaitre act in good faith to transfer the technology to us in exchange for payment of personnel time plus 40% uplift. Such transfer has not yet occurred.

        In connection with the coronary bypass graft, we know of only one other company, CABG Medical Inc., that is developing similar grafts. CABG Medical is now listed in the NASDAQ as "CABG," having raised $30,250,000 in an initial public offering on December 13, 2004.

We depend on outside suppliers and subcontractors, and our production and reputation could be harmed if they are unable to meet our volume and quality requirements and alternative sources are not available.

        Our outside suppliers may fail to develop and supply us with products and components on a timely basis, or may supply us with products and components that do not meet our quality, quantity or cost requirements. If any of these problems occur, we may be unable to obtain substitute sources of these products and components on a timely basis or on terms acceptable to us, which could harm our ability to manufacture our own products and components profitably or on time. In addition, if the processes that our suppliers use to manufacture products and components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

A significant portion of the revenue of certain of our divisions comes from relatively few large customers, and any decrease in sales to these customers could harm our operating results.

        The medical device industry is concentrated, with relatively few companies accounting for a large percentage of sales in the surgical, interventional and cardiovascular markets that are targeted by our disposable medical device and contract manufacturing operations. Accordingly, our revenue and profitability are dependent on our relationships with a limited number of large medical device companies. We are likely to continue to experience a high degree of customer concentration in our disposable medical device and contract manufacturing operations, particularly if there is further consolidation within the medical device contract manufacturing industry. We cannot assure you that there will not be a loss or reduction in business from one or more of our major customers. In addition, we cannot assure you that revenues from our customers that have accounted for significant revenues in the past, either individually or as a group, will reach or exceed historical levels in any future period. The loss or a significant reduction of business from any of our major customers would adversely affect our results of operations.

Our ability to grow and sustain growth levels may be adversely affected by the recent slowdown in the U.S. economy.

        Due to the recent decrease in corporate profits, capital spending and consumer confidence, we have experienced weakness in certain of our end markets. We are primarily susceptible when clients stop placing orders for us to build prototypes or develop certain specialized medical devices through our contract manufacturing operations. The medical commercial markets, including bio-medical research and development and medical device manufacturing, have been affected by the recent slowdown in the U.S. economy. If the economic slowdown continues and capital spending for research and development from our clients decreases, our business, financial condition and results of operations may be adversely affected.

We could be harmed by litigation involving patents and other intellectual property rights.

        None of our patents or other intellectual property rights has been successfully challenged to date. However, in the future, we could be accused of infringing the intellectual property rights of other third parties. We also have certain indemnification obligations to customers with respect to the infringement of third party intellectual property rights by our products. No assurance can be provided that any future infringement claims by third parties or claims for indemnification by customers or end users of our products resulting from infringement claims will not be asserted or that assertions of infringement, if proven to be true, will not harm our business.

        In the event of any adverse ruling in any intellectual property litigation, we could be required to pay substantial damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license from the third party claiming infringement with royalty payment obligations by us.

        Any litigation relating to the intellectual property rights of third parties, whether or not determined in our favor or settled by us, is costly and may divert the efforts and attention of our management and technical personnel.

We may not be able to protect our intellectual property rights adequately.

        Our ability to compete is affected by our ability to protect our intellectual property rights. We rely on a combination of patents, trademarks, copyrights, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect our intellectual property rights. Despite these efforts, we cannot be certain that the steps we take to protect our proprietary information will be adequate to prevent misappropriation of our technology, or that our competitors will not independently develop technology that is substantially similar or superior to our technology. More specifically, we cannot assure you that any future applications will be approved, or that any issued patents will provide us with competitive advantages or will not be challenged by third parties. Nor can we assure you that, if challenged, our patents will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on our ability to do business. Furthermore, others may independently develop similar products or processes, duplicate our products or processes or design their products around any patents that may be issued to us.

Our future success depends on the continued service of management, engineering and sales personnel and our ability to identify, hire and retain additional personnel.

        Our success depends, to a significant extent, upon the efforts and abilities of Dr. Michael Szycher, our president and chief executive officer, and other members of senior management. The loss of the services of one or more of our senior management or other key employees could adversely affect our business. We do not maintain key person life insurance on any of our officers, employees or consultants.

        There is intense competition for qualified employees in the medical industry, particularly for highly skilled design, applications and engineers and sales people. We may not be able to continue to attract and retain technologists, managers, or other qualified personnel necessary for the development of our business or to replace qualified individuals who could leave us at any time in the future. Our anticipated growth is expected to place increased demands on our resources, and will likely require the addition of new management and engineering staff as well as the development of additional expertise by existing management employees. If we lose the services of or fail to recruit engineers or other technical and management personnel, our business could be harmed.

Periods of rapid growth and expansion could place a significant strain on our resources, including our employee base.

        To manage our possible future growth effectively, we will be required to continue to improve our operational, financial and management systems. In doing so, we will periodically implement new software and other systems that will affect our internal operations regionally or globally. Presently, we are upgrading our enterprise resource planning software to integrate our operations. The conversion process is complex and requires, among other things, that data from our existing system be made compatible with the upgraded system. During the transition to this upgrade, we could experience delays in ordering materials, inventory tracking problems and other inefficiencies, which could cause delays in shipments of products to our customers.

        Future growth will also require us to successfully hire, train, motivate and manage our employees. In addition, our continued growth and the evolution of our business plan will require significant additional management, technical and administrative resources. We may not be able to effectively manage the growth and evolution of our current business.

We are exposed to product liability and clinical and pre-clinical liability risks which could place a substantial financial burden on us, if we are sued. Although we have 5 million dollars in product liability insurance coverage, that amount may not be sufficient to cover all potential claims made against us.

        Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of medical products. We cannot assure you that such potential claims will not be asserted against us. In addition, the use in our clinical trials of medical products that our potential collaborators may develop and the subsequent sale of these products by us or our potential collaborators may cause us to bear a portion of or all product liability risks. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

        We cannot assure you that we will be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against our potential liabilities. Furthermore, our current and potential partners with whom we have collaborative agreements or our future licensees may not be willing to indemnify us against these types of liabilities and may not themselves be sufficiently insured or have a net worth sufficient to satisfy any product liability claims. Claims or losses in excess of any product liability insurance coverage that may be obtained by us could have a material adverse effect on our business, financial condition and results of operations.

We may be affected by environmental laws and regulations.

        We are subject to a variety of laws, rules and regulations in the United States related to the use, storage, handling, discharge and disposal of certain chemical materials such as isocyanates, alcohols, dimethylacetamide, and glycols used in our research and manufacturing process. Any of those regulations could require us to acquire expensive equipment or to incur substantial other expenses to comply with them. If we incur substantial additional expenses, product costs could significantly increase. Our failure to comply with present or future environmental laws, rules and regulations could result in fines, suspension of production or cessation of operations.

If we are unable to complete our assessments as to the adequacy of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

        As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal control over financial reporting in their annual reports on Form 10-K. This report is required to contain an assessment by management of the effectiveness of such company's internal controls over financial reporting. In addition, the public accounting firm auditing a public company's financial statements must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. While we are expending significant resources in developing the necessary documentation and testing procedures required by Section 404, there is a risk that we will not comply with all of the requirements imposed by Section 404. If we fail to implement required new or improved controls, we may be unable to comply with the requirements of Section 404 in a timely manner. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations.

We face the risk of financial exposure to product liability claims alleging that the use of devices that incorporate our products resulted in adverse effects.

        We currently assist in the development of certain medical products and prototypes for third parties, including components in other products. Our contract manufacturing operation produces components for medical manufacturers used in products such as catheters and disposable devices. Product liability risks may exist even for those medical devices that have received regulatory approval for commercial sale or even for products undergoing regulatory review. We currently carry 5 million dollars in product liability insurance. Any defects in our products used in these devices could result in significant product liability costs to us, which may exceed 5 million dollars. We do not currently carry recall insurance and we may be subject to significant recall costs in the event of a recall.

Our stock price is volatile.

        The market price of our common stock has fluctuated significantly to date. In the past year, our stock price ranged from [$1.72 to $5.10]. The future market price of our common stock may also fluctuate significantly due to:

  •
  variations in our actual or expected quarterly operating results;

  •
  announcements or introductions of new products;

  •
  technological innovations by our competitors or development setbacks by us;

  •
  the commencement or adverse outcome of litigation;

  •
  changes in analysts' estimates of our performance or changes in analysts' forecasts regarding our industry, competitors or customers;

  •
  announcements of acquisition or acquisition transactions; or

  •
  general economic and market conditions.

        In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market prices of many medical and biotechnology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of companies in our industry, and could harm the market price of our common stock.

Additional authorized shares of our common stock and preferred stock available for issuance may adversely affect the market.

        We are authorized to issue 50,000,000 shares of our common stock. As of March 31, 2005, there were 19,258,689 shares of common stock issued and outstanding. However, the total number of shares of our common stock issued and outstanding does not include shares reserved in anticipation of the exercise of options, warrants or additional investment rights. As of March 31, 2005, we had outstanding stock options, warrants and additional investment rights to purchase approximately 8,712,112 shares of our common stock, the exercise price of which range between $0.28 per share to $5.40 per share, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof. To the extent such options, warrants or additional investment rights are exercised, the holders of our common stock will experience further dilution. Stockholders will also experience dilution upon the exercise of options granted under our stock option plans and upon the consummation of the CarTika acquisition, of which this registration statement is a part. In addition, in the event that any future financing or consideration for a future acquisition, should be in the form of, be convertible into or exchangeable for, equity securities investors will experience additional dilution.

        The exercise of the outstanding derivative securities, will reduce the percentage of common stock held by our current stockholders. Further, the terms on which we could obtain additional capital during the life of the derivative securities may be adversely affected, and it should be expected that the holders of the derivative securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such derivative securities. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution which may adversely affect the market.

        In addition to the above referenced shares of common stock which may be issued without stockholder approval, we have 5,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board. We presently have 500,000 issued and no outstanding shares of preferred stock and while we have no present plans to issue any additional shares of preferred stock, our Board has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

Shares eligible for future sale may adversely affect the market.

        From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

Limitation on director/officer liability.

        As permitted by Massachusetts law, our Restated Articles of Organization limit the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Massachusetts law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our bylaws provide that we shall indemnify our directors, officers, employees and agents if such persons acted in good faith and reasoned that their conduct was in our best interest.

We have no history of paying dividends on our common stock.

        We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. If we decide to pay dividends to the holders of our common stock, such dividends may not be paid on a timely basis.

The anti-takeover provisions of our Restated Articles of Organization and of the Massachusetts corporation law may delay, defer or prevent a change of control.

        Our board of directors has the authority to issue up to 4,500,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control because the terms of any issued preferred stock could potentially prohibit our consummation of any acquisition, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction, without the approval of the holders of the outstanding shares of preferred stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders.

        Our stockholders must give substantial advance notice prior to the relevant meeting to nominate a candidate for director or present a proposal to our stockholders at a meeting. These notice requirements could inhibit a takeover by delaying stockholder action. In addition, our bylaws and Massachusetts law provide for staggered board members with each member elected for three years. In addition, directors may be removed by stockholders only for cause and by a vote of 80% of the stock.

OUR BUSINESS

        CardioTech International, Inc. was founded in 1993 as a subsidiary of PolyMedical Corporation ("PMI"). In June 1996, PMI distributed all of the shares of CardioTech's common stock, par value $.01 per share, which PMI owned, to PMI stockholders of record as of June 3, 1996. CardioTech is headquartered in Wilmington, Massachusetts where its biomaterial division is located; operates contract research and development services and outsourced manufacturing from its CDT facility in Plymouth, Minnesota; and manufactures and sells products used in open heart surgery, vascular access and orthopedic surgery from its Gish facility in Rancho Santa Margarita, California. CardioTech has managed its business in fiscal 2005 and 2004 on the basis of one reportable operating segment: Medical Device Manufacturing and Sales. However, within this segment CardioTech serves a variety of customer needs.

        CardioTech is using its proprietary manufacturing technology to develop and manufacture small bore vascular grafts, or synthetic blood vessels, made of ChronoFlex, a family of polyurethanes that has been demonstrated to be biocompatible and non-toxic. Vascular grafts are used to replace, bypass or provide a new lining or arterial wall for occluded, damaged, dilated or severely diseased arteries. CardioTech developed a vascular access graft trade named VascuLink Vascular Access Graft and was developing a peripheral graft trade named MyoLink Peripheral Graft. CardioTech sold the VascuLink and MyoLink products to Nervation Ltd in connection with the disposition of CardioTech's UK subsidiary, CardioTech International, Ltd ("CTL") in November 2000. CardioTech is currently developing a layered micro porous coronary artery bypass graft trade named CardioPass, which utilizes similar material used in the grafts produced by CTL.

        CDT is an original equipment manufacturer; supplier of specialized disposable medical devices to medical device companies from concept to finished packaged, sterile product; and uses its experience in the design, development, prototyping and manufacturing to provide turnkey contract services. Some devices designed, developed and manufactured for customers by CDT include sensing, balloon, and drug delivery catheters; disposable endoscopes; and in-vitro diagnostic and surgical disposables. We acquired CDT in May, 2001.

        Additionally, through its Biomaterials division, CardioTech develops, manufactures and markets polyurethane-based biomaterials for use in both acute and chronically implanted devices such as stents, artificial hearts, and vascular ports. These premium biomaterials are sold under the trade names: ChronoFlex, ChronoThane, HydroThane, ChronoFilm, HydroMed and Hydroslip.

        CardioTech owns a number of patents relating to its vascular graft manufacturing technology. In addition, PMI has granted to CardioTech an exclusive, perpetual, worldwide, royalty-free license for the use of one polyurethane patent and related technology in the field consisting of the development, manufacture and sale of implantable medical devices and biodurable polymer material to third parties for the use in medical applications (the "Implantable Device and Materials Field"). PMI also owns, jointly with Thermedics, Inc., an unrelated company that manufactures medical grade polyurethane, the ChronoFlex polyurethane patents relating to the ChronoFlex technology ("Joint Technology"). PMI has granted to CardioTech a non-exclusive, perpetual, worldwide, royalty-free sublicense of these patents for use in the Implantable Devices and Materials Field.

        ChronoFilm is a registered trademark of PMI. ChronoFlex is a registered trademark of CardioTech. ChronoThane, ChronoPrene, HydroThane, PolyBlend and PolyWeld are trade names of CardioTech. DuraGraft and CardioPass are trademarks of CardioTech.

        On April 7, 2003, CardioTech merged with Gish Biomedical, Inc., a California corporation ("Gish"), with its corporate headquarters in Rancho Santa Margarita, California. Each outstanding share of Gish common stock was converted into 1.3422 shares of CardioTech common stock. CardioTech issued 4,901,817 shares to holders of Gish stock, which equaled approximately 35% of the total shares outstanding. Our Gish division specializes in the manufacture and sale of products used in open-heart surgery, vascular access and orthopedic surgery. Gish is registered as a medical device manufacturer with the FDA, the European Union and state agencies, such as the California Department of Health Services.

        In July 1999, Dermaphylyx International, Inc. ("Dermaphylyx"), was formed by certain affiliates of CardioTech to develop advanced wound healing products. Dermaphylyx was merged into CardioTech effective March 12, 2004 and is now a wholly owned subsidiary of CardioTech. Due to CardioTech's controlling financial interest, Dermaphylyx has been consolidated in the financial statements of CardioTech as of December 31, 2003. Upon the merger, the then current stockholders of Dermaphylyx received 3,827 shares of common stock of CardioTech valued at the net book value of Dermaphylyx International, Inc. as of December 31, 2003, which was approximately $21,000.

        In October 2001, Dermaphylyx developed an advanced water absorbent wound and burn dressing trade named HydroMed, a name meaning "breathable artificial skin." The wound dressing received FDA clearance for marketing on May 31, 2002 as a Class I Exempt device.

        In the fourth quarter of fiscal 2004, Dermaphylyx started marketing its wound dressing products and currently has two moist wound dressings available for sale, AlgiMed and HydroMed and Blist-Rx, a blister prevention dressing. AlgiMed wound dressings are designed for exudation and bleeding wounds and HydroMed is an absorbent dressing designed for low exudation wounds. Both dressings have been granted Medicare billing codes. Blist-Rx is a breathable polyurethane foam dressing intended to be used by sports enthusiasts to prevent blisters. In October 2004, Deramphylyx introduced a hydrating mask, trade named AloeGlow, which will be sold directly to beauty salons, professional outlets and regional distributors.

        In March 2004, CardioTech joined with Implant Sciences, Inc. (IMX on American Stock Exchange) to participate in the funding of CorNova, Inc. CorNova, Inc. was formed to develop a novel coronary drug eluting stent using the combined capabilities and technology of CorNova, Implant Sciences and CardioTech. CardioTech currently has a thirty percent equity interest in CorNova. CorNova completed its initial funding on February 5, 2005 by obtaining private investments totaling approximately $3,000,000, at which time CardioTech became obligated to contribute 308,642 shares of its common stock with a market value at the time of contribution of twenty-five per cent of the amount raised ($750,000). The stent will utilize a design similar to the CardioPass and the Chronoflex material. CorNova is in its initial stage of product development. CardioTech accounts for its investment in CorNova using the equity method of accounting.

        On November 19, 2004, CardioTech entered into a definitive agreement to acquire substantially all of the assets and assume certain liabilities of CarTika Medical, Inc., a privately owned medical device contract manufacturer headquartered in Plymouth, Minnesota. To effect the transaction, the Company will organize a wholly-owned subsidiary corporation under the laws of the State of Minnesota under the name of "CarTika Acquisition Inc.". As part of the transaction, we will issue to the stockholders of CarTika consideration, consisting of shares of the Company's common stock registered under this registration statement, equal in value to $1,662,000, with the number of shares based upon the fair market value of the common stock at the date of close and $4,985,000 in cash. The purchase price we will pay for CarTika Medical was determined based on CarTika's performance for the twelve months ended July 31, 2004. For the twelve months ended July 31, 2004, CarTika recorded revenues of $5,505,000, net income before income taxes of $1,299,000 and cash flow from operating activities of $1,154,000

        CarTika, an original equipment manufacturer,operates from a FDA-Registered state of the art 17,000 square feet facility in Plymouth, Minnesota, has about 50 employees, two Certified Class 10,000 clean rooms, and specializes in complete catheter assemblies, injection molding, pad printing and thermoformed polymer products.

Medical Background

        Blood is pumped from the heart throughout the body via arteries. Blood is returned to the heart at relatively low pressure via veins, which have thinner walls than arteries and have check valves, which force blood to move in one direction. Because a specific area of the body is often supplied by a single main artery, rupture, severe narrowing or occlusion of the artery supplying blood to that area is likely to cause an undesirable or catastrophic medical outcome.

        Vascular grafts are used to replace or bypass occluded, damaged, dilated or severely diseased arteries and are sometimes used to provide access to the bloodstream for patients undergoing hemodialysis treatments. Existing small bore graft technologies suffer from a variety of disadvantages in the treatment of certain medical conditions, depending upon the need for biodurability, compliance (elasticity) and other characteristics necessary for long-term interface with the human body.

Product in Pre-clinical Development

CardioPass Coronary Artery Bypass Graft

        Coronary artery bypass graft ("CABG") surgery is performed to treat the impairment of blood flow to portions of the heart. CABG surgery involves the addition of one or more new vessels to the heart to re-route blood around blocked coronary arteries.

        Autogenous grafts (using the patient's own saphenous vein or mammary artery) have been successfully used in CABG procedures for a number of years and have shown a relatively high patency rate (80% to 90% for saphenous veins and over 90% for mammary arteries one year after surgery) with no risk of tissue rejection. However, the surgical harvesting of vessels for autogenous grafts involves significant trauma and expense. In addition, not all patients requiring CABG surgery have sufficient native vessels as a result of previous bypass surgeries, or their vessels may be of inferior quality due to trauma or disease. Cryo-preserved saphenous veins are available, but these veins often deteriorate due to attack by the body's immune system.

        CardioTech is developing its grafts using specialized ChronoFlex polyurethane materials that it believes will provide significantly improved performance in the treatment of arterial disorders. The grafts have three layers, similar to natural arteries and are designed to replicate the physical characteristics of human blood vessels.

        CardioTech is developing the CardioPass Coronary Artery Bypass Graft to be a synthetic graft of 4mm and 5mm in diameter specifically designed for use in CABG surgery. If successfully developed, CardioTech believes that the CardioPass Graft may be used initially to provide an alternative to patients with insufficient or inadequate native vessels for use in bypass surgery as a result of repeat procedures, trauma, disease or other factors. CardioTech believes further that the CardioPass Graft may ultimately be used as a substitute for native saphenous veins, thus avoiding the trauma and expense associated with the surgical harvesting of the vein.

        CardioTech believes that approximately 650,000 CABG procedures were performed worldwide during fiscal 2004, of which nearly 300,000 were performed in the United States. CardioTech believes that approximately 20% of these CABG procedures were performed on patients who had previously undergone bypass surgery, and that the number of repeat procedures will continue to increase as a percentage of procedures performed. Currently, approximately 70% of CABG procedures are performed utilizing the saphenous vein.

        The CardioPass Coronary Artery Bypass Graft is in limited clinical trials, which are currently being conducted in Brazil. CardioTech announced that three adult human implants have occurred and, as of March 31, 2005, all three patients and grafts are performing as expected.

        CardioTech estimates that approximately 100,000 patients in the United States, and an additional 100,000 patients in the rest of the world ("no option patients") are diagnosed by their physicians as having native vessels that are inadequate for use in bypass surgery. If the CardioPass Graft is successfully developed, CardioTech believes that the graft may initially be used for these patients. CardioTech also believes that if long-term clinical results are acceptable to clinicians (generally, greater than 50% patency five years after implant), the graft may ultimately be used as a direct substitute for autogenous saphenous veins.

Gish Biomedical Products

Custom Cardiovascular Tubing Systems

        During open-heart surgery, the patient's blood is diverted from the heart through sterile plastic tubing and various other devices to an oxygenator device, which oxygenates the blood before it is returned to the patient. Each hospital performing open-heart surgery specifies the components to be included in its custom tubing sets, based on the particular needs of its surgical team. The complexity of the sets varies from simple tubing systems to all-inclusive operating packs. The packs usually include blood filters, gas filters, reservoirs used to collect blood lost during surgery and other components. Gish produces custom tubing sets using clear Mediflex™ tubing. Such components are assembled in the Gish clean room, sterilized and then shipped either to the hospital or to one of Gish's specialty distributors, which service such hospitals.

        Custom tubing systems are sold separately and combined with an oxygenator. Revenue from sales of custom tubing systems sold separately equaled 13% of total CardioTech revenue for fiscal 2004.

Arterial Filters

        The arterial filter is the last device the blood passes through in the cardiovascular bypass circuit as it is being returned to the patient. The purpose of the filter is to remove gaseous micro emboli and debris, which are generated by the oxygenation system, from the patient's blood.

        Gish introduced its first arterial filters in 1985. Gish's first design contained a safety bypass loop incorporated into the filter housing. Gish received FDA approval to market an improved design, which became available for sale during the second quarter of fiscal 1994.

Cardiotomy Reservoirs

        Cardiac suction is a technique employed in open-heart surgery to recover shed blood in the chest cavity and return it to the patient. The use of this technique reduces the requirements for whole blood replacement from donor sources, thereby reducing the risk of blood compatibility problems and blood-borne viral diseases such as AIDS and hepatitis.

        Gish's cardiotomy reservoir systems consist of a polycarbonate reservoir, defoaming and filtration cartridge, and mounting bracket. This enables the perfusion team to recover high volumes of shed blood, then defoam and filter it prior to returning it to the patient's circulatory system.

        In addition to the cardiotomy reservoirs' use in the operating room, Gish has developed several systems that allow the cardiotomy reservoir to be used as a pleural drainage or autotransfusion system during recovery.

Vision™ Oxygenator

        An oxygenator enables gas exchange of oxygen and carbon dioxide and also regulates the temperature of the patient's blood.

        As a life sustaining device used during open-heart surgery, the oxygenator is a key component of the bypass circuit. Vision is assembled in Gish's clean room using state of the art equipment and biocompatible materials, and then each unit is leak tested before shipment.

        Vision's gas transfer performance is excellent, dependable and capable of maintaining the oxygen demands of patients of all sizes for periods of up to six hours.

        Vision's unique air separation channel utilizes an arterial outlet pressure gradient and the natural buoyancy of air to minimize the passage of gaseous emboli towards the patient. Unwanted emboli are safely purged for safe venting back to the reservoir. Through studies at an independent testing facility, Vision's air handling abilities were proven superior to competitive devices.

        Vision also eliminates common difficulties associated with other oxygenators. The blood ports are oriented on one side, gas and water on the other to reduce contamination. Different sized gas inlet and outlet ports resolve any gas line confusion. Angled water ports allow Vision's heat exchanger to drain, minimizing the creation of water puddles on the floor. During long pump runs, a fluid dam and evacuation port divert condensation away from the gas scavenge port. Finally, a protective rib below the blood inlet port prevents any contact between the port and the floor.

        Gish's Vision oxygenator is sold separately, or with a reservoir, and also with a reservoir and custom tubing system. Gish's Vision oxygenator was sold in selected accounts both domestically and internationally for the first half of fiscal 1998. Gish made its full market release of this product for sale in January 1998. Gish believes that the Vision oxygenator's superior air handling capabilities provides Gish with a competitive advantage in the oxygenator market place. Revenue generated from sales that included an oxygenator equaled 31% of total CardioTech revenue for fiscal 2004.

Venous Reservoirs

        A venous reservoir is a device used to pool, filter and defoam blood prior to its introduction to the oxygenator. Gish offers a variety of venous reservoirs, including some which incorporate the capacity for autologous transfusion post surgically. Gish also has several products that incorporate the functions of cardiotomy, venous reservoir, post surgical blood collection and blood reinfusion devices. This functional bundling is usually cost effective for the hospital.

CAPVRF44

        Gish's CAPVRF44 hardshell venous reservoir combines a 360(0) rotational, top-entry 1/2" inlet for unrestricted venous drainage and a high performance cardiotomy compartment with six sucker inlet ports to handle all of the blood coming from the surgical field. Gish has incorporated the advantages of the depth filter in its cardiotomies into the CAPVRF44 for reduced hold-up volumes, making more blood available to the patient. With an operating capacity of 4400 ml, the CAPVRF44 also has the capacity to handle high blood volume procedures such as valve replacements and second surgeries.

        The CAPVRF44 is a perioperative device, capable of operating in both the Operating Room and Recovery Room. Following surgery, through a simple conversion process, the CAPVRF44 collects blood shed from the chest cavity and removes unwanted debris before the filtered blood is reinfused back into the patient. Blood recovery and autotransfusion through the CAPVRF44's closed system limits hospital staff exposure to potential blood infections. Recovered blood may be reinfused continuously, intermittently, or not at all, in support of all patients' religious beliefs, including Jehovah's Witnesses. The CAPVRF44's dual role means fewer homologous blood products are needed, further reducing surgical costs and improving patient safety.

Cardioplegia Delivery Systems

        Cardioplegia encompasses several techniques employed in open-heart surgery to preserve, protect and manage the heart tissue. The technique typically involves the use of a chilled solution that is infused into the heart through the coronary arteries to cool the heart and reduce heart activity and metabolism. However, there are many different techniques utilized, depending on the physician and patient needs. The use of these techniques significantly reduces damage to heart tissue during surgery, enhances restoration of heart function and helps return the patient to a normal heartbeat when the surgical procedure is complete.

        Gish has developed a complete line of cardioplegia delivery systems, including a new cardioplegia device. On April 10, 2002, the FDA granted Gish clearance to sell the device in the United States of America. Additionally, the new cardioplegia device is CE marked, allowing sale in Europe. Multiple systems are required for this technique due to varying physician preferences. Gish's original offerings for this procedure were a series of reservoirs with a recirculation valve (CPS) and a series of cooling coils (CCS series). Gish has since developed a line of cardioplegia systems and heat exchangers designed to utilize a blood and potassium mixture and allow the surgeon to quickly change the temperature delivered to the patient.

Oxygen Saturation Monitor

        In February 1992, Gish introduced a digital blood saturation monitor for open-heart surgery, the StatSat™. The StatSat is an electronic device that measures the oxygen content of the patient's blood during surgery. These readings are taken continuously and the StatSat™ plots the course of the blood oxygen saturation during the surgery. Although the StatSat is reusable, it uses a disposable sensor for each surgery.

Critical Care Central Venous Access Catheters and Ports

        Gish's Hemed™ central venous access catheter systems have applications in hyper-alimentation, chemotherapy, and long-term vascular access. These long-term indwelling catheters are surgically implanted to provide direct access to the central venous system for high protein intravenous solutions needed by patients having nonfunctional digestive systems and for rapid dilution and dispersion of highly concentrated drug administration in chemotherapy for cancer.

        The product line includes sterile single, dual and triple lumen catheters and accessories sold in kits. The triple lumen catheter, which permits three substances to be administered through the same catheter, was introduced during fiscal 1997. In 1993, Gish introduced an enhancement to its Hemed catheter line, the CathCap™. The CathCap reduces the risk of infection at the injection site by continually bathing the injection cap in an antimicrobial solution between injections.

        Gish has enhanced the Hemed line with the VasPort® Implantable Ports and the VasTack® Needle Support System. The VasPort consists of a silicone catheter with an implantable injection port, allowing vascular access through small needle sticks with the skin acting as a natural barrier to infection. This access method eliminates the need for a cumbersome external catheter. Gish introduced a detachable port/catheter system in fiscal 1994. Gish also introduced a dual VasPort in July 1996 to meet the needs of patients requiring multiple infusions. The VasTack consists of a specially designed needle and positioning system for use with the VasPort. The needle extends the life of the implanted injection port and the positioning system gives the nursing staff a sure, safe method for accessing the VasPort.

        The Hemed, VasPort and VasTack are alternative vascular access products used for extended long-term infusion management and are designed to complement the Hemed catheter lines. The VasPort is a device implanted entirely under the skin and consists of a small reservoir with a diaphragm and catheter. The VasPort is accessed by the VasTack, a small patented non-coring needle system, which penetrates the skin and the diaphragm of the VasPort reservoir. Drugs are readily infused through the VasTack, into the reservoir and then into the catheter. When the infusion is complete the VasTack is removed and the skin acts as a natural barrier against infection. Single and double reservoir VasPorts are available.

Orthofuser

        The patented Orthofuser™ is designed for post-operative use in orthopedic surgeries such as hip and knee replacements and provides for the safe recovery and transfusion of the patient's own blood. This product is well suited for orthopedic procedures, as it is portable and incorporates its own internal vacuum source. Salvaging and reusing as little as 500 cc's of blood post surgically may be enough to avoid the use of donor blood in these types of surgeries.

FDA Clearance for Heparin Coated Products

        In Fiscal 2004, Gish received FDA clearance for its heparin coating to be used in conjunction with Gish's line of heart-lung bypass products. The GBS™ (Gish Biocompatible Surfaces) Coating is a heparin based, covalently bound biocompatible coating that will be used to cover the surfaces of Gish disposable products. Heparin coatings are known to inhibit blood coagulation, decrease the risk of Systemic Inflammatory Response Syndrome, reduce complement activation and platelet adhesion, reduce blood loss and hemolysis, provide stable antithrombotic activity and reduce thrombus formation, as well as decrease leucocyte (white blood cells) activation.

Biomaterials

        CardioTech also develops, manufactures and sells a range of polymer-based materials customized for use in the manufacture of certain medical devices to other medical device manufacturers. CardioTech sells these custom polymers under the trade names ChronoFilm, ChronoFlex, ChronoThane, ChronoPrene, HydroThane, PolyBlend and PolyWeld. CardioTech also provides development services relating to biomaterials to medical device customers.

        CardioTech also manufactures and sells its proprietary HydroThane biomaterials to medical device manufacturers that are evaluating HydroThane for use in their products. HydroThane is a thermoplastic, water-absorbing, polyurethane elastomer, that possesses properties that CardioTech believes make it well suited for the complex requirements of a variety of catheters. In addition to its physical properties, CardioTech believes HydroThane exhibits an inherent degree of bacterial resistance, clot resistance and biocompatibility. When hydrated, HydroThane has elastic properties similar to living tissue.

        In July 1999, CardioTech acquired the assets of Tyndale-Plains Hunter, Ltd. (TPH), a manufacturer of specialty hydrophilic polyurethanes. These hydrophilic polyurethanes are primarily sold to customers as part of an exclusive arrangement. Certain customers are supplied tailored, patented hydrophilic polyurethanes in exchange for multi-year, royalty-bearing exclusive supply contracts. CardioTech owns 29 patents in the field of hydrophilic polyurethanes.

Dermaphylyx

        In the fourth quarter of fiscal 2004, Dermaphylyx started marketing its wound dressing products and currently has two moist wound dressings available for sale, AlgiMed and HydroMed and Blist-Rx, a blister prevention dressing. AlgiMed wound dressings are designed for exudation and bleeding wounds and HydroMed is an absorbent dressing designed for low exudation wounds. Both dressings have been granted Medicare billing codes. Blist-Rx is a breathable polyurethane foam dressing intended to be used by sports enthusiasts to prevent blisters. In October 2004, Deramphylyx introduced a hydrating mask, trade named AloeGlow, which will be sold directly to beauty salons, professional outlets and regional distributors.

        CardioTech's revenues were $16,083,000 for the nine months ended December 31, 2004. We incurred a loss of $968,000 during such period. For the nine month ended December 31, 2004, 82% of revenues were generated from Gish, 6% of revenues were generated from the Biomaterials division, and 12% of revenues were generated from CDT. For the nine months ended December 31, 2003, 80% of revenues were generated from Gish, 5% of revenues were generated from the Biomaterials division and 15% of revenues were generated at CDT.

        CardioTech's revenues were $21,799,000 and $3,394,000 for the years ended March 31, 2004 and 2003 respectively. For the year ended March 31, 2004, 81% of revenues were generated from Gish, 5% of revenues were generated from the Biomaterials division, and 14% of revenues were generated from CDT. For the year ended March 31, 2003, 31% of revenues were generated from the Biomaterials division and 69% of revenues were generated at CDT.

Manufacturing

        CardioTech currently manufactures limited quantities of ChronoFlex and HydroThane for sale to medical device manufacturers. To date, CardioTech's manufacturing activities with respect to the specialized ChronoFlex materials used in vascular grafts have consisted primarily of manufacturing small quantities of such products for use in clinical trials. CardioTech has an agreement with CTL, a subsidiary of Nervation Ltd., pursuant to which CardioTech is required to purchase from and CTL has agreed to sell to CardioTech the vascular grafts it needs, subject to CardioTech's ability to obtain another supplier or to obtain "technology transfer." In May 2003, all of the assets CTL were sold to LeMaitre Vascular Inc. By requesting "technology transfer," CardioTech retained the right to undertake, through its subsidiary, Catheter and Disposables Technology, Inc. ("CDT"), large scale commercial production of vascular grafts, when, and if it elects to do so. This would entail, among other things, the purchase of specialized extrusion equipment capable of producing the grafts. To achieve profitability, vascular graft products must be manufactured in larger commercial quantities in compliance with regulatory requirements and at acceptable costs. Production in larger commercial quantities will require CardioTech to expand its manufacturing capabilities significantly and to hire and train additional personnel.

        The development and manufacture of CardioTech's products are subject to good laboratory practice ("GLP") and good manufacturing practice ("GMP") requirements prescribed by the Food and Drug Administration ("FDA") and other standards prescribed by the appropriate regulatory agency in the country of use. There can be no assurance that CardioTech will be able to obtain or manufacture products in a timely fashion at acceptable quality and prices, that it or any suppliers can comply with GLP or GMP, as applicable, or that it or such suppliers will be able to manufacture an adequate supply of products. Both Gish's and CDT's facilities are EN ISO 13485 certified and include a "Class 10,000" clean room.

Competition

        Competition in the medical device industry in general is intense and based primarily on scientific and technological factors, the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain governmental approval for testing, manufacturing and marketing products.

        Competition among products is based, among other things, on product efficacy, safety, reliability, availability, price and patent position. An important factor is the timing of the market introduction of CardioTech's or competitors' products. Accordingly, the relative speed with which CardioTech can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market is expected to be an important competitive factor. CardioTech's competitive position depends upon its ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

        The market for medical devices of the type sold by CardioTech is extremely competitive. CardioTech believes that product differentiation and performance, client service, reliability, cost and ease of use are important competitive considerations in the markets in which it competes. Most of CardioTech's competitors are larger and possess greater financial and other resources than CardioTech. CardioTech has approximately five competitors within each of the hospital markets in which it competes. No one competitor is a dominant force in this market. CardioTech believes it has achieved its position in the marketplace for its present principal products by means of superior design, quality, and service, and CardioTech intends to continue to utilize these means of competing.

Research and Development

        CardioTech's research and development efforts are primarily focused on developing its synthetic vascular graft technologies. CardioTech's development decisions are based on (1) development costs, (2) product need, (3) third-party interest and funding availability, and (4) regulatory considerations. Research and development expenditures, including costs of research grants, for the nine months ended December 31, 2004 and December 31, 2003 were $976,000 and $765,000, respectively, and for the years ended March 31, 2004 and 2003 were $1,065,000 and $374,000, respectively, consisting primarily of salaries and related costs. Research and development costs will increase significantly should CardioTech enter into the European Union or United States of America clinical trials with its CardioPass graft, or other products.

        In April 2002, CardioTech concluded a technology transfer and license agreement with Credent Vascular Technologies, Ltd., of Wrexham, U.K. Total consideration paid by Credent to CardioTech for the purchase of the transferred rights to ChronoFlex RC was $500,000. Credent paid CardioTech $400,000 in fiscal year ended March 31, 2004 and paid $100,000 in fiscal year 2003.

        Under terms of the agreement, CardioTech irrevocably granted an exclusive, worldwide license of its intellectual property rights relating to ChronoFlex RC, enabling Credent to exclusively synthesize ChronoFlex RC biodurable polycarbonate-urethane. Credent will use ChronoFlex RC in the manufacture of its vascular access and peripheral vascular grafts and potentially in future development products. Credent has licensed back to CardioTech the right to use ChronoFlex RC for the manufacture and marketing of coronary artery bypass grafts.

Government Regulation

        CardioTech's research, development and manufacturing activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States. In the United States, the development, manufacturing and marketing of synthetic vascular grafts are subject to regulation for safety and efficacy by the FDA in accordance with the Food, Drug and Cosmetic Act. Synthetic vascular grafts are subject to rigorous FDA regulation, including pre-clinical and clinical testing. The process of completing clinical trials and obtaining FDA approvals for a medical device is likely to take a number of years, requires the expenditure of substantial resources and is often subject to unanticipated delays. There can be no assurance that any product will receive such approval on a timely basis, if at all.

        There can be no assurance that the FDA will approve any of CardioTech's products currently under research, or if they are approved, that they will be approved on a timely basis. Furthermore, CardioTech or the FDA may suspend clinical trials at any time upon a determination that the subjects or patients are being exposed to an unacceptable adverse health risk ascribable to CardioTech's products. If clinical studies are suspended, CardioTech may be unable to continue the development of the investigational products affected. CardioTech's Gish subsidiary operates a quality system certified to EN ISO 13485, a standard for quality recognized worldwide. In addition, Gish has been found in compliance with the European Economic Community ("EEC") Medical Device Directive, which equivocates to portions of the United States FDA Current Good Manufacturing Practices ("CGMP") Quality System Regulations. This allows Gish to export and distribute its products with free movement within the European Community.

        CardioTech is inspected periodically by both the FDA and the CDHS for compliance with the FDA's GMP and other requirements including the medical device reporting regulation and various requirements for labeling and promotion. The FDA Quality System Regulations ("QSR"), which became effective June 1, 1997, no longer limit control to manufacturing and post market controls, but specify requirements during design (Design Control), manufacturing, and servicing as well. Much of the new QSR is based on the ISO9001 Quality Standard, and is, as such in harmony with the thrust towards world harmonization of medical device requirements. The FDA's GMP regulation requires, among other things, that (i) the manufacturing process be regulated and controlled by the use of written procedures, and (ii) the ability to produce devices that meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process. The medical device reporting regulation requires that the device manufacturer provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its marketed devices, as well as product malfunctions that would likely cause or contribute to a death or serious injury if the malfunction were to recur. Changes in existing requirements or interpretations (on which regulations heavily depend) or adoption of new requirements or policies could adversely affect the ability of CardioTech to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on CardioTech's business.

        CardioTech believes all of its present products are in compliance in all material respects with all applicable performance standards as well as good manufacturing practices, record keeping and reporting requirements in the production and distribution of such products. Most of CardioTech's products have been determined by the FDA to be devices substantially similar to devices marketed by others prior to May 28, 1976, the effective date of the Amendments, and marketing of them has been authorized pending the classification by the FDA of such products. CardioTech does not anticipate any significant difficulty or material cost increases in complying with applicable performance standards if any such products were to be classified in Class II by the FDA. If the FDA were to classify use of CardioTech's cardiovascular or catheter products as Class III products, pre-marketing clinical testing and evaluation would be required in order to obtain FDA approval for the sale of such products.

        Regulations under the Act permit export of products which comply with the laws of the country to which they are exported. CardioTech relies upon its foreign distributors for the necessary certifications and compliances in their countries, except in the EEC where the Medical Device Directive prescriptively defines requirements.

Marketing and Distribution

        Internationally, CardioTech is represented by specialty medical distributors in over fifty countries around the world. CardioTech's international sales represented approximately 15% of total CardioTech sales in fiscal 2004. CardioTech's sales to foreign customers are primarily in Europe and Asia. All international transactions are conducted in U.S. dollars, thus reducing the risk from currency fluctuations. CardioTech does not have any facilities, property or other assets, except sales representative supplies, located in any geographic area other than the United States of America.

        Sales of CardioTech's products have historically not been subject to seasonality in any material respect.

Components and Parts

        CardioTech purchases components for its various products from vendors who sell such components generally to the medical device industry. Most components for CardioTech's proprietary products are manufactured from tooling owned by CardioTech. Other components are manufactured by outside suppliers in accordance with CardioTech's specifications.

        Certain components of CardioTech's custom tubing sets are purchased from competitors. CardioTech has not experienced difficulty in obtaining such components in the past and believes adequate sources of supply for such items are available on reasonable terms.

        Membrana GmbH is a CardioTech supplier and provides a polyester wrap thread for use in the Vision™ Oxygenator.

Patents and License Agreements

        CardioTech has been issued or has patents pending on several of its products. There can be no assurance that any patents issued would afford CardioTech adequate protection against competitors which sell similar inventions or devices. There can also be no assurance that CardioTech's patents will not be infringed upon or designed around by others. However, CardioTech intends to vigorously enforce all patents it has been issued.

Customer Information

        CardioTech performs ongoing credit evaluations and maintains allowances for potential credit losses. As of December 31, 2004, CardioTech believes that it has no significant concentrations of credit risk.

        One sales representative organization comprised 10% of the Gish division's net sales in fiscal 2004. CardioTech believes that the loss of this sales representative organization would not have a material effect on its business.

Backlog

        Almost all of the Gish division products are repetitive purchase, single use, disposable products, which are shipped shortly after receipt of a customer's purchase order. Therefore, CardioTech believes that CardioTech and its distributors generally maintain an adequate finished goods inventory to fulfill the customer's needs on demand. Accordingly, CardioTech believes that the backlog of orders at any given point in time in the Gish division is not indicative of the Gish division's future level of sales.

        CDT had a backlog of $1,849,000 at December 31, 2004.

Contracts

        CardioTech has no contracts with customers where cancellation or renegotiation would have a material impact on CardioTech's sales or profit margins.

Environmental Compliance

        CardioTech's direct expenditures for environmental compliance were not material in the two most recent fiscal years. However, certain costs of manufacturing have increased due to environmental regulations placed upon suppliers of components and services.

Employees

        As of December 31, 2004, CardioTech had 47 full-time employees at its headquarters in Massachusetts and in its Minnesota location. Of these full-time employees, 12 are in contract research and development, 26 are in manufacturing and production, and 9 are in management, administrative, and marketing positions. None of these employees are covered by a collective bargaining agreement, and management considers its relations with its employees to be good.

        As of December 31, 2004, CardioTech had 111 full-time employees in its California operations. Of these full-time employees, 9 were engaged in sales and sales management, 89 were engaged in manufacturing and the remainder in marketing, research and development, administrative and executive positions. None of these employees are covered by a collective bargaining agreement, and management considers its relations with its employees to be good.

        As of December 31, 2004 CarTika Medical, Inc. has about 50 employees in its Minnesota operations. Of these full-time employees, 41 are in manufacturing and production and 9 are in management, administrative, and marketing positions. None of these employees are covered by a collective bargaining agreement, and management considers its relations with its employees to be good.

DESCRIPTION OF PROPERTY

        We own an approximately 27,000 square foot building and underlying land located at 229 Andover Street, Wilmington, MA. We lease approximately 16,000 square feet in Plymouth, Minnesota for CDT under a lease which expires April 2009. Within this facility, CDT has constructed a Class 10,000 clean room for the assembly of its products. Our Gish division's office and manufacturing facilities are located in Rancho Santa Margarita, California in a building containing approximately 52,000 square feet of space under a lease, which expires in February 2011. Within this facility, we have constructed a Class 10,000 clean room for the assembly of our products. We also have a finished goods storage facility in Irvine, California in a building containing approximately 23,000 square feet of space under a lease, which expires in January 2006.

        CarTika Medical, Inc., an original equipment manufacturer, operates from a FDA-Registered state of the art 17,000 square feet facility in Plymouth, Minnesota, has two Certified Class 10,000 clean rooms, and specializes in complete catheter assemblies, injection molding, pad printing and thermoformed polymer products.CarTika Medical, Inc. leases approximately 8,600 square feet under a lease that expires September 2006 and 8,400 square feet under a lease that expires April 2009.

LEGAL PROCEEDINGS

        We are not party to any material legal proceedings at this time.

USE OF PROCEEDS

        On November 19, 2004 we entered into a definitive agreement to acquire CarTika Medical, Inc., a private medical device contract manufacturer headquartered in Plymouth, MN. A portion of the consideration for the acquisition will consist of approximately 875,000 shares of our common stock, equal in value to $1,662,000 (such determined based on the fair market value of our common stock as of March 31, 2005 which are being registered under this registration statement. We expect the closing to occur shortly after this registration statement is declared effective. We will pay all the expenses incident to this registration.

SELLING STOCKHOLDERS

        The following table sets forth each stockholder who is offering his shares of our common stock for sale under this prospectus, any position, office or other material relationship which such selling stockholder has had with us within the past three years, the amount of shares owned by such stockholder prior to this offering, the amount to be offered for such stockholder's account, the amount to be owned by such stockholders following completion of the offering and (if one percent or more) the percentage of the class to be owned by such stockholder after the offering is complete. The prior-to-offering figures are as of March 31, 2005. All share numbers are based on information that these stockholders supplied to us. This table assumes that each stockholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Stockholders are not required to sell their shares. Beneficial ownership is determined in accordance with Commission rules and regulations and includes voting or investment power with respect to the securities.

        The percentage interest of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such selling stockholder (but not any other selling stockholder) when exercising warrants or other rights in the future.

Name	Position, Office or Other Material Relationship	Number of Shares of common stock, not including warrants or or rights, Beneficially Owned	Number of Shares Represented by warrants or rights, Beneficially Owned	Total Number of Shares of common stock Beneficially Owned	Number of Shares to be Offered for the Account of the Selling stockholder	Number of Shares to be Owned after this Offering	Percentage to be Beneficially Owned after this Offering
Thomas C. Carlson		437,500		437,500	437,500	0	2.2%
Sheila A. Carlson		437,500		437,500	437,500	0	2.2%
Total		875,000		875,000	875,000	0	4.4%

(1)
The information contained in this table reflects "beneficial" ownership of common stock within the meaning of Rule 13d-3 under the Exchange Act. As of March 31, 2005, we had 19,258,689 shares of common stock outstanding.

PLAN OF DISTRIBUTION

        We are registering the shares of common stock on behalf of the selling stockholders. In this prospectus, the term "selling stockholder" means and includes: (1) the persons identified in the tables above as the selling stockholders, and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

        The selling stockholder's may sell their common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

  •
  transactions on the American Stock Exchange or on any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  in connection with short sales of the shares after the date of this prospectus;

  •
  by pledge to secure or in payment of debt and other obligations;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise;

  •
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or through a combination of any of the above transactions.

        The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        We will pay substantially all of the expenses incurred by the selling stockholders incident to the offering and sale of the common stock.

        To the extent required, we may amend or supplement this prospectus to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of our common stock short and redeliver the securities to close out their short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities offered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect the transaction. The selling stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may affect sales of the pledged securities pursuant to this prospectus, as supplemented or amended to reflect the transaction.

        In offering the securities covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be treated as "underwriters" within the meaning of the Securities Act in connection with sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions. The selling stockholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and other participating persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange pursuant to Rule 153 under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Our Directors are elected at the Annual Meeting of Stockholders and hold office until their successors are elected and qualified. Our officers are appointed annually by the Board of Directors and serve at the pleasure of the Board. There are no family relationships between any of our officers or directors. Our Board is currently divided into three classes having staggered terms of three years each.

        Our directors, executive officers, and significant employees are as follows:

Name	Age	Position(s)
Dr. Michael Szycher	64	Chairman of the Board, President, Chief Executive Officer and Treasurer
Les Taeger	54	CFO
Douglas E. Whittaker	53	President of Gish Biomedical, Inc.
Michael Adams	48	Director
Anthony J. Armini	64	Director
Michael Barretti	57	Director
William O'Neill	61	Director
Jeremiah Dorsey	59	Director
Thomas Lovett	49	Vice President of Finance

        Dr. Michael Szycher has been Chairman of the Board, President, Chief Executive Officer and Treasurer of CardioTech since June 1996. From October 1989 until joining CardioTech in June 1996, Dr. Szycher served as Chairman of PolyMedica Industries, Inc. ("PMI") and Chief Executive Officer of PMI from November 1990 to June 1996, and as a director of PMI from its inception until June 1996. Dr. Szycher is also a director of Implant Sciences Corporation (AMEX: IMX). Dr. Szycher is a recognized international authority on polyurethanes and blood compatible polymers. He is the author of over eighty original research articles, and was a pivotal force in the creation of the Medical Plastics Division of the SPE. He is the Editor of five books, "Biocompatible Polymers, Metals and Composites;" "Synthetic Biomedical Polymers;" "Blood Compatible Materials and Devices: Perspectives Towards the 21st Century;" High Performance Biomaterials: A Comprehensive Guide to Medical/Pharmaceutical Applications;" and "Szycher's Dictionary of Biomaterials and Medical Devices," and the acclaimed "Szycher's Dictionary of Medical Devices." He is also Editor-In-Chief of the quarterly Journal of Biomaterials Applications. Dr. Szycher received a Ph.D. in Cardiac Physiology from Boston University School of Medicine, and an MBA from Suffolk University.

        Mr. Taeger became Chief Financial Officer of CardioTech in February 2004, and has been Chief Financial Officer of Gish since September 2000. Prior to joining Gish, Mr. Taeger was employed for more than five years as Chief Financial Officer of Cartwright Electronics, Inc., a division of Meggitt, PLC. Mr. Taeger is a CPA in the state of California and received a BS in Accounting from California State University at Fullerton.

        Mr. Whittaker joined Gish in July 2000 as Director of Worldwide Sales. Mr. Whittaker accepted the position of the President of Gish in April 2003. Prior to joining Gish, Mr. Whittaker was employed for more than 18 years by Sorin Biomedica and its predecessor, Shiley Inc., a subsidiary of Pfizer, Inc. He was most recently Western Division Sales Manager, a position held since 1995.

        Mr. Michael Adams has been a director of CardioTech since May 1999. He is also the Vice President of PLC Systems, Inc. Prior to joining PLC Systems in September 2000, Mr. Adams was Vice President of Assurance Medical, Inc., ("Assurance Medical"). Prior to joining Assurance Medical in June 1999, Mr. Adams was the Chief Operating Officer and Vice President of Regulatory Affairs and Quality Assurance of CardioTech from June 1998 to May 1999. From November 1994 through June 1998, Mr. Adams served as the Vice President of Cytyc Corporation.

        Dr. Anthony J. Armini has been a director of CardioTech since August 2000. Dr. Armini has been the President, Chief Executive Officer, and Chairman of the Board of Directors of Implant Science Corporation since 1984. From 1972 to 1984, prior to founding Implant Sciences, Dr. Armini was Executive Vice President at Spire Corporation. From 1967 to 1972, Dr. Armini was a Senior Scientist at McDonnell Douglas Corporation. Dr. Armini received his Ph.D. in nuclear physics from the University of California, Los Angeles in 1967. Dr. Armini is the author of eleven patents, fifteen patents pending and fourteen publications in the field of implant technology. Dr. Armini has over thirty years of experience working with cyclotrons and linear accelerators, the production and characterization of radioisotopes, and fifteen years experience with ion implantation in the medical and semiconductor fields.

        Mr. Michael Barretti has been a director of CardioTech since January 1998. Mr. Barretti is the executive in residence and professor of marketing at Suffolk University in Boston. Mr. Barretti has been the President of Cool Laser Optics, Inc., a company which commercializes optical technology specific to the medical laser industry, since July 1996. From September 1994 to July 1996, Mr. Barretti was Vice President of Marketing for Cynosure, Inc., a manufacturer of medical and scientific lasers. From June 1987 to September 1994, Mr. Barretti was a principal and served as Chief Executive Officer of NorthFleet Management Group, a marketing management firm serving the international medical device industry. From January 1991 to May 1994, Mr. Barretti also acted as President of Derma-Lase, Inc., the U.S. subsidiary of a Glasgow, Scotland supplier of solid-state laser technologies to the medical field.

        Mr. William J. O'Neill, Jr. has been a director of CardioTech since May 2004. Mr. O'Neill is currently the Dean of the Frank Sawyer School of Management at Suffolk University in Boston, Massachusetts. Prior to this appointment, Mr. O'Neill spent thirty years (1969-1999) with the Polaroid Corporation, where he held the positions of Executive Vice President of the Corporation, President of Corporate Business Development, and Chief Financial Officer. He was also Senior Financial Analyst at Ford Motor Company. Mr. O'Neill was a Trustee at the Dana Farber Cancer Institute, and is currently a member of the Massachusetts Bar Association, a member of the Board of Directors of the Greater Boston Chamber of Commerce, and serves on the Board of Directors of Concord Camera. He earned a BA at Boston College in mathematics, a MBA in finance from Wayne State University, and a JD from Suffolk University Law School.

        Jeremiah E. Dorsey has been a director of CardioTech since May, 2004. Mr. Dorsey retired in 2002. From 1992 to 2002, Mr. Dorsey was President and Chief Operating Officer of The West Company (Lionville, PA), a leading supplier of components to the pharmaceutical, medical device and dental businesses. From 1990 to 1992, Mr. Dorsey was President and Chief Executive Officer of Foster Medical (Waltham, MA), a supplier of hospital equipment. From 1988 to 1990, he was President of Towles Housewares Company (Newburyport, MA), and Vice President and Board Member of J&J Dental Products Company (East Windor, NJ), a world leader in composite materials, dental amalgams, cleaning and polishing products.

        Mr. Thomas F. Lovett has served as Vice President of Finance since May 2003. He served as the Corporate Controller of CardioTech from August 2000 through May 2003. From 1992 until joining CardioTech, Mr. Lovett served in the capacities of Controller and Cost Accounting Manager at Cynosure, Inc. Additionally, Mr. Lovett served in a number of capacities, including Cost Accounting Manager, for Candela Laser CardioTech from 1983 to 1992. Mr. Lovett holds a BS degree in Accounting from Northeastern University.

Committees; Attendance

        Meeting Attendance.    During the fiscal year ended March 31, 2004, there were five (5) meetings of the Board. The various committees of the Board also met a total of six (6) times during fiscal 2004.

Each director attended in excess of 75% of the total number of meetings of the Board and of committees of the Board on which he served during fiscal 2004. In addition, from time to time, the members of the Board and its committees acted by unanimous written consent pursuant to Massachusetts law.

        Audit Committee.    The Board has designated from among its members an Audit Committee, which consists of Mr. Michael Barretti, Mr. Anthony Armini and Mr. William O'Neill. Mr. Barretti, Mr. Armini and Mr. O'Neill are independent members. Mr. O'Neill is independent and meets the requirements to qualify as an audit committee financial expert. The Audit Committee has the responsibility to ascertain that CardioTech's financial statements reflect fairly the financial condition and operating results of CardioTech and to appraise the soundness, adequacy and application of accounting and operating controls. The Audit Committee recommends the independent auditors to the Board, reviews the scope of the audit functions of the independent auditors and reviews the audit reports.

        Code of Ethics.    CardioTech has adopted a code of ethics that applies to its chief executive officer, chief financial officer, and vice president of finance. The code of ethics is posted on CardioTech's website, the address of which is www.cardiotech-inc.com. CardioTech intends to include on its website any amendments to, or waivers from, a provision of its code of ethics that applies to CardioTech's chief executive officer, chief financial officer, or vice president of finance that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Compensation and Stock Option Committee

        The Compensation and Stock Option Committee, which met four (4) times during fiscal 2004, had two members, Mr. Barretti and Mr. Adams (Chairman). Effective May 2004 Mr. Dorsey joined the committee. The Compensation and Stock Option Committee reviews, approves and makes recommendations on CardioTech's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board are carried out and that such policies, practices and procedures contribute to the success of CardioTech. The Compensation and Stock Option Committee administers the 1996 Plan and the 2003 Plan.

Nominating Committee.

        The Nominating Committee, which was established in March 1998 and did not meet in fiscal 2004, has three members, Mr. Dorsey, Mr. Barretti and Mr. Adams. The Nominating Committee nominates individuals to serve on the Board. The Nominating Committee considers nominees recommended by Stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the SEC. Based solely on a review of copies of such forms submitted to CardioTech, we believe that all persons subject to the reporting requirements of Section 16(a) filed such reports on a timely basis.

Directors' Compensation

        CardioTech's policy is to pay $750 per diem compensation to non-employee members of the Board for attendance at Board meetings, and $1,500 per diem to Committee Chairmen. The chairman of the Audit Committee will also receive $1,500 for each special meeting with CardioTech's Principal Accountants. All non-employee directors are reimbursed for travel and other related expenses incurred in attending meetings of the Board.

        Directors are eligible to participate in the 1996 and 2003 Plans. In fiscal 2004, CardioTech granted each Director an option to purchase 10,000 shares of the Company's Common Stock and additional 2,500 shares to chairmen of committees. In fiscal 2005 through March 31, 2005, CardioTech granted the chairman of the Audit Committee an option to purchase 50,000 shares and granted each director an option to purchase 30,000 shares. Additionally, in fiscal 2005, one board member elected to receive stock options to purchase 5,000 shares for each Board meeting attended in fiscal 2005 in lieu of per diem compensation.

Securities Authorized for Issuance under Equity Compensation Plans

        For information regarding securities authorized for issuance under Equity Compensation Plans, and the equity compensation plan information table see "Market for Common Equity and Related Stockholder Matters."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of shares of our common stock, as of March 31, 2005, of (i) each person known by us to beneficially own five percent (5%) or more of such shares; (ii) each of our directors, executive officers, and significant employees named in the Summary Compensation Table; and (iii) all of our current executive officers, directors, and significant employees as a group. Except as otherwise indicated, all shares are beneficially owned, and the persons named as owners hold investment and voting power.

        Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person, if, for example, persons share the power to vote or the power to dispose of the shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares, for example, upon exercise of an option or warrant, within 60 days of March 31, 2005. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person, and only such person, by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

        The percentage of beneficial ownership for the following table is based on 19,258,689 shares of CardioTech common stock outstanding as of March 31, 2005. Unless otherwise indicated, the address for each listed stockholder is: c/o CardioTech International, Inc., 229 Andover Street, Wilmington, MA 01887. To CardioTech's knowledge, except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Name and Address of Beneficial Owner**			Voting Power
	Common Stock Beneficially Owned	Percentage of Outstanding Shares
			Shares	Percentage
Michael Szycher(1) 229 Andover Street, Wilmington, MA 01887	3,608,466	16.0%	377,723	1.7%
Michael Barretti(2)	290,833	1.5%	16,050	0.1%
Michael Adams(3)	242,589	1.2%	—	0.0%
Anthony Armini(4)	143,520	0.7%	6,000	0.0%
William O'Neill(5)	80,000	0.4%	—	0.0%
Jermiah Dorsey(6)	45,000	0.2%	—	0.0%
Douglas E. Whittaker(7)	270,000	1.4%	—	0.0%
Leslie M. Taeger(8)	376,844	1.9%	26,844	0.1%
Thomas F. Lovett(9)	355,000	1.8%	20,000	0.1%
All executive officers and directors as a group (9 persons)(10)	5,412,252	22.3%	446,617	1.8%

(1)
Includes 3,230,743 shares of common stock, which may be purchased within 60 days of March 31, 2005 upon the exercise of stock options and/or warrants.

(2)
Includes 274,783 shares of common stock, which may be purchased within 60 days of March 31, 2005 upon the exercise of stock options and/or warrants.

(3)
Includes 242,589 shares of common stock, which may be purchased within 60 days of March 31, 2005 upon the exercise of stock options and/or warrants.

(4)
Includes 137,520 shares of common stock, which may be purchased within 60 days of March 31, 2005 upon the exercise of stock options and/or warrants.

(5)
Includes 80,000 shares of common stock, which may be purchased within 60 days of March 31, 2005 upon the exercise of stock options and/or warrants.

(6)
Includes 45,000 shares of common stock, which may be purchased within 60 days of March 31, 2005 upon the exercise of stock options and/or warrants.

(7)
Includes 270,000 shares of common stock, which may be purchased within 60 days of March 31, 2005 upon the exercise of stock options and/or warrants.

(8)
Includes 350,000 shares of common stock, which may be purchased within 60 days of March 31, 2005 upon the exercise of stock options and/or warrants.

(9)
Includes 335,000 shares of common stock, which may be purchased within 60 days of March 31, 2005 upon the exercise of stock options and/or warrants.

(10)
See footnotes (1) through (9).

DESCRIPTION OF SECURITIES

General

        The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Restated Articles of Organization, as amended, and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Massachusetts law.

        We are authorized to issue up to 55,000,000 shares of capital stock authorized of which 50,000,000 are common stock, with a par value of $0.01 per share, and 5,000,000 shares of "blank check" preferred stock, with a par value of $0.01 per share. As of March 31, 2005 there are 19,258,689 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

        Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our board of directors out of funds legally available therefore, if at all. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. Our common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to our common stock. The holders of our common stock do not have any pre-emptive or other subscription rights.

        Holders of shares of our common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. Our board of directors is currently divided into three classes having staggered terms of three years each. The common stock does not have cumulative voting rights.

        All of the issued and outstanding shares of our common stock are fully paid, validly issued and non-assessable.

Dividends

        The payment of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception, and we have no present intention of paying any cash dividends on our common stock in the foreseeable future.

Preferred Stock

        Our Restated Articles of Organization authorize the issuance of 5,000,000 shares of "blank check" preferred stock, with a par value of $0.01 per share, of which none were issued and outstanding as of March 31, 2005. Our Board has the authority, without further action by the holders of our outstanding common stock, to issue additional shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Warrants and Additional Investment Rights

        As part of our December, 2004 financing, we issued (or, with respect to 113,959 of the "$2.40 Warrants" described below, granted the right to acquire such warrants upon the exercise of the additional investment rights described below) 626,772 five-year warrants to purchase shares of our common stock at $3.00 per share, and 227,918 five-year warrants with an exercise price of $2.40 per share. We also granted additional investment rights to acquire up to 1,139,586 shares of our common stock at $2.40 per share, which expire July 24, 2005. The shares issuable upon exercise of the warrants and additional investment rights have been registered on a registration statement on Form SB-2.

Transfer Agent

        Our transfer agent is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

INDEMNIFICATION OF OFFICERS AND DIRECTORS
AND DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

        Indemnification under CardioTech's Restated Articles of Organization and By-laws and Massachusetts law: Massachusetts General Corporation Law provides for the indemnification of directors and officers under certain conditions. CardioTech's Restated Articles of Organization provide for the indemnification of directors or officers, in accordance with the by-laws, to the fullest extent permitted under Massachusetts General Corporation Law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CardioTech pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

OVERVIEW

        The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the proposed merger of CardioTech and CarTika Medical, Inc. using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

        The fiscal year of CardioTech and CarTika Medical Inc. end on March 31, 2004 and December 31, 2004 respectively. The CardioTech and the CarTika Medical, Inc. unaudited balance sheets as of December 31, 2004 have been combined as if the merger had occurred on December 31, 2004. For purposes of the pro forma information, the CardioTech and the CarTika Medical Inc. statements of operations for the nine months ended December 31, 2004 and year ended March 31, 2004, respectively, have been combined giving effect to the merger as if it had occurred on April 1, 2003 (the fiscal year ended March 31, 2003).

        The unaudited pro forma combined condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred on April 1, 2003 for statements of operation purposes and as of December 31,2004 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The pro forma combined condensed consolidated financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the acquired assets and assumed liabilities of CarTika Medical, Inc., before any integration or restructuring adjustments. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. Because the unaudited pro forma combined condensed consolidated financial statements are based upon preliminary estimates, the pro forma adjustments may differ materially based upon the final allocation.

        These unaudited pro forma combined condensed consolidated financial statements are based upon the respective historical consolidated financial statements of CardioTech and CarTika Medical,Inc. and should be read in conjunction with the historical consolidated financial statements of CardioTech and Cartika Medical Inc. CarTika Medical Inc. and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus and other financial data of CardioTech and CarTika Medical, Inc. incorporated by reference herein.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED BALANCE SHEET

As of December 31, 2004

	(1) CardioTech International, Inc. December 31, 2004	(2) CarTika Medical, Inc. December 31, 2004	Pro Forma adjustments & Eliminations		Pro Forma Balance sheet Combined
ASSETS
Current Assets:
Cash and cash equivalents	$7,756,000	$8,000	(4,988,000	)(c)	$2,776,000
Accounts receivable—trade, net	3,119,000	360,000			3,479,000
Accounts receivable—other	165,000	—			165,000
Inventory	4,590,000	345,000			4,935,000
Prepaid expenses and other current assets	276,000	30,000			306,000

Total Current Assets	15,906,000	743,000			11,661,000
Property and equipment, net	4,641,000	397,000			5,038,000
Amortizable intangible assets, net	824,000	—	3,024,000	(a)	3,848,000
Goodwill	1,638,000	—	3,024,000	(a)	4,662,000
Other non-current assets	368,000	—			368,000
Investment in CorNova, Inc.	(10,000)	—			(10,000)

Total Assets	$23,367,000	$1,140,000			$25,567,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Revolving line of credit	$—	$—			$—
Accounts payable	1,455,000	75,000			1,530,414
Accrued expenses	588,000	112,000	350,000	(b)	1,049,586
Deferred revenue	291,000	—			291,000

Total Current Liabilities	2,334,000	187,000			2,871,000

Deferred rent	186,000				186,000
Stockholders' Equity:
Common stock	188,000	1,000	8,000	(d)(e)	197,000
Additional paid-in capital	34,320,000	—	1,654,000	(d)	35,974,000
Accumulated deficit	(13,646,000)	952,000	(952,000	)(e)	(13,646,000)
Accumulated other comprehensive income (loss)	(15,000)	—			(15,000)

Total Stockholders' Equity	20,847,000	953,000			22,510,000

Total Liabilities and Stockholders' Equity	$23,367,000	$1,140,000			$25,567,000

(1)
Unaudited Consolidated Balance sheet of CardioTech International, Inc. as reported in the December 31, 2004 Form 10-QSB.

(2)
Unaudited Balance sheet of CarTika Medical, Inc. Inc. as of December 31, 2004 independent auditors' report.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

        The transaction is accounted for under the purchase method of accounting. The purchase price is allocated to tangible and intangible assets purchased, based upon their respective fair market values. The allocation of the purchase price included in the pro forma combined condensed consolidated financial information is preliminary. Certain assets may be written down to fair market value and goodwill may be allocated to specific intangible assets based on the results on an independent appraisal.

        The estimated purchase price of CarTika Medical, Inc. is $7,000,000 and has been allocated as follows:

Estimated fair value of current, tangible and identifiable intangible assets	$1,140,000
Liabilities assumed	187,000

Net assets	953,000
Implied intangibles/goodwill (see (a) below)	6,047,000
Total purchase consideration	$7,000,000

Comprised of:
Common stock consideration	1,662,000
Cash payment	4,988,000
Direct transaction costs	350,000
Total purchase consideration	$7,000,000

        Under the terms of the agreement and in accordance with FAS No. 141, for accounting purposes, CardioTech has been deemed to be the acquirer. At closing, the purchase price will be paid as follows; seventy-five percent (75%) of the purchase price shall be paid in cash or certified funds or bank wire transfer and twenty-five (25%) shall be paid in common stock as valued at the fair market value on the closing date. This difference has been reflected as an increase in the carrying value of the acquired intangible assets and goodwill of CardioTech.

        The pro forma combined condensed consolidated financial statements reflect the following pro forma adjustments:

  (a)
  As part of the acquisition of CarTika Medical, Inc., CardioTech will record various intangible assets based on an estimate of their fair value. These estimates are based on preliminary purchase price allocations and are subject to final allocations pursuant to appraisals. The following lists purchase price allocated to intangible assets:

Amortizable intangible assets	$3,023,500	Estimated Useful Life	7 years
Goodwill	$3,023,500
  (b)
  Accrual for the estimated costs to be incurred by CardioTech directly related to its acquisition of CarTika Medical, Inc.

  (c)
  CardioTech anticipates issuing approximately 875,000 shares and $4,987,500 in cash in exchange for the acquired assets of Cartika Medical, Inc.

  (d)
  Issuance of shares as consideration

	Par Value	Additional Paid Capital
Common stock	$8,750	$1,653,750
  (e)
  Elimination of CarTika's pre-acquisition stockholders' equity, as follows:

Common stock—par value	$1,000
Retained earnings	952,040
Total stockholders' equity	$953,040

UNAUDITED PROFORMA COMBINED CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months Ended December 31, 2004

	CardioTech International, Inc. December 31, 2004	CarTika Medical, Inc. December 31, 2004		Pro Forma adjustments & Eliminations		Pro Forma Income Statement Combined
Net sales	$16,083,000	$4,826,000				$20,909,000
Cost of sales	11,554,000	2,983,000				14,537,000

Gross profit	4,529,000	1,843,000				6,372,000
Operating Expense:
Research and development	976,000	—				976,000
Selling and marketing	2,064,000	425,000				2,489,000
General and administrative	2,421,000	425,000		324,000	(f)	3,170,000

Total operating expenses	5,461,000	850,000				6,635,000

Income (loss) from operations	(932,000)	993,000				(263,000)

Interest and other income (expense), net	1,000	(1,000)				0
Equity in loss of CorNova, Inc.	(37,000)	—				(37,000)

Net income (loss)	$(968,000)	$992,000				$(300,000)

Net income (loss) per common share, basic and diluted	$(0.05)	$1.13				$(0.02)

Shares used in computing net income (loss) per common share, basic and diluted	17,712,671	875,000	(1)			18,587,671

(1) CarTika purcahase price	$6,650,000
75% cash	$4,987,500
25% stock	$1,662,500
assumes $1.90 per share
number of shares issued	875,000

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The transaction is accounted for under the purchase method of accounting. The purchase price is allocated to tangible and intangible assets purchased, based upon their respective fair market values. The allocation of the purchase price included in the pro forma combined condensed consolidated financial information is preliminary. Certain assets may be written down to fair market value and goodwill may be allocated to specific intangible assets based on the results on an independent appraisal.

        The pro forma combined condensed consolidated financial statements reflect the following pro forma adjustments:

  (f)
  As part of the acquisition of CarTika Medical, Inc., CardioTech recorded various intangible assets based on an estimate of their fair value. These estimates are based on preliminary purchase price allocations and are subject to final allocations pursuant to appraisals. The following lists purchase price allocated to intangible assets:

Intangible assets	$3,023,480	Estimated Useful Life	7 years
Goodwill	$3,023,480

        This entry represents the amortization of the estimated amortizable intangible assets based on an estimated useful life of 7 years, approximately $324,000 for the nine months ended December 31, 2004.

  (h)
  CardioTech International, Inc. has sufficient net operating loss tax carryforwards that a provision for income taxes is not necessary. CarTika Medical, Inc. is an S corporation and has not recorded a provision for income taxes in the financial statements.

UNAUDITED PROFORMA COMBINED CONDENSED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended March 31, 2004

	CardioTech International, Inc. March 31, 2004	CarTika Medical, Inc. March 31, 2004		Pro Forma adjustments & Eliminations		Pro Forma Income Statement Combined
Net sales	$21,799,000	$4,190,000				$25,989,000
Cost of sales	15,670,000	2,390,000				18,061,000

Gross profit	6,129,000	1,799,000				7,928,000
Operating Expense:
Research and development	1,065,000	—				1,065,000
Selling and marketing	2,572,000	451,000				3,023,000
General and administrative	3,083,000	452,000		432,000	(g)	3,967,000
Severance payment	372,000	—				372,000
Non-cash compensation and research contract expense	1,171,000	—				1,171,000

Total operating expenses	8,263,000	903,000				9,598,000

Income (loss) from operations	(2,134,000)	896,000				(1,670,000)

Interest income (expense), net	620,000	(10,000)				610,000
Equity in loss of CorNova, Inc.	(1,000)	—				(1,000)

Net income (loss)	$(1,515,000)	$886,000				$(1,061,000)

Net income (loss) per common share, basic and diluted	$(0.10)	$1.01				$(0.07)

Shares used in computing net income (loss) per common share, basic and diluted	15,420,736	875,000	(2)			16,295,736

(2)	CarTika purcahase price	$6,650,000
	75% cash	$4,987,500
	25% stock	$1,662,500
	assumes $1.90 per share
	number of shares issued	875,000

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The transaction is accounted for under the purchase method of accounting. The purchase price is allocated to tangible and intangible assets purchased, based upon their respective fair market values. The allocation of the purchase price included in the pro forma combined condensed consolidated financial information is preliminary. Certain assets may be written down to fair market value and goodwill may be allocated to specific intangible assets based on the results on an independent appraisal.

        The pro forma combined condensed consolidated financial statements reflect the following pro forma adjustments:

  (g)
  As part of the acquisition of CarTika Medical,Inc., CardioTech will record various intangible assets based on an estimate of their fair value. These estimates are based on preliminary purchase price allocations and are subject to final allocations pursuant to appraisals. The following lists purchase price allocated to intangible assets:

Amortizable intangible assets	$3,023,480	Estimated Useful Life	7 years
Goodwill	$3,023,480

        This entry represents the amortization of the estimated amortizable intangible assets based on an estimated useful life of 7 years, approximately $432,000 for the year ended March 31, 2004.

  (h)
  CardioTech International, Inc. has sufficient net operating loss tax carryforwards that a provision for income taxes is not necessary. CarTika Medical, Inc. is an S corporation and has not recorded a provision for income taxes in the financial statements.

SELECTED FINANCIAL DATA

CARDIOTECH SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following selected consolidated financial information should be read in conjunction with CardioTech's Consolidated Financial Statements and related notes incorporated by reference and CardioTech Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus. The consolidated statements of operations data for the four quarters ended March 31, 2004 and March 31, 2003 are derived from CardioTech's consolidated financial statements incorporated by reference. The statements of operations data for the three quarters ended December 31, 2004 are derived from CardioTech's unaudited consolidated financial statements that are incorporated by reference and, in the opinion of the management of CardioTech, reflects all adjustments necessary for a fair presentation of the financial condition at such date and the results of operations for such periods. Historical results are not necessarily indicative of results to be expected in any future period.

CardioTech Selected Historical Financial Information

						Nine Months Ended December 31,
	2000	2001	2002	2003	2004	2003	2004
	(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues	$1,497	$1,543	$3,220	$3,394	$21,799	$16,049	$16,083
Total expenses	5,156	3,060	5,297	4,401	23,933	17,281	17,015
Income (loss) from operations	(3,659)	(1,517)	(2,077)	(1,007)	(2,134)	(1,232)	(932)
Other income (expense), net	(155)	7,222	106	44	619	515	(36)
Net income (loss)	(3,814)	5,705	(1,971)	(963)	(1,515)	(717)	(968)
Net income (loss) per common share:
Basic	$(0.58)	$0.68	$(0.23)	$(0.11)	$(0.10)	$(0.05)	$(0.05)
Diluted	$(0.58)	$0.61	$(0.23)	$(0.11)	$(0.10)	$(0.05)	$(0.05)
Shares used in computing net income (loss) per common share:
Basic	6,541,545	8,424,374	8,620,956	9,129,454	15,420,736	14,790,492	17,712,671
Diluted	6,541,545	9,393,742	8,620,956	9,129,454	15,420,736	14,790,492	17,712,671
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	1,793	5,110	4,093	2,939	7,117	5,537	7,756
Working capital	589	4,580	3,608	2,659	12,051	10,537	13,572
Total assets	4,164	7,251	6,554	5,898	22,875	20,765	23,367
Long-term debt	2,259	378	—	—	—	—	—
Stockholders' equity (deficit)	68	6,054	5,434	4,757	19,368	17,722	20,847

CardioTech Supplementary Financial Information

	Quarter Ended
	30-Jun 2002	30-Sep 2002	31-Dec 2002	31-Mar 2003	30-Jun 2003 (1)	30-Sep 2003	31-Dec 2003	31-Mar 2004	30-Jun 2004	30-Sep 2004	31-Dec 2004
	(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues	802	721	897	974	5,476	5,455	5,118	5,750	5,531	5,289	5,263
Total expenses	985	1,085	1,139	1,192	5,760	5,702	5,819	6,652	5,458	5,648	5,910
Income (loss) from operations	(183)	(364)	(242)	(218)	(284)	(247)	(701)	(902)	73	(359)	(647)
Other income (expense), net	12	9	9	14	367	3	144	105	(22)	(9)	(5)
Net income (loss)	(171)	(355)	(233)	(204)	83	(244)	(557)	(797)	51	(368)	(652)
Net income (loss) per common share:
Basic	(0.02)	(0.04)	(0.03)	(0.02)	0.01	(0.02)	(0.03)	(0.05)	0.00	(0.02)	(0.04)
Diluted	(0.02)	(0.04)	(0.03)	(0.02)	0.01	(0.02)	(0.03)	(0.05)	0.00	(0.02)	(0.04)
Shares used in computing net income (loss) per common share:
Basic	9,161,755	9,128,960	9,100,630	9,129,454	13,178,840	15,133,824	15,965,703	15,420,736	17,664,498	17,670,533	17,794,611
Diluted	9,161,755	9,128,960	9,100,630	9,129,454	14,209,659	15,133,824	15,965,703	15,420,736	20,252,251	17,670,533	17,794,611

(1)
On April 7, 2003 the Company consummated a merger with Gish Biomedical, Inc ("Gish"). Gish stockholders received 1.3422 shares of CardioTech common stock for each share of Gish common stock that they owned. Holders of options to purchase Gish common stock received options to purchase 1.3422 shares of CardioTech common stock for every share of Gish common stock that they could purchase under the Gish option, at an exercise price per share equal to the exercise price of the Gish option divided by 1.3422. 4,901,817 shares of CardioTech common stock were issued to the Gish stockholders, representing approximately 35% of the total shares outstanding as of March 31, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The following discussion and analysis of our financial condition and plan of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this filing. This discussion and analysis contains forward-looking statements including information about possible or assumed results of our financial conditions, operations, plans, objectives and performance that involve risk, uncertainties and assumptions. The actual results may differ materially from those anticipated in such forward-looking statements. For example, when we indicate that we expect to increase our product sales and potentially establish additional license relationships, these are forward-looking statements. The words expect, anticipate, estimate or similar expressions are also used to indicate forward-looking statements.

Limited Operating History; Background of CardioTech

Results of Operations

Three and Nine Months Ended December 31, 2004 vs. December 31, 2003

        The Company has adopted a Plan of Operation, which has a dual focus on the development of new cardiovascular products and the continued improvement and expansion of its medical device operations. The Company has managed its business in fiscal 2005 and 2004 on the basis of one reportable operating segment: Medical Device Manufacturing and Sales. However, within this segment the Company serves a variety of customer needs.

        The Company plans to continue its efforts towards the receipt of marketing approval in the European Union for its synthetic layered microporous coronary artery bypass graft trade named CardioPass. The Company intends to seek approval from its notified body of a requirements list for the receipt of European Union marketing approval. The Company anticipates that research and development expenses will continue to increase as it continues its efforts toward receipt of the requirements list for marketing approval and it commences actions required to receive European marketing approval. Future research and development expenses will depend on the requirements list. However, the Company has the ability to exercise a great deal of control over research and development expenditures to ensure the efforts undertaken match the funds available. The Company is currently unable to estimate if or when it will receive marketing approval, however, its Plan is to receive the notified body's approval of the requirements in this fiscal year, 2005.

        The Company, in March 2004, joined with Implant Sciences, Inc. (IMX on American Stock Exchange) to participate in the funding of CorNova, Inc. CorNova, Inc. was formed to develop a novel coronary drug eluting stent using the combined capabilities and technology of CorNova, Implant Sciences, Inc. and the Company. The Company currently has a thirty per cent equity interest in CorNova. CorNova completed its initial funding February 4, 2005 by obtaining private investments totaling $3,000,000, at which time the Company became obligated to contribute 308,642 shares of its common stock with a market value at the time of contribution of twenty-five per cent of the amount raised ($750,000). The stent will utilize the Company's Chronoflex polyurethane as a drug depot. CorNova is in its initial stage of product development and is unable to accurately estimate when, or if, it will complete its product development efforts, obtain marketing approval or commence sales, however, it is CorNova's Plan to have an initial non-drug eluding stent obtain market approval in the European Union in calendar year 2005. The Company accounts for its investment in CorNova using the equity method of accounting and anticipates that CorNova will incur operating losses during its development stage period, the length of which cannot be determined at this time. For the nine months ended December 31, 2004, the Company recorded a $37,000 charge for its equity in the net loss of CorNova, Inc. for the same period.

        The cardiac surgery market is the primary market within the medical device industry that the Company serves. The Company generates revenue from the manufacture and sale of single use, disposable medical devices, from the operation as an outsourcing source for medical device OEM and development companies, from the manufacture, sale or license of technology of specialized polymer based materials and the sale of wound dressings. Product sales of the Company for the three months ended December 31, 2004 increased when compared to the three months ended December 31, 2003, as disposable medical device sales and biomaterial sales each increased approximately $100,000, but this increase was partially offset by a decrease of outsourcing revenue of approximately $100,000. Product sales of the Company for the nine months ended December 31, 2004 decreased compared to the nine months ended December 31, 2003 as outsourcing revenue decreased approximately $550,000, which was partially offset by an increase in disposable medical device and biomaterial sales of approximately $300,000 and $75,000, respectively.

        The Company's Plan is to continue its gradual increase in market share and to identify strategic alliances and acquisition opportunities that are synergistic with its available production capabilities and/or our sales organization. The Company has also previously announced that it is now marketing the Gish Biocompatible Surface (GBS™) heparin coating, which will now allow the Company to compete in the significant portion of the market that will only purchase heparin coated cardiopulmonary bypass products.

        The decrease in gross margin percentage to 22% and 26% for the three and nine months ended December 31, 2004 from 25% and 29% for the three and nine months ended December 31, 2003 resulted primarily from the loss of certain economies of scale and loss of the higher than average margin contribution due to the decline in outsourcing revenues. Additionally, the Company in the three months ended December 31, 2004, recorded an increase of $100,000 to its reserve for slow-moving inventory.

        Research and development expenses for the three and nine months ended December 31, 2004 compared with the same periods in the prior year increased due to an increase in CardioPass related expenditures of approximately $180,000, and is expected to increase in future quarters as the CardioPass graft development accelerates. The increase in selling and marketing expenses for the three and nine months ended December 31, 2004 compared with the same periods in the prior year is due primarily to marketing efforts of the wound dressings and increased outsourcing revenue generation efforts. The increase in general and administrative expenses for the nine months ended December 31, 2004 compared to the same prior year period is due to an increase in the Company's allowance for doubtful accounts of $230,000 at December 31, 2004 and a general increase in costs related to a variety of business activities. The increase in the allowance for doubtful accounts relates to one customer for which the Company performs outsourcing services ($80,000) and one customer to which the Company sells disposable medical devices ($150,000).

        Effective April 30, 2003, the former CEO of Gish resigned from his position. In accordance with his employment agreement, he was to receive severance payments equal to two years of his base salary, which totaled $360,000. An initial payment of $90,000 was made in May 2003 and the remaining was paid in eighteen equal monthly payments. The full amount of the severance obligation, including estimated payroll taxes, of $372,000, was recorded as severance payment in April 2003.

        In Fiscal 2003, the Company issued 95,000 treasury shares to various employees and board members for their effort in the Gish transaction. Subsequently, two board members gave the stock back to the Company. The fair market value of these treasury shares was approximately $293,000, which was recorded as a non-cash compensation expense in the accompanying Condensed Statements of Operations. The Company also recorded non-cash compensation expense of $55,000 related to options granted to non-employees.

        During fiscal 2004, Credent paid CardioTech $400,000 due to the sale of a controlling interest in Credent pursuant to a technology and license agreement relating to Chronoflex RC. The payment was net against $17,000 of accounts receivable due from Credent and is recorded as other income of $383,000 in the three months ended June 30, 2003.

        In January, 2005 we entered into an employment agreement with Dr. Michael Szycher, pursuant to which said individual serves as Chief Executive Officer of CardioTech. The initial term of the employment agreement expires on December 31, 2007.

Liquidity and Capital Resources

        Through December 31, 2004, the Company continued to generate revenues from the sale of biomaterials and royalties earned on biomaterials; the performance of outsourced research and development and manufacturing contracts and the manufacture and sale of specialized disposable medical devices.

        During the nine months ended December 31, 2004, the Company used cash totaling $353,000 in operating activities as compared to generating cash of $986,000 for the same period in the prior year. The change related primarily to non cash stock and compensation expenses of $939,000 included in operating results for the nine months ended December 31, 2003 and fluctuations in working capital balance sheet accounts at December 31, 2004 compared to December 31, 2003. Fluctuations in working capital balance sheet accounts are normal between periods.

        On December 22, 2004, the Company issued 1,139,586 shares of its common stock at $2.40 per share in a private placement receiving $2,735,006 in gross proceeds, less placement agent fees and related transaction costs of approximately $284,000.

        In connection with the transaction, the Company issued warrants to the investors to purchase 569,793 shares of common stock at an exercise price of $3.00 per share, which are exercisable until December 22, 2009. In addition, the investors have rights to purchase up to 1,139,586 shares of common stock at a price of $2.40 per share, which are exercisable for a period commencing on December 22, 2004 and ending on the earlier of (i) December 22, 2005 or (ii) ninety (90) business days after the effective date of a registration statement, which was filed January 19, 2005. We also issued warrants to the placement agent to purchase 113,959 shares of our common stock at an exercise price of $2.40 per share and 56,979 shares of our common stock at an exercise price of $3.00 per share, which are exercisable until December 22, 2009. Should the investors exercise the additional investment rights (described above), the placement agent will receive an additional warrant up to 113,959 shares of common stock at an exercise price of $2.40 per share. If all warrants and additional investment rights are exercised, the Company would receive gross proceeds of $5,162,326, less related transaction costs.

        During the nine months ended December 31, 2004, stock options for 77,349 shares of the Company's common stock were exercised, resulting in net cash proceeds of approximately $101,000 to the Company. During the nine months ended December 31, 2003, stock options and warrants for 2,913,705 shares of the Company's common stock were exercised, resulting in net cash proceeds of approximately $4,602,000 to the Company.

        During the nine months ended December 31, 2004, the Company made open market purchases of 22,800 shares of the Company's common stock at an aggregate cost of approximately $83,000. During the nine months ended December 31, 2003, the Company made open market purchases of 30,384 shares of the Company's common stock at an aggregate cost of approximately $96,000.

        In December 2000, Gish entered into a $2,000,000 three-year revolving line of credit agreement. In February 2002, the revolving line of credit agreement was amended to extend the agreement for an additional year and increase the line to $4,000,000. At December 31, 2004, Gish had no outstanding balance under the revolving line of credit and the revolving line of credit agreement was terminated by the Company in January 2005.

        On November 19, 2004, the Company entered into a definitive agreement (the "Asset Purchase Agreement") to acquire substantially all of the assets and assume certain liabilities of CarTika Medical, Inc., a privately owned medical device contract manufacturer headquartered in Plymouth, Minnesota ("CarTika"). As part of the transaction, the Company will issue to the stockholders of CarTika, consideration, consisting of shares of the Company's common stock, equal in value to $1,662,000, with the number of shares based upon the fair market value of the common stock at the date of closing ("Stock Consideration"), and $4,985,000 in cash ("Cash Consideration"). The transaction is expected to be completed by March 31, 2005. The Company had paid $150,000 of the Cash Consideration at December 31, 2004.

        As of December 31, 2004, CardioTech was conducting its operations with approximately $7,756,000 in cash and cash equivalents. CardioTech believes its current cash position will be sufficient to fund its working capital and research and development activities for at least the next twelve months, and to fund the cash requirement related to the CarTika acquisition. The Company paid $1,750,000 in cash to purchase its new Corporate Headquarters in Wilmington, MA. in fiscal 2004 and will evaluate various options to subsequently mortgage the new building, if funds are required. At December 31, 2004 the Company had no long-term debt.

Results of Operations for Year Ended March 31, 2004 vs. March 31, 2003

        CardioTech has adopted a Plan of Operation, which has a dual focus on the development of new cardiovascular products and the continued improvement and expansion of its medical device operations.

        CardioTech plans to continue its efforts towards the receipt of marketing approval in the European Union for its synthetic layered microporous coronary artery bypass graft trade named CardioPass. CardioTech intends to seek approval from its notified body of a requirements list for the receipt of European Union marketing approval. CardioTech anticipates that research and development expenses will continue at a rate comparable with the current year until the requirements list for marketing approval is agreed to with the selected notified body. Future research and development expenses will depend on the requirements list. However, CardioTech has the ability to exercise a great deal of control over research and development expenditures to ensure the efforts undertaken match the funds available. CardioTech is currently unable to estimate if or when it will receive marketing approval, however, its Plan is to receive the notified body's approval of the requirements in this fiscal year 2005.

        CardioTech, in March 2004, joined with Implant Sciences, Inc. (IMX on American Stock Exchange) to participate in the funding of CorNova, Inc. CorNova, Inc. was formed to develop a novel coronary drug eluting stent using the combined capabilities and technology of CorNova, Implant Sciences, Inc. and CardioTech. CardioTech currently has a thirty per cent equity interest in CorNova. CorNova intends to complete its initial funding with the next twelve months by obtaining private investments totaling between $1,000,000 and $3,000,000, at which time CardioTech will be required to contribute shares of its common stock with a market value at the time of contribution of twenty-five per cent of the amount raised. CorNova's Plan is to commence its product development activities prior to the completion of the initial funding. The stent will utilize a design similar to the CardioPass and CardioTech's Chronoflex material. CorNova is in its initial stage of product development and is unable to accurately estimate when, or if, it will complete its product development efforts, obtain marketing approval or commence sales, however, it is CorNova's Plan to have an initial non-drug eluding stent obtain market approval in the European Union in the next twelve months. CardioTech accounts for its investment in CorNova using the equity method of accounting and anticipates that CorNova will incur operating losses during its development stage period, the length of which cannot be determined at this time.

        CardioTech's medical device operations are comprised of Gish Biomedical, Inc. (Gish), Catheter and Disposables Technology, Inc. (CDT), Dermaphylyx, Inc., and the Biomaterials division of CardioTech.

	Year ended March 31, 2004			Year ended March 31, 2003
	Revenue	Gross Profit	Gross Profit %	Revenue	Gross Profit	Gross Profit %
	(in thousands)
Gish*	$17,781	$4,582	25.8%	$—	—	—
CDT	2,966	1,092	36.8%	2,343	964	41.1%
Dermaphylyx	25	14	56.0%	—	—	—
Biomaterials	551	(35)	-6.4%	537	(146)	-27.2%
Royalty and other	476	476	100.0%	514	453	88.1%
	$21,799	$6,129	28.1%	$3,394	$1,271	37.4%

*
(Gish was acquired on April 7, 2003 and its results from that date have been included in the consolidated statements of operations for the year ended March 31, 2004)

        Gish operates in a very competitive market and competes against companies who have both a financial and size advantage. The cardiac surgery market, which is the primary market Gish serves, has been negatively impacted by the introduction of stents and "beating heart" surgeries. Prior to the acquisition by CardioTech, Gish incurred net losses on a stand-alone basis since 1997, peaking at losses of approximately $2.9 million in 2001. Following the acquisition, without the severance charge for its former president of $372,000, Gish would have recorded a net income of $216,000 in fiscal 2004. CardioTech's Plan for Gish is to continue its gradual increase in market share and to identify strategic alliances and acquisition opportunities that are synergistic with our available production capabilities and/or our sales organization. Gish has also previously announced that it is now marketing Gish Biocompatible Surface (GBS™) coating, which will now allow Gish to compete in the significant portion of the market that will only purchase coated products.

        CDT operates as an outsourcing source for medical device OEM and development companies. CDT has differentiated itself from traditional contract manufacturers by focusing on providing innovative, unique and complete product development solutions combined with the capability to provide full production manufacturing. CDT works to become an extension of the customer's research and development group, instead of the traditional approach of a contract manufacturer of being an extension of the manufacturing group. Many medical device companies have embraced outsourcing as a more efficient, economic and manageable method to bring products through the development to production cycle. CardioTech believes this "niche" of the medical device outsourcing market is a growing market, which will provide future growth opportunities for CDT. CardioTech's plan for CDT is to position CDT for future growth through gradual expansion of its product development and manufacturing capabilities and to explore synergistic acquisition opportunities. CDT's increase in revenue results primarily from its ability to capture more of the manufacturing opportunities generated by its product development activities. The gross profit percentage decrease relates primarily to sales mix.

        Dermaphylyx has just started marketing its wound dressing products and currently has two moist wound dressings available for sale, AlgiMed and HydroMed and Blist-Rx, a blister prevention dressing. AlgiMed wound dressings are designed for exudating and bleeding wounds and HydroMed is an absorbent dressing designed for low exudating wounds. Both dressings have been granted Medicare billing codes. Blist-Rx is a breathable polyurethane foam dressing intended to be used by sports enthusiasts to prevent blisters. CardioTech plans to continue development of additional wound dressing products. CardioTech is currently focusing its efforts on establishing distribution relationships and anticipates that the revenue contribution from Dermaphylyx will not be significant for the 2005 fiscal year.

        Biomaterials revenue is comparable with the prior fiscal year and CardioTech expects minimal, if any, near term growth. However, Biomaterials has provided the platform for the development of CardioPass, provides CDT the ability to provide innovative solutions to its customers and has provided a royalty revenue source. CardioTech believes that Biomaterials will continue to generate new business opportunities.

        Royalty revenue is comparable with the prior fiscal year and has the potential for continued gradual increase as CardioTech continues to explore other uses for its patented materials.

	Year ended 03/31/04
				Year Ended 03/31/03
	Total	Gish	Other
	(in thousands)
Research and development	$1,065	$785	$280	$313
Selling and marketing	$2,572	$2,353	$219	$234
General and administrative	$3,083	$1,163	$1,920	$1,712
Severance payment	$372	$372	$—	$—
Non-cash compensation and research and development expense	$1,171	$—	$1,171	$19

        The increase in research and development, selling and marketing and general and administrative expenses relate primarily to the acquisition of Gish and inclusion of Gish's results in fiscal 2004. If the Gish results were excluded, the fiscal 2004 results for the remaining entities are comparable to fiscal 2003. Research and development expenses consist primarily of employees' salaries and related costs.

        For fiscal 2004 CardioTech had a non-cash compensation expense of $1,171,000. These non-cash items were comprised of a $344,000 expense due to warrant modifications for 80,000 shares of common stock, a $210,000 expense due to the issuance of 40,000 shares of common stock to Implant pursuant to the joint research program on developing a drug-eluting stent and a $92,000 expense for stock options granted to two consultants. Additionally, there was a non-cash expense of $293,000 related to the issuance of 95,000 treasury shares to various employees and board members for their effort in the Gish transaction and a $232,000 expense related to stock options granted at a discount to a consultant.

        CardioTech had $645,000 in other income for fiscal 2004. During fiscal 2004, Credent paid CardioTech $400,000 due to the sale of a controlling interest in Credent pursuant to a technology and license agreement relating to Chronoflex RC. The payment was net against $17,000 of accounts receivable due from Credent and is recorded as other income of $383,000 in the statement of operations. CardioTech also recognized income of $237,000 from the recovery of a previously written off receivable and $25,000 of rental income.

        CardioTech had net losses of $1,515,000 and $963,000 in fiscal 2004 and 2003, respectively. The increase in Net Loss for fiscal 2004 compared to fiscal 2003 resulted from the inclusion of Gish in fiscal 2004 (loss of $156,000) offset by an increase in gross profit of the Company's other entities and the inclusion in net losses in fiscal 2004 of an accrual for severance costs of $372,000 for the former president of Gish, non-cash compensation and research and development expenses of $1,171,000 and other income of $645,000 which included repayment of a note previously charged-off and a payment by Credent.

Critical Accounting Policies

        Our significant accounting policies are summarized in Note A to our consolidated financial statements. However, certain of our accounting policies require the application of significant judgment by our management, and such judgments are reflected in the amounts reported in our consolidated financial statements. In applying these policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of estimates. Those estimates are based on our historical experience, terms of existing contracts, our observance of market trends, information provided by our strategic partners and information available from other outside sources, as appropriate.

Actual results may differ significantly from the estimates contained in our consolidated financial statements. Our critical accounting policies are as follows:

  •
  Inventory Valuation    We value our inventory at the lower of our actual cost or the current estimated market value. We regularly review inventory quantities on hand and inventory commitments with suppliers and record a provision for excess and obsolete inventory based primarily on our historical usage for the prior twelve to twenty-four month period. Although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated change in demand or technological developments could have a significant impact on the value of our inventory and our reported operating results.

  •
  Intangibles and Goodwill    Our long-lived assets include intangible assets and goodwill. At March 31, 2004, we had $2,606,000 of intangible assets and goodwill, net, which accounted for approximately 11% of our total assets. In assessing the recoverability of our intangible assets and goodwill, we must make assumptions in determining the fair value of the asset by estimating future cash flows and considering other factors, including our significant changes in the manner or use of the assets, or negative industry reports or economic conditions. If those estimates or their related assumptions change in the future, we may be required to record impairment charges for those assets. We adopted the provisions of Statement of Financial Accounting Standards, or SFAS No. 142, "Goodwill and Other Intangible Assets," as of April 1, 2002, and are required to test our intangible assets for impairment on a periodic basis thereafter. During the quarter ended March 31, 2004 CardioTech tested its intangible assets for impairments and based on the results of the first step of the goodwill impairment test, CardioTech has determined that the fair value of each of its reporting units exceeded the carrying amounts and, therefore, no goodwill impairment existed as of March 31, 2004. As a result, the second step of the goodwill impairment test is not required to be completed. CardioTech will be required to continue to perform a goodwill impairment test on an annual basis and the next test is scheduled during the quarter ending March 31, 2005.

Results of Operations

Year Ended March 31, 2003 vs. March 31, 2002

        Revenue for the year ended March 31, 2003 was $3,394,000 as compared to $3,220,000 for the comparable prior year period, an increase of $174,000 or 5%. This increase is attributable primarily to increases in product sales and royalty revenue, offset by decreases in research grants and contracts. Biomaterial product sales were $539,000 for the year ended March 31, 2003 as compared to $587,000 for the comparable prior year period, a decrease of $48,000 or 8%. The Company continues to focus its efforts on growing revenues from its CDT subsidiary; accordingly, the Company will experience minimal, if any, near term growth from its current biomaterials business. Product sales from CDT, the wholly owned outsourced research and development and manufacturing subsidiary, were $2,343,000 for the year ended March 31, 2003 as compared to $1,962,000 for the comparable prior year period, an increase of $381,000 or 19%. The manufacturing revenue for fiscal 2003 was $717,000 compared to $601,000 for fiscal 2002, a 19% increase in the amount of outsourced manufacturing performed for customers who were initially contract research and development customers. The contract research and development revenue for fiscal 2003 was $1,626,000 compared to $1,361,000 for fiscal 2002, an increase of 19%. This is consistent with Company's strategy to take customers from the research and development projects for which we are initially contracted and perform the manufacturing of resultant products for these customers. Royalty revenue for the year ended March 31, 2003 was $426,000 as compared to $392,000 for the comparable prior year period, an increase of $34,000 or 9%. The increase is primarily the result of $100,000 of royalties received in fiscal 2003 in connection with a technology transfer and license agreement (See Note N of the Consolidated Financial Statements) offset by a $65,000 decrease due to the cancellation of an exclusivity contract. Research grants and contracts revenue for the year ended March 31, 2003 was $88,000 as compared to $278,000 for the comparable prior year period, a decrease of $190,000 or 68%. The decrease is primarily attributable to the completion of one grant and management's decision to focus on continued growth opportunities within our CDT subsidiary and the evaluation of other strategic acquisition opportunities. During fiscal 2003, four customers accounted for 53% of total revenue and during fiscal 2002, these same four customers accounted for 29% of total revenue.

        Cost of product sales for the year ended March 31, 2003 was $2,062,000, as compared to $1,726,000 for the comparable prior year period, an increase of $336,000, or 19%. The increase in cost of product sales is primarily attributable to the increase in sales of CDT products. Overall gross margins on product sales was approximately 38% for the year ended March 31, 2003 as compared to gross margins of 41% for the comparable prior year period. Our CDT subsidiary realized gross margin of 41% for the year ended March 31, 2003 as compared to 41% for the comparable prior year period. Cost of research grants and contracts for the year ended March 31, 2003 was $61,000 as compared to $228,000 for the comparable prior year period, a decrease of $167,000, or 73%. The decrease is primarily attributable to a decrease in research grants.

        Research and development expense for the year ended March 31, 2003 was $313,000, as compared to $273,000 for the comparable prior year period, an increase of $40,000, or 15%. The increased spending is attributable to consultant costs for CABG pre-clinical trial preparation.

        Selling, general and administrative expense for the year ended March 31, 2003 was $1,965,000, as compared to $3,070,000 for the comparable prior year period, a decrease of $1,105,000, or 36%. This decrease is primarily attributable to the inclusion of approximately $729,000 of non-cash stock based compensation charges related to the fair value of options granted to consultants in the year ended March 31, 2002. Additionally, approximately $350,000 of goodwill amortization was included in selling, general and administrative expenses for the year ended March 31, 2002. We did not incur any such charges in the year ended March 31, 2003.

        The Company had no interest expense for the year ended March 31, 2003 as compared to $23,000 for the comparable prior year period, a decrease of $23,000. The decrease in interest expense is attributable to the elimination of all debt as a result of Dresdner Kleinwort Benson's conversion of its remaining $398,000 long-term debt into 433,094 shares of the Company's common stock in February 2002. Interest income for the year ended March 31, 2003 was $44,000 as compared to $114,000 for the comparable prior year period, a decrease of $70,000, or 61%. The decrease in interest income is attributable to both lower interest rates and lower excess cash held in money market funds.

        For the year ended March 31, 2003 we recorded a net loss of $963,000 as compared to $1,971,000 for the comparable prior year period, a decrease in net loss of $1,008,000, or 51%. The decrease in net loss is primarily attributable to the increase in overall revenues and decreases in selling, general and administrative expenses. Basic and diluted net loss per share for the year ended March 31, 2003 was $0.11 per share as compared to basic and diluted net loss per share of $0.23 per share for the comparable prior year period, a decrease in net loss per share of $0.12, or 52%.

Critical Accounting Policies

        Our significant accounting policies are summarized in Note A to our consolidated financial statements. However, certain of our accounting policies require the application of significant judgment by our management, and such judgments are reflected in the amounts reported in our consolidated financial statements. In applying these policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of estimates. Those estimates are based on our historical experience, terms of existing contracts, our observance of market trends, information provided by our strategic partners and information available from other outside sources, as appropriate.

Actual results may differ significantly from the estimates contained in our consolidated financial statements. Our critical accounting policies are as follows:

  •
  Revenue Recognition—Product, Research and Royalty Revenue The Company recognizes revenue in accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Product revenue is recognized in the period when persuasive evidence of an arrangement with a customer exists, the product is shipped, title transferred to the customer, the price is fixed and determinable, and collection is considered probable. Product revenue is generated in connection with the sale of ChronoFlex and other proprietary biomaterials for use in medical devices. Contracted development fees from corporate partners are recognized upon completion of service or the attainment of technical benchmarks, as appropriate. These amounts are recorded as research contract revenues. The Company also receives royalties for the use of its proprietary biomaterials. CardioTech recognizes these royalties as revenue in accordance with the terms of the contracts. During the years ended March 31, 2003 and 2002, the Company earned revenue from a Small Business Innovation Research (SBIR) grant awarded by the National Institute of Health to support the Company's research and development programs. This Research Grant revenue is recognized over the term of the grant on a percentage of completion basis determined by estimates of costs incurred as compared to total budgeted costs.

  •
  Inventory Valuation We value our inventory at the lower of our actual cost or the current estimated market value. We regularly review inventory quantities on hand and inventory commitments with suppliers and record a provision for excess and obsolete inventory based primarily on our historical usage for the prior twelve to twenty-four month period. Although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated change in demand or technological developments could have a significant impact on the value of our inventory and our reported operating results.

  •
  Intangibles Our long-lived assets include intangible assets and goodwill. At March 31, 2003, we had $1,339,000 of intangible assets and goodwill, net, which accounted for approximately 23% of our total assets. In assessing the recoverability of our intangible assets and goodwill, we must make assumptions in determining the fair value of the asset by estimating future cash flows and considering other factors, including our significant changes in the manner or use of the assets, or negative industry reports or economic conditions. If those estimates or their related assumptions change in the future, we may be required to record impairment charges for those assets. We adopted the provisions of Statement of Financial Accounting Standards, or SFAS No. 142, "Goodwill and Other Intangible Assets," as of April 1, 2002, and were be required to test our intangible assets for impairment during the first six months of fiscal 2003, and then on a periodic basis thereafter. Based on the results of the first step of the transitional goodwill impairment test, the Company has determined that the fair value of each of reporting units exceeded the carrying amounts and, therefore, no goodwill impairment existed as of April 1, 2002. As a result, the second step of the transitional goodwill impairment test is not required to be completed. The company will be required to continue to perform a goodwill impairment test on an annual basis and the next test is scheduled during the quarter ending September 30, 2003.

Forward Looking Statements

        The Company believes that this Registration Statement on Form S-1 contains forward-looking statements that are subject to certain risks and uncertainties. These forward- looking statements include statements such as (i) the expected performance of its grafts, (ii) the expected size of the market for the Company's products in development, (iii) HydroThane's bacterial resistance, clot resistance, and biocompatibility, and (iv) the sufficiency of the Company's liquidity and capital and the steps that would be taken in the event funding is not available. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        As of March 31, 2004, CardioTech was conducting its operations with approximately $7,117,000 in cash and cash equivalents, of which $6,503,000 was generated during fiscal 2004 from the exercise of stock options and warrants. CardioTech believes its current cash position will be sufficient to fund its working capital and research and development activities for at least the next twelve months. The majority of cash is invested in money marker accounts which are subject to fluctuations in interest rates.

        Currently the Company has only two significant suppliers paid in foreign currency. The Company purchases approximately one million dollars annually from a supplier with the cost fixed in euros and settled in euros therefore there is a risk associated with currency flucuations. Additionally, the Company has a manufacturing agreement with a foreign supplier with the costs fixed in pounds and settled in pounds. Management believes the amounts being purchased are not significant at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        To the best of our knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any stockholder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

        CardioTech has entered into an employment arrangement with Scott Szycher, the son of Dr. Michael Szycher, our Chairman, President, Chief Executive Officer and Treasurer. Mr. Scott Szycher is the worldwide sales manager for the DermaPhylyx division and is responsible for coordinating the sales and marketing activities of the DermaPylyx division. Mr. Scott Szycher is paid an annual salary of $65,000 per year.

Employment Contracts

        See "Executive Compensation" below.

Change in Control Arrangements

        Substantially all of the stock options granted pursuant to the 1996 Plan and the 2003 Plan provide for the acceleration of the vesting of the shares of Common Stock subject to such options in connection with certain changes in control of CardioTech.

Compensation Committee Interlocks and Insider Participation

        Other than Mr. Adams, no person serving on the Compensation and Stock Option Committee at any time during fiscal year 2004 was a present or former officer or employee of CardioTech or any of its subsidiaries. During fiscal year 2004, other than Dr. Szycher, no executive officer of CardioTech served as a member of the board of directors or compensation and stock option committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on CardioTech's Board or Compensation and Stock Option Committee.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

        The common stock trades on the American Stock Exchange under the symbol "CTE." The following table sets forth the high and low sales prices of the common stock for each quarter of the last two fiscal years (as well as for the first three quarters of our current fiscal year) as reported on the American Stock Exchange.

QUARTER	HIGH	LOW
September 30, 2002	$1.70	$1.35
December 31, 2002	$1.60	$1.29
March 31, 2003	$1.44	$1.03
June 30, 2003	$3.89	$0.90
September 30, 2003	$4.48	$2.30
December 31, 2003	$6.54	$3.31
March 31, 2004	$7.20	$3.95
June 30, 2004	$5.20	$3.20
September 30, 2004	$4.21	$2.55
December 31, 2004	$3.10	$2.40
March 31, 2005	$2.99	$1.80

        As of April 11, 2005, there were approximately 421 stockholders of record and 8,062 additional beneficial stockholders (stockholders holding common stock in brokerage accounts). The last sale price as reported by the American Stock Exchange on April 11, 2005 was $1.92.

Dividend Policy

        The payment by us of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception, and have no present intention of paying any cash dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans as of the End of 2004

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise or outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by stockholders	4,844,848	(1)	1.97	2,190,461
Equity compensation plans not approved by stockholders	0		n/a	0
Total	4,844,848		1.97	2,190,461

(1)
This total includes shares to be issued upon exercise of outstanding options under two equity compensation plans that have been approved by CardioTech's stockholders (i.e.—the 1996 Plan and the 2003 Plan).

Executive Compensation

        Summary Compensation Table:    The following table sets forth the aggregate compensation for services rendered in all capacities during the fiscal years ended March 31, 2004, 2003, and 2002 of all persons serving as Chief Executive Officer and all other executive officers whose salary and bonus exceed $100,000 (the "Named Executive Officers")

						Long Term Compensation
	Annual Compensation
Name and Principal Position						Restricted Stock Award	Securities Underlying Options(#)		All Other Compensation(1)
	Year	Salary			Bonus
Michael Szycher, Ph.D, MBA Chairman, CEO and Treasurer	2004 2003 2002	$ $ $	325,000 325,000 261,777		$0 35,000	$55,200		1,017,330 625,000	$ $ $	8,092 2,955 1,218
Liann Johnson General Manager of Catheter and Disposables Technology	2004 2003 2002		$113,760 107,529 *	(2)	0			100,000 100,000	$ $	1,353 1,776
Douglas E Whittaker President of Gish	2004 2003	$ $	147,239 131,060		0	150,000	$ $	250 250
Leslie M. Taeger CFO	2004 2003		$143,507 150,470		$15,000 50,000			100,000	$ $	250 250
Thomas F. Lovett Vice President of Finance	2004 2003		$92,000 *	(2)		$18,400		100,000	$ $	1,353 1,776

(1)
Includes premiums paid by the Company for long term disability insurance and term life insurance. Premiums paid in fiscal 2004 for short and long term disability insurance and life insurance, respectively, were $885 and $960 for Dr. Szycher and $873 and $480 for Liann Johnson. Personal use of leased car for Dr. Szycher was $6,247 and $1,737 respectively.

(2)
Less than $100,000 Annual.

        CardioTech has entered into an employment agreement with Dr. Michael Szycher, pursuant to which said individual serves as Chief Executive Officer of CardioTech. Pursuant to the terms of the Employment Agreement, Dr. Szycher is to receive an annual base salary of Three Hundred and Twenty Five Thousand ($325,000) dollars. Dr. Szycher's salary will be reviewed annually by the Board. Additionally, Dr. Szycher may also be entitled to receive an annual bonus payment in an amount, if any, to be determined by the Compensation and Stock Option Committee of the Board.

        The initial term of the Employment Agreement is set to expire on December 31, 2007. After such time, the term of the Employment Agreement will be deemed to continue on a month-to-month basis if not expressly extended while Dr. Szycher remains employed by CardioTech. Dr. Szycher and CardioTech each have the right to terminate the Employment Agreement at any time, with or without cause (as defined in the Employment Agreement), upon thirty (30) days prior written notice. In the event that CardioTech terminates the applicable Employment Agreement without cause, or Dr. Szycher terminates his employment for good reason following a change in control (as such terms are defined in the Employment Agreement) or CardioTech fails to renew the Employment Agreement within two years following the occurrence of a change in control, Dr. Szycher will be entitled to receive severance equal to 2.99 times his annual base salary at termination. In such event, Dr. Szycher will be bound by a noncompete covenant for one year following termination of his employment.

        CardioTech has entered into an employment arrangement with Scott Szycher, Dr. Szycher's son. Mr. Szycher is the worldwide sales manager for the DermaPhylyx division and is responsible for coordinating the sales and marketing activities of the DermaPylyx division. Mr. Szycher is paid an annual salary of $65,000 per year.

        The following table sets forth information regarding each stock option granted during the fiscal year ended March 31, 2004 to each of the named executive officers.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date
Michael Szycher, Ph.D.(2)	1,017,330	48.9%	$0.92	4/10/2013
Liann Johnson	100,000	4.8%	$4.04	7/30/2013
Douglas E Whittaker	150,000	7.2%	$4.04	7/30/2013
Leslie M. Taeger	100,000	4.8%	$4.04	7/30/2013
Thomas F. Lovett	100,000	4.8%	$4.04	7/30/2013

(1)
CardioTech granted options to purchase 2,078,330 shares of Common Stock to employees in the fiscal year ended March 31, 2004. All options were granted at an exercise price per share equal tothe fair market value of the Common Stock on the date of grant, determined by the closing priceon the American Stock Exchange on the trading day immediately preceding the grant date. Options, normally vest in four approximately equal annual installments, with the initial tranche vesting on the date of grant and normally expire ten years from the date of the grant.

(2)
The executive compensation structure that the Compensation Committee approved for the Gish transaction provides an anti-dilution provision for Michael Szycher. This provision ensures that Michael Szycher's percentage of ownership (20.8%) will be the same after the Gish transaction as it was before. Upon completion of the Gish transaction, Michael Szycher was granted a fully vested stock option for 1,017,330 shares at an exercise price of $0.92. Similar grants may be awarded in future periods in connection with acquisitions or equity-based transactions.

Aggregated Option Exercises in Last Fiscal year and Fiscal Year-End Option Values

        The following table provides information regarding the number of shares of Common Stock covered by both exercisable and unexercisable stock options held by each of the named executive officers as of March 31, 2004 and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Common Stock.

	Underlying Unexercised Options at Fiscal-End		Value of the Unexercised in the Money Options at Fiscal Year-End(1)
Name					Shares Acquired on Exercise(#)
	Exercisable	Unexercisable	Exercisable	Unexercisable		Value Realized
Michael Szycher, Ph.D.	2,612,514	18,229	$9,911,668	$61,068
Liann Johnson	98,125	71,875	$263,385	$96,115	30,000	$103,800
Douglas E. Whittaker	37,500	112,500	$41,625	$124,875
Leslie M. Taeger	25,000	75,000	$27,750	$83,250
Thomas F. Lovett	156,875	78,125	$510,469	$107,719

(1)
The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Common Stock of $5.15, the closing sale price per share of the Common Stock as reported on the American Stock Exchange for March 31, 2004.

        On July 8, 2004, the Board of Directors accelerated the vesting of all outstanding options, such that at July 8, 2004, all outstanding options are fully vested. Accordingly, all options shown as unexercisable at March 31, 2004, are exercisable effective July 8, 2004.

FINANCIAL STATEMENTS

        See Financial Statements beginning on Page F-1.

LEGAL MATTERS [Interests of Named Experts and Counsel?]

        The validity of the shares of CardioTech common stock being offered herein has been passed upon for CardioTech by Ellenoff Grossman & Schole LLP of New York, New York. Such firm owns options to purchase 25,000 shares of our common stock at an exercise price of $1.20 per share.

EXPERTS

        CardioTech's consolidated balance sheets as of March 31, 2004 and March 31, 2003 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended March 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst and Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        CarTika Medical, Inc.'s balance sheet as of December 31, 2004 and December 31, 2003 and the statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Virchow, Krause & Company LLP, independent public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact Thomas Lovett, at our address as set forth above. Additionally, please note that we file our SEC reports electronically. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our Internet address is http://www.cardiotech-inc.com. Our Website and the information contained therein or connected thereto are not incorporated into this prospectus.

        We have filed with the Commission a registration statement (which contains this prospectus) on Form S-1 under the Securities Act relating to the common stock being offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of CardioTech International, Inc.:

        We have audited the accompanying consolidated balance sheet of CardioTech International, Inc. as of March 31, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended March 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CardioTech International, Inc. at March 31, 2004 and the consolidated results of its operations and its cash flows for the years ended March 31, 2004 and 2003 in conformity with United States accounting principles.

                      Ernst & Young LLP

    Boston, Massachusetts
    June 4, 2004
    except for Note R,
    as to which the date is June 21, 2004

CARDIOTECH INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

March 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$7,117,000
Accounts receivable—trade, net of bad debt allowance of $201,000	3,280,000
Accounts receivable—other	265,000
Note receivable—related party	10,000
Inventory	4,567,000
Prepaid expenses	99,000

Total Current Assets	15,338,000
Property and equipment, net	4,661,000
Amortizable intangible assets, net	968,000
Goodwill	1,638,000
Other non-current assets	220,000
Investment in CorNova, Inc.	50,000

Total Assets	$22,875,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Revolving line of credit	$730,000
Accounts payable	1,631,000
Accrued expenses	760,000
Note payable—related party	10,000
Deferred revenue	156,000

Total Current Liabilities	3,287,000
Deferred rent	220,000
Stockholders' Equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, 500,000 issued and none outstanding as of March 31, 2004	—
Common Stock, $.01 par value, 50,000,000 shares authorized, 17,699,931 issued and 17,654,854 outstanding as of March 31, 2004	177,000
Additional paid-in capital	32,041,000
Accumulated deficit	(12,675,000)
Accumulated other comprehensive income	7,000

19,550,000
Less: treasury stock, 45,077 shares at cost as of March 31, 2004	(182,000)

Total Stockholders' Equity	19,368,000

Total Liabilities and Stockholders' Equity	$22,875,000

The accompanying notes are an integral part of these consolidated financial statements.

CARDIOTECH INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended March 31,
	2004	2003
Revenue:
Product sales	$21,323,000	$2,880,000
Research grants and contracts	—	88,000
Royalties	476,000	426,000

	21,799,000	3,394,000
Operating Expenses:
Cost of product sales	15,670,000	2,062,000
Cost of research grants and contracts	—	61,000
Research and development	1,065,000	313,000
Selling and marketing	2,572,000	234,000
General and administrative	3,083,000	1,712,000
Severance payment	372,000	—
Non-cash compensation and research and development expense (1)	1,171,000	19,000

	23,933,000	4,401,000

Loss from operations	(2,134,000)	(1,007,000)

Interest and Other Income and Expense:
Interest expense	(70,000)	—
Interest income	45,000	44,000
Other income	645,000	—

Other income, net	620,000	44,000
Equity in loss of CorNova, Inc.	(1,000)	—

Net Loss	$(1,515,000)	$(963,000)

Net loss per common share, basic and diluted:	$(0.10)	$(0.11)

Shares used in computing net loss per common share, basic and diluted:	15,420,736	9,129,454

(1)
For the year ended March 31, 2004 non-cash compensation and research contract expense included $210,000 of research contract costs and $961,000 of general and administrative expenses. For the year ended March 31, 2003, $19,000 was a general and administrative expense.

The accompanying notes are an integral part of these consolidated financial statements.

CARDIOTECH INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Years Ended March 31, 2004 and 2003

	Common Stock
						Subscription Receivable from Related Parties
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive Income		Treasury Stock	Total Stockholders' Equity
Balance as of April 1, 2002	9,158,601	$91,000	$16,078,000	$(10,197,000)	$—	$(490,000)	$(48,000)	$5,434,000
Issuance of common stock in connection with exercise of stock options	69,665	1,000	71,000	—	—	—	—	72,000
Fair value of options granted to consultants	—	—	19,000	—	—	—	—	19,000
Interest due on Officer's notes	—	—	—	—	—	(28,000)	—	(28,000)
Payment of note receivable from related party	—	—	—	—	—	60,000	—	60,000
Write-off of note receivable	—	—	—	—	—	280,000	—	280,000
Purchase of stock for treasury, at cost	—	—	—	—	—	—	(117,000)	(117,000)
Net loss	—	—	—	(963,000)	—	—	—	(963,000)

Balance as of March 31, 2003	9,228,266	92,000	16,168,000	(11,160,000)	—	(178,000)	(165,000)	4,757,000
Issuance of common stock in connection with exercise of stock options	2,354,190	24,000	4,960,000	—	—	—	—	4,984,000
Issuance of common stock in connection with exercise of warrants	1,158,900	12,000	1,758,000	—	—	—	—	1,770,000
Fair value of options granted to consultants	—	—	92,000	—	—	—	—	92,000
Fair value due to modification of warrant terms	—	—	344,000	—	—	—	—	344,000
Issuance of shares related to the Gish merger	4,901,817	49,000	8,162,000	—	—	—	—	8,211,000
Issuance of shares related to the Dermaphylyx merger	3,827	—	21,000	—	—	—	—	21,000
Investment in CorNova, Inc.	12,931	—	75,000	—	—	—	—	75,000
Issuance of common stock to Implant Sciences per contract terms	40,000	—	249,000	—	—	—	—	249,000
Interest due on Officer's notes	—	—	—	—	—	(9,000)	—	(9,000)
Payment of interest due on Officers' notes	—	—	—	—	—	37,000	—	37,000
Note receivable from related party	—	—	—	—	—	(166,000)	—	(166,000)
Payment of note receivable from related party	—	—	—	—	—	26,000	—	26,000
Payment of subscription receivable	—	—	—	—	—	290,000	—	290,000
Issuance of treasury shares, at cost	—	—	212,000	—	—	—	163,000	375,000
Purchase of stock for treasury, at cost	—	—	—	—	—	—	(180,000)	(180,000)
Comprehensive income from CorNova, Inc.	—	—	—	—	7,000	—	—	7,000
Net loss	—	—	—	(1,515,000)	—	—	—	(1,515,000)

Balance at March 31, 2004	17,699,931	$177,000	$32,041,000	$(12,675,000)	$7,000	$—	$(182,000)	$19,368,000

The accompanying notes are an integral part of these consolidated financial statements.

CARDIOTECH INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2004	2003
Cash flows from operating activities:
Net Loss	$(1,515,000)	$(963,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Compensation expense related to treasury shares issued	293,000	—
Fair value ascribed to options granted to nonemployees	92,000	19,000
Discount value ascribed to options granted to consultant	232,000	—
Compensation expense related to modification of warrants	344,000	—
Non-cash research and development expense	210,000	—
Equity in net loss of CorNova, Inc.	1,000	—
Decrease in carrying value of CorNova,Inc.	32,000	—
Depreciation and amortization	1,092,000	220,000
Loss on disposal of fixed assets	—	2,000
Interest on officer's notes	—	(28,000)
Provision for doubtful accounts	—	33,000
Deferred rent	(42,000)	—
Changes in assets and liabilities:
Accounts receivable—trade	(117,000)	(273,000)
Accounts receivable—other	(71,000)	33,000
Inventory	(398,000)	(46,000)
Prepaid expenses and other current assets	155,000	27,000
Accounts payable	371,000	125,000
Accrued expenses	(139,000)	136,000
Deferred revenue	(109,000)	40,000

Net cash provided by (used in) operating activities	431,000	(675,000)

Cash flows from investing activities:
Purchases of property and equipment	(2,447,000)	(72,000)
Decrease (Increase) in other non-current assets	484,000	(421,000)
Payment of acquisition costs, net of cash acquired	(498,000)	—
Repayment of note receivables from officers and directors	290,000	—

Net cash used in investing activities	(2,171,000)	(493,000)

Cash flows from financing activities:
Repayment on revolving line of credit	(474,000)	—
Net proceeds from issuance of common stock related to stock option and warrant exercises	6,503,000	71,000
Proceeds from repayment of notes receivable	—	60,000
Purchase of treasury stock	(111,000)	(117,000)

Net cash provided by financing activities	5,918,000	14,000

Net increase (decrease) in cash and cash equivalents	4,178,000	(1,154,000)
Cash and cash equivalents at beginning of period	2,939,000	4,093,000

Cash and cash equivalents at end of period	$7,117,000	$2,939,000

The accompanying notes are an integral part of these consolidated financial statements.

CARDIOTECH INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nature of Business

        CardioTech International, Inc. (including its subsidiaries, collectively "CardioTech" or the "Company") is using its proprietary technology to develop and manufacture small bore vascular grafts, or synthetic blood vessels, made of ChronoFlex, a family of polyurethanes, that has been demonstrated to be biocompatible and non-toxic.

        Additionally, the Company's wholly owned subsidiary, Catheter and Disposables Technology, Inc. ("CDT"), is an original equipment manufacturer; supplier of specialized disposable medical devices to medical device companies from concept to finished packaged, sterile product; and uses its experience in the design, development, prototyping and manufacturing to provide turnkey contract services. Some devices designed, developed and manufactured for customers by CDT include sensing, balloon, and drug delivery catheters; disposable endoscopes; and in-vitro diagnostic and surgical disposables.

        The Company acquired Gish Biomedical Inc. ("Gish") on April 7, 2003. Gish manufactures certain single use medical devices and medical devices that have a disposal component. These products are marketed primarily to hospitals through direct sales representatives and distributors domestically and internationally through distributors. Gish's primary markets include products for use in cardiac surgery, myocardial management, infusion therapy, and post operative blood salvage. (Refer to Note J for further discussion of acquisition.)

        In July 1999, Dermaphylyx International, Inc. ("Dermaphylyx"), a related party, was formed by certain affiliates of CardioTech to develop advanced wound healing products. Dermaphylyx was merged into CardioTech International, Inc., effective March 12, 2004 and is now a wholly owned subsidiary of CardioTech. Due to CardioTech's controlling financial interest, Dermaphylyx has been consolidated in the financial statements of CardioTech as of December 31, 2003. Prior to December 31, 2003, the operations and total assets of Dermaphylyx were not material to CardioTech. Upon the merger, the current stockholders of Dermaphylyx received 3,827 shares of common stock of CardioTech valued at the net book value of Dermaphylyx International, Inc., which was approximately $21,000.

        The Company is headquartered in Wilmington, Massachusetts, where it operates its biomaterials manufacturing and laboratory facilities. CDT operates contract research and development services and outsourced manufacturing from its facility in Plymouth, Minnesota. Gish's office and manufacturing facilities are located in Rancho Santa Margarita, California.

        Effective March 5, 2004 the Company exchanged 12,931 shares of its common stock for 1,500,000 shares of common stock of CorNova, Inc., which currently represents an ownership interest of 30%. CorNova is a development stage enterprise, formed to develop a drug eluding stent based upon the Company's Chronoflex technology.

A.    Summary of Significant Accounting Policies

Basis of Presentation

        CardioTech was incorporated in March 1993. CardioTech and CardioTech International, Ltd. ("CTL") were spun off of PolyMedica Industries, Inc. ("PMI") in June 1996. CardioTech Acquisition Corp, a wholly-owned subsidiary of the Company, was incorporated in April 1999. CTL was sold in November 2000.

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The Company's investment in CorNova is accounted for using the equity method of accounting.

Uses of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements.

Uncertainties

        The Company is subject to risks common to companies in the medical device industry, including, but not limited to, development of new technology innovations by competitors of the Company, dependence on key personnel, protection of proprietary technology, and compliance with FDA government regulations.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, demand deposits and short-term investments with original maturities of three months or less. Cash equivalents represent a deposit in a money market account.

Supplemental Disclosure of Cash Flow Information

        For fiscal years ended March 31, 2004 and 2003, the Company received interest income of $45,000 and $44,000 respectively. For fiscal year ended March 31, 2004, the Company paid interest expense of $70,000 and in fiscal 2003 there was no interest expense paid. For fiscal years ended March 31, 2004 and 2003, the Company paid income taxes of $7,000 and $2,000 respectively. During fiscal 2004, the Company had the following three non-cash items: (i) the issuance of 4,901,817 shares related to the Gish merger, (ii) the issuance of 12,931 shares related to the investment in CorNova, Inc., and (iii) the issuance of 3,827 shares related to Dermaphylyx merger.

Revenue Recognition—Product, Research and Royalty Revenue

        The Company recognizes revenue in accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." The Company recognizes revenue from product sales upon shipment, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable and collection is deemed probable. If uncertainties regarding customer acceptance exist, the Company recognizes revenue when those uncertainties are resolved and title has been transferred to the customer. Amounts collected or billed prior to satisfying the above revenue recognition criteria are recorded as deferred revenue. The Company also receives license and royalty fees for the use of its proprietary biomaterials. CardioTech recognizes these fees as revenue in accordance with the terms of the contracts. Contracted development fees from corporate partners are recognized upon completion of service or the attainment of technical benchmarks, as appropriate.

        Generally, the customer specifies the delivery method and is responsible for delivery costs. However, in certain situations, the customer specifies the delivery method and requests the Company pay the delivery costs and then invoice the delivery costs to the customer or include an estimate of the delivery costs in the price of the product. Delivery costs billed to customers by Gish for the year ended March 31, 2004 of $481,000 have been recorded as revenue.

        In November 2002 and May 2003, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables". EITF Issue No. 00-21 provides guidance and criteria for determining when a multiple deliverable arrangement contains more than one unit of accounting. The guidance also addresses methods of measuring and allocating arrangement consideration to separate units of accounting. The guidance is effective for revenue arrangements entered into after June 15, 2003. Adoption of this statement did not have an effect on our consolidated financial position or results of operations.

Research and Development Expense

        Research and development expense consists primarily of salaries and is charged to expense as incurred.

Reporting Comprehensive Income (Loss)

        SFAS No. 130, "Reporting Comprehensive Income (Loss)," establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. Comprehensive income (loss) is the total of net income (loss) and all other non owner changes in equity including such items as unrealized holding gains (losses) on securities classified as available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. During the years ended March 31, 2004 and 2003, the Company's only item of other comprehensive income was its equity in unrecognized holding gains on securities classified as available for sale, recorded by CorNova, Inc.

Basic and Diluted Earnings Per Share

        The Company follows SFAS No. 128, "Earnings Per Share," where basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share are based upon the weighted average number of common shares outstanding during the period plus additional weighted average common equivalent shares outstanding during the period. At March 31, 2004 and March 31, 2003 exercisable options of 4,048,773 and 3,919,236 respectively, were excluded from the earnings per share calculation because they are considered antidilutive. At March 31, 2004 there are no warrants outstanding to purchase shares of Company's common stock.

        Common equivalent shares result from the assumed exercise of outstanding stock options and warrants, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method. Common equivalent shares also result from the assumed conversion of convertible debt using the "If Converted" method. In addition, the numerator is adjusted for any changes in income or loss that would result from the assumed conversion of potential shares.

Property and Equipment

        Property and equipment are stated at cost. Equipment is depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years, leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease, and the Company's building is depreciated using the straight-line method over 40 years. Expenditures for repairs and maintenance are charged to expense as incurred. The Company records construction in process in the appropriate asset category and commences depreciation upon completion and commencement of use of the asset.

Inventory

        Inventories are stated at the lower of cost (first-in, first-out) or net realizable value and consists of the following at March 31, 2004.

Raw materials	$2,063,000
Work in progress	768,000
Finished goods	1,736,000
Total inventories	$4,567,000

Income Taxes

        The Company follows SFAS No. 109, "Accounting for Income Taxes," where deferred tax assets and liabilities are recognized based on temporary differences between the financial statements and tax basis of assets and liabilities using currently enacted tax rates. A valuation reserve against the net deferred assets is recorded, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Intangible Assets and Impairment of Long-Lived Assets:

        The Company evaluates its long-lived assets, which include property and equipment and finite-lived intangible assets for impairment as events and circumstances indicate that the carrying amount may not be recoverable and at a minimum at each balance sheet date. The Company evaluates the reliability of its long-lived assets based on profitability and undiscounted cash flow expectations for the related asset or subsidiary. Property and equipment and amortizable intangibles are subject to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Non-amortizable intangibles, such as goodwill, are subject to SFAS No. 142, "Goodwill and Other Intangible Assets."

        In accordance with the annual impairment test requirement of SFAS No. 142, the Company completed the first step of the traditional goodwill impairment test during the last quarter of fiscal 2004, based on the amount of goodwill as of December 31, 2003. The Company utilized a third party independent valuation to determine the fair value of each of its reporting units. Based on the results of the first step of the goodwill impairment test, the Company has determined that the fair value of each of reporting units exceeded the carrying amounts and, therefore, no goodwill impairment existed as of March 31, 2004. As a result, the second step of the goodwill impairment test is not required to be completed. As of March 31, 2004, management is not aware of any events that would cause them to conclude that any indicators of impairment exist. The Company will be required to continue to perform a goodwill impairment test on at least an annual basis and the next test is scheduled during the quarter ending March 31, 2005.

        As of March 31, 2004, CardioTech had unamortized goodwill of $1,638,000 and amortizable identifiable intangible assets of $968,000. Amortization expense related to identifiable intangible assets that will continue to be amortized in the future is approximately $192,000 for the fiscal year ended March 31, 2004.

        The estimated amortization expense related to other identifiable intangible assets for the next five years is as follows:

Year
2005	$192,000
2006	192,000
2007	118,000
2008	110,000
2009	110,000

Stock-Based Compensation

        The Company accounts for stock options granted to employees under the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations rather than the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which requires the use of option valuation models that were not developed for use in valuing employee stock options. The Company also has issued options to non-employees for services provided to the Company. Such options have been accounted for at fair value in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling Goods or Services. Such compensation expense for non-employees is recognized based on the vested portion of the compensation cost at the respective balance sheet dates, is included in non-cash compensation expense in the accompanying statement of operations.

        Had compensation cost for the Company's stock option grants to employees been determined consistent with SFAS 123, the Company's net loss and net loss per share would approximate the pro forma amounts below:

	Year Ended March 31
	2004	2003
Net loss, as reported	$(1,515,000)	$(963,000)
Add: Stock-based employee compensation expense determined under fair value based method for all employee awards	$(2,790,000)	$(841,000)

Pro forma, net loss	$(4,305,000)	$(1,804,000)
Basic and diluted loss per share
As reported	$0.10	$0.11
Pro forma	$0.28	$0.20

        The effects of applying SFAS123 in this pro forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        The Executive Compensation Structure that The Compensation Committee approved provides an anti-dilution provision for Michael Szycher, the Company's president and CEO. This provision ensures that Michael Szycher's percentage of ownership (20.8%) will be the same after the Gish transaction as it was before. Upon completion of the Gish transaction, Michael Szycher was granted fully vested stock options for 1,017,330 shares at an exercise price of $0.92, the fair market value at the time of the merger.

        The fair value of each option granted during the fiscal years 2004 and 2003 is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2004	2003
Dividend yield	None	None
Expected volatility	80.00%	80.00%
Risk-free interest rate	3.38% - 4.40%	4.90%
Expected life	10 years	10 years
Fair value of options granted	$1.64	$0.92

Fair Value of Financial Instruments

        The fair value of cash and cash equivalents, receivables and payables at March 31, 2004 approximate their carrying amount due to the short maturities of these items. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligation approximates fair value. Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents and trade receivables.

        All of the Company's cash and cash equivalents are maintained by major financial institutions.

        The Company performs ongoing credit evaluations of the financial condition of its customers and generally does not require collateral. The Company's subsidiary CDT requires new customers to pay a deposit prior to any work being performed, which is recorded as a current liability. Although the Company is directly affected by the overall financial condition of the healthcare industry, management does not believe significant credit risk exists at March 31, 2004. The Company maintains an allowance for doubtful accounts based on accounts past due according to contractual terms and historical collection experience. Actual losses when incurred are charged to the allowance. The Company's losses related to collection of trade accounts receivables have consistently been within management's expectations.

Reclassifications

        Certain amounts in the 2003 financial statements have been reclassified to conform to the 2004 presentation.

Recent Accounting Pronouncements

        In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities," to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 changes that guidance by requiring a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN 46 also requires disclosure about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003 and to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company's adoption of FIN 46 did not have a material impact on its consolidated results of operations and financial position.

        On May 15, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Statement 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. The provisions of SFAS No. 150 are effective for public companies for all financial instruments created or modified after May 31, 2003, and to other instruments at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for calendar quarter companies). The adoption of SFAS No. 150 did not have a material impact on the Company's financial position or results of its operations.

        In November 2002 and May 2003, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance and criteria for determining when a multiple deliverable arrangement contains more than one unit of accounting. The guidance also addresses methods of measuring and allocating arrangement consideration to separate units of accounting. The guidance is effective for revenue arrangements entered into after June 15, 2003. Adoption of this statement did not have a material impact on our consolidated financial position or results of operations.

B.    Related Party Transactions

        In December 1998, certain executive officers of the Company purchased, in the aggregate, 160,000 units as part of the Fechtor Detwiler 1998 private placement offering of the Company's common stock and warrants exercisable until December 15, 2003 to purchase the Company's common stock. A note in the aggregate principal amount of $200,000 issued by these officers to the Company funded the purchase of the units. The terms of the note provide for each executive to repay the note with interest at 4.25% per annum, within five years. The promissory notes, which are full recourse against the maker with respect to any amount due under the promissory notes, were secured by the common stock and warrants underlying the units. The principal balance outstanding of $150,000 was due on December 15, 2003. The Company received notification from a former officer and a current board member of their intention to exercise the warrants prior to December 15, 2003. Their payments for the exercise of the warrants were received after the December 15, 2003 expiration date, however the Company allowed for the exercise of those warrants. This effective modification of the warrants resulted in a non-cash compensation expense of $344,000. In applying generally accepted accounting principles (GAAP), the acceptance of the late payments on the warrant exercise represents a modification of the award and is treated as if a new award was granted on the date of modification. The intrinsic value of the awards on the date of the modification was recorded as non-cash compensation expense in the accompanying statement of operations.

        Effective June 18, 2003, the Company and one of the Company's consultants executed a full recourse promissory note for $26,250 related to the exercise of stock options bearing interest at 6% with payments due monthly as the shares exercised are sold. During the quarter ended September 30, 2003 the consultant paid this promissory note and all related interest in full.

        In July 1999, Dermaphylyx International, Inc., a related party, was formed by certain affiliates of CardioTech to develop advanced wound healing products. Dermaphylyx was merged into CardioTech International, Inc., pursuant to which it became a wholly owned subsidiary of CardioTech. Due to CardioTech's controlling financial interest, Dermaphylyx has been consolidated in the financial statements of CardioTech as of December 31, 2003. Prior to December 31, 2003, the operations and total assets of Dermaphylyx were not material to CardioTech. Since July 1999, the year Dermaphylyx was incorporated, all development expenses have been paid by CardioTech International, Inc.

        Upon the merger, the current stockholders of Dermaphylyx received 3,827 shares of common stock of CardioTech valued at the net book value of Dermaphylyx International, Inc., as of December 31, 2003, which was approximately $21,000.

C.    License Agreements

        Polymedica Corporation (NASDAQ:"PLMD") granted to CardioTech an exclusive, perpetual, worldwide, royalty-free license for CardioTech to use all of the necessary patent and other intellectual property owned by PLMD in the implantable devices and materials field (collectively, "PLMD Licensed Technology"). CardioTech, at its own expense, will file patents or other applications for the protection of all new inventions formulated, made, or conceived by CardioTech during the term of the license that related to PLMD Licensed Technology and all such inventions shall be exclusively licensed to PLMD for use by PLMD in fields other than the implantable devices and materials field. There are no financial commitments of CardioTech related to this license.

D.    Property and Equipment

        Property and equipment at March 31, 2004 consists of the following:

Land	$500,000
Building	1,633,000
Machinery, Equipment, and Tooling	2,244,000
Furniture, fixtures and office equipment	391,000
Leasehold improvements	1,285,000

6,053,000
Less accumulated depreciation and amortization	(1,392,000)

$4,661,000

        Depreciation expense for property and equipment for the fiscal years ended March 31, 2004 and 2003 was approximately $900,000 and $138,000, respectively. Construction in process of $379,000 was included in the Building category and was not completed or in use at March 31, 2004, and, accordingly, depreciation of this asset had not commenced at March 31, 2004.

E.    Income Taxes

        Reconciliation between the Company's effective tax rate and the United States statutory rate is as follows:

	2004	2003
Expected federal tax rate	34.0%	34.0%
State income taxes, net of federal tax benefit	5.0%	3.7%
Non deductible expenses	(17.0)%	(3.2)%
Change in valuation allowance	(22.0)%	(34.5)%

Effective tax rate	0.0%	0.0%

        A valuation allowance has been recorded to offset the related deferred tax assets due to uncertainty of realizing the benefit of this asset. The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of March 31, 2004:

Deferred Tax Assets:
Net operating loss carry forwards	$7,058,000
Tax credits	77,000
Inventory and receivable allowances	515, 000
Accrued expenses deductible when paid	257,000
Depreciation and amortization	96,000

Deferred tax assets before valuation allowance	8,003,000
Valuation allowance	(8,003,000)

Net deferred tax asset	$—

        As of March 31, 2004, the Company had federal and state net operating loss carry forwards of approximately $17, 558, 000 and $17, 009, 000, respectively, available to offset future taxable income that expire between 2019 through 2025. Approximately $11,349,000 of the Federal net operating loss carry forwards is subject to annual limitations as a result of the change in control of Gish.

F.     Concentration of Credit Risk and Major Customers

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with high credit, quality financial institutions. To manage accounts receivable credit risk, the Company continuously evaluates the creditworthiness of its customers and maintains allowances for potential credit losses. As of March 31, 2004 the Company believes it has no significant concentration of credit risks. One sales representative organization comprised 10% of the Company's net sales in fiscal 2004.

G.    Lease Commitments

        Aggregate future minimum rental payments on a cash basis required under operating leases for the Rancho Santa Margarita, Irvine, and Plymouth facilities are as follows:

Fiscal year ended March 31	Rancho Santa Margarita	Irvine	Plymouth
2005	$449,000	$161,000	$127,000
2006	463,000	124,000	127,000
2007	477,000	—	130,000
2008	491,000	—	131,000
2009	506,000	—	142,000
Thereafter	966,000	—	—

	$3,352,000	$285,000	$657,000

        Rent expense charged to operations was $786,000 and $330,000 for each of the years ended March 31, 2004 and 2003.

H.    Revolving Line of Credit

        When acquired, Gish had a $4,000,000 revolving line of credit, expiring in February 2005. Advances, based on eligible receivables, are secured by the operating assets of Gish and bear interest at prime (4.0% at March 31, 2004) plus 2%. The agreement also includes various restrictive loan covenants, including a requirement for Gish to maintain a minimum net worth of $7,000,000 and to achieve positive net income on a rolling three-month basis.

        At March 31, 2004, Gish had borrowed $730,000 under the revolving line of credit and would have been entitled to borrow an additional $1,629,000.

        During the 2004 fiscal year, Gish had periods when it was in default of a covenant under its revolving line of credit, which requires Gish to achieve net income on a rolling three-month basis. Gish has received a waiver from its lender for the defaults and Gish is currently in compliance with its covenants.

I.     Stockholders' Equity

Common Stock Options and Warrants

        The Company issued 2,354,190 shares of common stock during year ended March 31, 2004, as a result of the exercise of options by employees and consultants, generating cash proceeds of $4,984,000 and issued 1,158,900 shares of common stock as a result of the exercise of warrants, generating cash proceeds of $1,770,000. The issuance of 40,000 shares of common stock to Implant resulted in net proceeds of $40,000. During the first quarter of fiscal 2004, the Company issued 4,901,817 shares of common stock as part of the Gish Biomedical merger transaction. During the forth quarter of fiscal 2004 the Company issued 3,827 shares of common stock as part of the Dermaphylyx transaction and 12,931 shares of common stock in exchange for an equity interest in CorNova, Inc.

        During the 2004 fiscal year, the Company recorded non-cash compensation expense of $92,000 related to options granted to non-employees.

        On January 26, 2004, the Board of Directors of CardioTech retained a consultant for a period of six months to continue to represent CardioTech to the investment community. Services to be performed are 1) create greater awareness in the brokerage community for CardioTech and, 2) To advise CardioTech on market conditions. Fees for the these services will include (a) all pre-approved out-of-pocket expenses, and (b) the periodic grant of stock options in tranches, up to a maximum aggregate grant of 1,000,000 shares. The options will have an exercise price equal to 75% of the closing price for the day prior to the date of each grant, and will expire three months from the grant date. This agreement may be renewed by the mutual consent of the parties hereto at such terms as shall be mutually agreed to by the parties. During the three-month period ended March 31, 2004, the Company granted options under this consulting agreement to purchase 150,000 shares. The consultant exercised the options during the three-month period ended March 31, 2004 and proceeds from the exercise of these options totaled $697,000. The Company has recorded an expense of $232,000 for the difference between the proceeds received and the fair market value of the options on the date of grant. During the fiscal year ended March 31, 2003, the Company wrote-off a note receivable from this consultant for $280,000 as it deemed it uncollectible at that time. The Company reasoned that this note receivable was over two years old therefore it was appropriate to record the expense during the fiscal year ended March 31, 2002. The note was originally issued by the Company for the exercise of 200,000 options to purchase shares of common stock. The Company has received payments totaling $237,000 during fiscal 2004, which have been recorded as other income in the accompanying consolidated statement of operations. The Company expects to recover the remaining $43,000 during fiscal 2005. During Fiscal 2004, this same consultant exercised options, granted (at the fair market value on the date of grant) and vested in fiscal years prior to fiscal 2004, for 1,000,000 shares at a total purchase price of $2,695,000.

Treasury Stock and other transactions

        During the second quarter of fiscal 2004, the Company issued 95,000 treasury shares to various employees and board members for their effort in the Gish transaction. The fair market value of these treasury shares was approximately $293,000, which was recorded as a non-cash compensation expense in the Consolidated Statement of Operations for 2004 fiscal year. Subsequently, two board members returned the stock to the Company. The 10,000 shares returned were recorded at the fair market value on December 9, 2003 by increasing additional paid in capital and treasury stock by $68,000. In January 2001, the Board of Directors of the Company authorized the purchase of up to 250,000 shares of the Company's common stock of which 114,255 shares have been purchased at March 31, 2004. Subsequent to March 31, 2004, the Board of Directors authorized the purchase of up to 500,000 of additional shares of the Company's common stock. The Company announced that purchases may be made from time-to-time in the open market, privately negotiated transactions, block transactions or otherwise, at times and price deemed appropriate by management.

        During the 2004 fiscal year, the Company received $150,000 in payments on officer notes, which had been included in subscription receivable from related parties. During the 2004 fiscal year, the Company recorded additional subscription receivable of $140,000 due to the issuance of stock to holders of options and warrants, prior to receiving payment of the related exercise price. Their payments for the exercise of the warrants were received after the December 15, 2003 expiration date, however the Company allowed for the exercise of those warrants. During the fourth quarter of fiscal 2004, these subscription receivables were paid in full.

J.     Acquisitions

        On April 7, 2003 the Company consummated a merger with Gish Biomedical, Inc. ("Gish"). Gish stockholders received 1.3422 shares of CardioTech common stock for each share of Gish common stock that they owned. Holders of options to purchase Gish common stock received options to purchase 1.3422 shares of CardioTech common stock for every share of Gish common stock that they could purchase under the Gish option, at an exercise price per share equal to the exercise price of the Gish option divided by 1.3422. 4,901,817 shares of CardioTech common stock were issued to the Gish stockholders, representing approximately 35% of the total shares outstanding as of March 31, 2003.

        Gish, a California corporation, was founded in 1976 to design, produce and market innovative specialty surgical devices. All of Gish's products are single use disposable products or have a disposable component. Gish's primary markets include products for use in cardiac surgery, myocardial management, infusion therapy, and post operative blood salvage. The Gish subsidiary will continue to conduct its business in the Rancho Santa Margarita facility. The Company believes that the merger will result in synergies from combining the respective operations.

        As of December 31, 2003, the total updated purchase price, net of cash acquired, was $8,772,000. The value of the common stock issued was determined based on the average market price of CardioTech's common stock over a 25 day period before the terms of the acquisition were agreed to and announced. The purchase price includes the fair market value of stock options issued based on a Black Scholes calculation. There are no contingent payments or commitments outstanding. No major restructuring of personnel or operations is contemplated. The former president of Gish Biomedical, Inc., resigned as president of Gish on April 30, 2003 and per his contract, CardioTech agreed to pay him $372,000 over the next nineteen months. This amount was recorded as a compensation charge in the first quarter of fiscal 2004, and included in severance payment in the accompanying statement of operations.

        The operating results of Gish have been included in the Company's statement of operations beginning April 1, 2003. The table below summarizes the fair values of the assets and liabilities assumed as of the date of acquisition.

        The Company originally recorded intangible assets of $906,000 and goodwill of $631,000. Goodwill was adjusted to $554,000 during the three months ended December 31, 2003. Analysis of Gish's allowance for doubtful accounts resulted in a reduction of $77,000 in the carrying value of the goodwill. The intangible assets are for customer intangibles of $644,000 and technology intangibles of $262,000. The customer intangibles that meet the criteria for recognition include customer lists, order or production backlog, customer contracts and the related customer relationships, and non contractual customer relationships. Customer intangible assets are assumed to have a seven year life. The technology intangible assets represent value attributable to propriety knowledge and processes that have been developed or purchased by a company and are recognized as actually providing, or having the potential to provide, significant competitive advantages or product differentiation. The technology intangible assets are assumed to have a fifteen year life.

        The following table summarizes the fair values of the assets and liabilities assumed on the date of acquisition. CardioTech has obtained third-party valuations of tangible and intangible assets and their effect is included in the table below.

As of April 1, 2003- Adjusted
Unaudited
Current Assets	$7,604,000
Property and Equipment	2,815,000
Amortizable Intangible Assets	906,000
Goodwill and Non Amortizable Assets	554,000
Other Non Current Assets	242,000

Total Asset Acquired	12,121,000

Current Liabilities	2,743,000
Deferred rent	262,000

Total Liabilities Assumed	3,005,000

Net Assets Acquired	$9,116,000

        The following unaudited pro forma combined condensed consolidated statement of income has been prepared to give effect to the merger of CardioTech and Gish using the purchase method of accounting. The unaudited pro forma combined condensed consolidated statement of income is presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred on April 1, 2002 for the year ended March 31, 2003, nor is it indicative of the future position or results of operations.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED STATEMENT OF INCOME

For the year ended March 31 2003
Net Sales	$21,103,000

Net loss	$(1,950,000)

Net loss per common share:
Basic and diluted(1)	$(0.14)

Shares used in computing net loss per common share:
Basic and diluted(2)	14,031,271

(1)
Gish Biomedical, Inc. net loss per common share basic and diluted calculated on a proforma basis based on proforma common stock discussed in (2).

(2)
Gish Biomedical, Inc. pro forma common stock based upon the issuance of 4,901,817 of CardioTech International, Inc. common stock.

K.    Enterprise and Related Geographic Information

        The Company acquired Gish Biomedical, Inc. effective April 7, 2003 and subsequent to that date, the Company has managed its business in fiscal 2004 on the basis of one reportable operating segment: Medical Device Manufacturing and Sales.

        Sales to foreign customers (primarily Europe and Asia) aggregated approximately $3,247,000 in 2004.

L.    Supplemental Disclosures for Stock-Based Compensation

        CardioTech's 1996 Employee, Director and Consultants Stock Option Plan (the "1996 Plan") was approved by CardioTech's Board of Directors and Stockholders in March 1996. A total of 7,000,000 shares have been reserved for issuance under the Plan. Under the terms of the Plan the exercise price of Incentive Stock Options issued under the Plan must be equal to the fair market value of the common stock at the date of grant. In the event that Non Qualified Options are granted under the Plan, the exercise price may be less than the fair market value of the common stock at the time of the grant (but not less than par value). In October 2003, the Company's stockholders approved the CardioTech International, Inc. 2003 Stock Option Plan (the "2003 Plan"), which authorizes the issuance of 3,000,000 shares of common stock with terms similar to the 1996 Plan. Substantially all of the stock options granted pursuant to the 1996 Plan provide for the acceleration of the vesting of the shares of Common Stock subject to such options in connection with certain changes in control of the Company. A similar provision is not included the 2003 Plan. Normally options granted expire ten years from the grant date.

        During fiscal 2003, the Company issued options to a consultant to purchase 35,000 shares of the Company's common stock, which were valued at fair market value using the Black Scholes option-pricing model. These options vest over a 24 month period. During fiscal 2004 and 2003, the Company expensed $56,000 and $16,000, respectively, related to the options.

        Activity under the Plans for the years ended March 31, 2004 and 2003 is as follows:

	Number of Options	Weighted average exercise price
Outstanding April 1, 2002	4,476,396	$1.66
Granted	182,119	1.58
Cancelled	(215,628)	1.55
Exercised	(69,665)	1.02

Outstanding March 31, 2003	4,373,222	1.67
Granted	2,880,304	2.45
Cancelled	(54,488)	1.85
Exercised	(2,354,190)	2.11

Outstanding March 31, 2004	4,844,848	$1.97

        Weighted average fair value of the options granted in fiscal 2004 was $2.45. As of March 31, 2004, 809,539 shares were issued under the 2003 Stock Option Plan.

        Summarized information about stock options outstanding at March 31, 2004 is as follows:

				Exercisable
		Weighted Average Remaining Contractual Life
Range of Exercise Prices	Number of Options Outstanding		Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.28 - $0.92	1,521,002	8.1	$0.85	1,521,002	$0.85
$1.04 - $1.95	1,948,092	6.2	$1.53	1,850,274	$1.52
$2.06 - $3.06	368,839	6.4	$2.63	352,692	$2.61
$4.04 - $4.04	833,915	9.7	$4.04	263,121	$4.04
$5.40 - $5.40	173,000	9.8	$5.40	61,684	$5.40

$0.28 - $5.40	4,844,848	7.5	$1.97	4,048,773	$1.59

        The Executive Compensation Structure that The Compensation Committee for the Gish transaction approved provides an anti-dilution provision for Michael Szycher. This provision ensured that Michael Szycher's percentage of ownership (20.8%) would be the same after the Gish transaction as it was before. Upon completion of the Gish transaction, Michael Szycher was granted a stock option for 1,017,330 shares at an exercise price of $0.92. Similar awards may be granted in the future for acquisitions or equity based transactions.

        Options exercisable at March 31, 2004 and March 31, 2003 were 4,048,773 and 3,919,236, respectively. At March 31, 2004 there were no shares remaining to be granted under the 1996 Stock Option Plan and 2,190,461 shares were available for grant under the 2003 Stock Option Plan. Of the shares available for grant at March 31, 2004, 850,000 shares are reserved for potential issuance in connection with the agreement with a consultant described in Note I. Subsequent to March 31, 2004, the Board of Directors granted Michael Szycher options to purchase 250,000 shares of the Company's common stock, subject to yet to be determined fiscal 2005 performance requirements.

        During fiscal 2004, 1,158,900 warrants were exercised, resulting in net cash proceeds of approximately $1,770,000. At March 31, 2004 there were no warrants outstanding to purchase shares of the Company's common stock.

M.   Intangible Assets

        Intangible assets consist of the following at March 31:

	Estimated Useful Life	2004
Customer intangibles—CDT	5 years	$412,000
Less—Accumulated amortization		(240,000)

Customer intangibles, net		$172,000

Customer intangibles—Gish	7 years	$644,000
Less—Accumulated amortization		(92,000)

Customer intangibles, net		$552,000

Technology intangibles—Gish	15 years	$262,000
Less—Accumulated amortization		(18,000)

Technology intangibles, net		$244,000

Goodwill		$2,367,000
Less—Accumulated amortization		(729,000)

Goodwill, net		$1,638,000

N.    Other Agreements

        In March 2000, Implant Sciences Corporation (AMEX:IMX) entered into a $250,000 joint research agreement with the Company for the purpose of having the Company develop a proprietary porous polymer biocompatible coating technology as a platform for Implant's proprietary radioactive brachytherapy technology. During fiscal 2001, the Company was paid $50,000 by Implant pursuant to the aforementioned agreement. The joint research and development agreement provides for the Company to develop the polyurethane coating instrumental in the development of a polyurethane coated drug-eluting stent and for the Company to grant Implant a perpetual worldwide exclusive license to use, sublicense and otherwise deal in any technology developed by the Company in connection with the development of the stents. In consideration of the research, development and technology transfer, Implant paid the Company $150,000 in cash pursuant to a milestone schedule. In addition, Implant agreed to purchase 100,000 shares of CardioTech's common stock at a price of $1.00 per share upon the achievement of certain milestones specified in the agreement. On April 18, 2002, Implant purchased 60,000 shares of the Company's common stock at $1.00 per share. On November 26, 2003, Implant purchased 40,000 shares of the Company's common stock at $1.00 per share.

        The owner of the technology used in connection with the stent will be CardioTech; however, such technology will be transferred to Implant pursuant to a technology license. The developed technology represents a "platform" in the sense that the polyurethane developed by CardioTech and utilized to cover the stent will be the medium in which specific anti-restenosis drugs will be implanted and therefore becomes the key technological component of this drug-eluting stent. The research and development agreement provides for 6 phases including the design of equipment necessary to produce prototypes of the stent, development of a series of prototypes, production of a limited number of prototypes and the delivery of prototypes to Implant. The material deadline is therefore the delivery of an operative prototype.

        On November 26, 2003, Implant accepted the Company's final report covering the joint research program on developing a drug-eluting stent. On November 26, 2003, Implant paid the Company $75,000; $35,000 was the final payment on the research program and $40,000 was payment for the purchase of 40,000 shares of the Company's common stock at the price of $1.00 per share. The issuance of 40,000 shares of the Company's common stock to Implant resulted in a non-cash expense of approximately $210,000. The excess of the fair value of the total award on November 26, 2003 was recorded as non-cash research and development expense and included in the accompanying statement of operations. As of November 26, 2003, Implant has paid the Company the entire $250,000 due under this joint research agreement. Implant and the Company have no further obligations under this agreement.

        In April 2002, the Company concluded a technology transfer and license agreement with Credent Vascular Technologies, Ltd., of Wrexham, U.K. ("Credent"). Total consideration paid by Credent to CardioTech for the purchase of the transferred rights to ChronoFlex RC was $500,000. Under terms of the agreement, CardioTech irrevocably granted an exclusive, worldwide license of its intellectual property rights relating to ChronoFlex RC, enabling Credent to exclusively synthesize ChronoFlex RC biodurable polycarbonate-urethane. Credent will use ChronoFlex RC in the manufacture of its vascular access and peripheral vascular grafts and potentially in future development products. Credent has licensed back to CardioTech the right to use ChronoFlex RC for the manufacture and marketing of coronary artery bypass grafts.

O.    Valuation and Qualifying Accounts

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Other	Write Offs	Balance at End of Period
Year Ended March 31, 2004:
Deducted from assets accounts:
Allowance for doubtful accounts	$92,000	$24,000	$80,000	$5,000	$201,000
Excess and obsolescence reserve	$15,000	$48,000	$472,000	$(163,000)	$372,000
Total	$107,000	$72,000	$552,000	$(158,000)	$573,000
Year Ended March 31, 2003:
Deducted from asset accounts:
Allowance for doubtful accounts	$70,000	$33,000		$11,000	$92,000
Excess and obsolescence reserve	$15,000	—		—	$15,000
Total	$85,000	$33,000		$11,000	$107,000

P.     Benefit Plan and Employment Agreement

        The Company has several Salary Reduction Profit Sharing Plans ("the Plans"), established under Section 401(k) of the Internal Revenue Code, in which all employees are eligible to participate. Total Company contribution to the Plans was $27,000 in the 2004 fiscal year.

        The Company has entered into an employment agreement (the "Employment Agreement") with Dr. Michael Szycher, pursuant to which said individual serves as Chief Executive Officer of the Company. Pursuant to the terms of the Employment Agreement, Dr. Szycher is to receive an annual base salary of Three Hundred and Twenty Five Thousand ($325,000) dollars. Dr. Szycher's salary will be reviewed annually by the Board. Additionally, Dr. Szycher may also be entitled to receive an annual bonus payment in an amount, if any, to be determined by the Compensation and Stock Option Committee of the Board.

        The initial term of the Employment Agreement by and between the Company and Dr. Szycher is set to expire on December 31, 2004. After such time, the term of the Employment Agreement will be deemed to continue on a month-to-month basis if not expressly extended while Dr. Szycher remains employed by the Company. Dr. Szycher and CardioTech each have the right to terminate the Employment Agreement at any time, with or without cause (as defined in the Employment Agreement), upon thirty (30) days prior written notice. In the event that CardioTech terminates the applicable Employment Agreement without cause, or Dr. Szycher terminates his employment for good reason following a change in control (as such terms are defined in the Employment Agreement) or CardioTech fails to renew the Employment Agreement within two (2) years following the occurrence of a change in control, Dr. Szycher will be entitled to receive severance equal to 2.99 times his annual base salary at termination. In such event, Dr. Szycher will be bound by a noncompete covenant for one (1) year following termination of his employment.

Q.    Investment in CorNova, Inc.

        An Exchange and Venture Agreement (the "Agreement") was entered into on March 5, 2004 by and among CardioTech, Implant, and CorNova, Inc. ("CorNova"). CorNova is a start-up company, incorporated as a Delaware corporation on October 12, 2003. CorNova's focus will be the development of a next-generation drug-eluting stent. On March 5, 2004, CardioTech and Implant each agreed to transfer to CorNova 12,931 shares and 10,344 shares of their common stock (Collectively, the "Contributory Shares"), respectively, in exchange for 1,500,000 shares, each, of CorNova's common stock. The number of Contributory Shares issued reflects the fair market value of CardioTech's and Implant's common stock as of November 18, 2003, for an aggregate value of $75,000 each. This also resulted in CardioTech and Implant each receiving a thirty percent (30%) ownership interest in CorNova.

        Upon the event of CorNova securing additional financing in the minimum amount of $1,000,000 and up to a maximum amount of $3,000,000 (the "Series A Financing"), CardioTech and Implant will each issue additional shares of their common stock (the "Investment Shares"), where the number of Investment Shares to be issued will be equal to twenty-five percent (25%), of the gross proceeds of the Series A Financing divided by the respective five (5) day average of the closing prices of the common stock of CardioTech and Implant as published in the Wall Street Journal on the dates immediately preceding each relevant closing of the Series A Financing. In addition to the issuance of its common stock upon the completion of a Series A Financing, CardioTech will also grant to CorNova an exclusive license for the technology consisting of Chronoflex DES polymer, or any poly (carbonate) urethane containing derivative thereof, for use on drug-eluting stents.

        Both the Contributory Shares and the Investment Shares (collectively, the "Securities") are restricted securities within the meaning of Rule 144 of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and none of the Securities may be sold except pursuant to an effective registration statement under the Securities Act or under the securities laws of any state, or in a transaction exempt from registration under the Securities Act.

        During fiscal 2004, the Company used the equity method of accounting and recorded equity in the net loss of CorNova of $1,000, equity in comprehensive income of CorNova of $7,000 (related to unrealized holding gains on securities classified as available-for-sale), and recorded a charge of $32,000, reducing its original $75,000 investment to $50,000 at March 31, 2004.

R.    Subsequent Events

Authorization of Company Buy-Back of Common Stock

        On June 21, 2004 the Board of Directors authorized the purchase of up to 500,000 additional shares of the Company's common stock. In June 2001 the Board of Directors authorized the purchase of up to 250,000 shares of the Company's common stock, of which 114,255 shares have been purchased at March 31, 2004. The Compamy announced that purchases may be made from time-to-time in the open market, privately negociated transactions, block transactions or otherwise, at times and prices deemed appropriate by management.

Stock Option Grant

        On April 1, 2004 the Board of Directors granted Michael Szycher options to purchase 250,000 shares of the Company's common stock, subject to yet to be determined fiscal 2005 performance requirements.

To the Board of Directors and Stockholders of CardioTech International, Inc.:

        We have audited the accompanying consolidated balance sheet of CardioTech International, Inc. as of March 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of CardioTech International, Inc. as of March 31, 2002, were audited by other auditors who have ceased operations and whose report dated May 15, 2002, expressed an unqualified opinion on those statements.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the fiscal 2003 financial statements referred to above present fairly, in all material respects, the consolidated financial position of CardioTech International, Inc. at March 31, 2003, and consolidated the results of its operations and its cash flows for the year ended March 31, 2003, in conformity with accounting principles generally accepted in the United States.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
May 16, 2003

CARDIOTECH INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

March 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$2,939,000
Accounts receivable—trade, net of bad debt allowance of $92,000	578,000
Accounts receivable—other	38,000
Note receivable—related party	10,000
Inventory	180,000
Prepaid expenses	55,000

Total Current Assets	3,800,000
Property and equipment, net	298,000
Amortizable intangible assets, net	254,000
Goodwill	1,085,000
Other non-current assets (including prepaid transaction costs of $421,000)	461,000

Total Assets	$5,898,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$385,000
Accrued expenses	491,000
Deferred revenue	265,000

Total Current Liabilities	1,141,000
Commitments and contingencies (Note H)
Stockholders' Equity:
Common stock, $.01 par value, 50,000,000 shares authorized, 9,228,266 issued and 9,126,889 outstanding	92,000
Additional paid-in capital	16,168,000
Accumulated deficit	(11,160,000)
Subscriptions receivable from related parties	(178,000)

4,922,000
Less: treasury stock, 101,377 shares at cost	(165,000)

Total Stockholders' Equity	4,757,000

Total Liabilities and Stockholders' Equity	$5,898,000

The accompanying notes are an integral part of these consolidated financial statements.

CARDIOTECH INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended March 31,
	2003	2002
Revenue:
Product sales	$2,880,000	$2,550,000
Research grants and contracts	88,000	278,000
Royalties	426,000	392,000

	3,394,000	3,220,000
Operating Expenses:
Cost of product sales	2,062,000	1,726,000
Cost of research grants and contracts	61,000	228,000
Research and development	313,000	273,000
Selling, general and administrative	1,965,000	3,070,000
	4,401,000	5,297,000

Loss from operations	(1,007,000)	(2,077,000)

Other Income (Expense):
Interest expense	—	(23,000)
Interest income	44,000	114,000
Other income	—	15,000

Other income (expense), net	44,000	106,000

Net loss	$(963,000)	$(1,971,000)

Net loss per share:
Basic	$(0.11)	$(0.23)
Diluted	$(0.11)	$(0.23)
Shares used in computing net loss per share:
Basic	9,129,454	8,620,956
Diluted	9,129,454	8,620,956

The accompanying notes are an integral part of these consolidated financial statements.

CARDIOTECH INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Years Ended March 31, 2003 and 2002

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Subscriptions Receivable from Related Parties	Treasury Stock	Total Stockholders' Equity
Balance at April 1, 2001	8,517,930	$85,000	$14,680,000	$(8,226,000)	$(445,000)	$(40,000)	$6,054,000
Conversion of convertible notes to common stock	433,094	4,000	394,000	—	—	—	398,000
Issuance of common stock in connection with exercise of stock options	84,377	1,000	71,000	—	—	—	72,000
Issuance of common stock in connection with exercise of stock warrants	63,200	1,000	87,000	—	—	—	88,000
Fair value of options granted to consultant	—	—	786,000	—	—	—	786,000
Payment of officers and consultant note	—	—	—	—	15,000	—	15,000
Sale of common stock to related party	60,000	—	60,000	—	(60,000)	—	—
Treasury stock, at cost	—	—	—	—	—	(8,000)	(8,000)
Net loss	—	—	—	(1,971,000)	—	—	(1,971,000)

Balance at March 31, 2002	9,158,601	91,000	16,078,000	(10,197,000)	(490,000)	(48,000)	5,434,000
Issuance of common stock in connection with exercise of stock options	69,665	1,000	71,000	—	—	—	72,000
Fair value of options granted to consultants	—	—	19,000	—	—	—	19,000
Interest due on Officer's notes	—	—	—	—	(28,000)	—	(28,000)
Payment of note receivable from related party	—	—	—	—	60,000	—	60,000
Write-off of note receivable	—	—	—	—	280,000	—	280,000
Purchase of stock for treasury, at cost	—	—	—	—	—	(117,000)	(117,000)
Net loss	—	—	—	(963,000)	—	—	(963,000)

Balance at March 31, 2003	9,228,266	$92,000	$16,168,000	$(11,160,000)	$(178,000)	$(165,000)	$4,757,000

The accompanying notes are an integral part of these consolidated financial statements

CARDIOTECH INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2003	2002
Cash flows from operating activities:
Net loss	$(963,000)	$(1,971,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value ascribed to options granted to nonemployees	19,000	786,000
Noncash interest expense on convertible notes payable	—	20,000
Depreciation and amortization	220,000	584,000
Loss on disposal of fixed assets	2,000	—
Interest on officer's notes	(28,000)	—
Provision for doubtful accounts	33,000	13,000
Excess and obsolescence reserve	0	15,000
Changes in current assets and liabilities:
Accounts receivable—trade	(273,000)	404,000
Accounts receivable—other	33,000	16,000
Inventory	(46,000)	(75,000)
Prepaid expenses	27,000	(16,000)
Accounts payable	125,000	(222,000)
Accrued expenses	136,000	115,000
Deferred revenue	40,000	(67,000)

Net cash used in operating activities	(675,000)	(398,000)

Cash flows from investing activities:
Purchase of property and equipment	(72,000)	(115,000)
Release of cash held in escrow	—	730,000
Cash paid for acquisition of CDT, net	—	(1,454,000)
Increase in other non current assets	(421,000)	49,000

Net cash used in investing activities	(493,000)	(790,000)

Cash flows from financing activities:
Net proceeds from issuance of common stock, options and warrants	71,000	164,000
Purchase of treasury stock	(117,000)	(8,000)
Receipt of subscription receivable	—	15,000
Proceeds from repayment of note receivable	60,000	—

Net cash provided by financing activities	14,000	171,000

Net decrease in cash and cash equivalents	(1,154,000)	(1,017,000)
Cash and cash equivalents at beginning of year	4,093,000	5,110,000

Cash and cash equivalents at end of year	$2,939,000	$4,093,000

Supplemental Disclosure of Cash Flow Information:
Conversion of convertible notes payable and accrued interest into common stock	—	$398,000
Income taxes paid	—	$1,000

        On May 4, 2001, the Company completed the acquisition of all the shares of CMED Catheter and Disposables Technology, Inc. pursuant to an Acquisition Agreement dated as of April 30, 2001, as follows:

Fair value of assets acquired, excluding cash	$2,019,000
Cash paid for acquisition	(1,454,000)
Liabilities assumed	$565,000

The accompanying notes are an integral part of these consolidated financial statements.

CARDIOTECH INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nature of Business

        CardioTech International, Inc. (including its subsidiaries, collectively "CardioTech" or the "Company") is using its proprietary technology to develop and manufacture small bore vascular grafts, or synthetic blood vessels, made of ChronoFlex, a family of polyurethanes, that has been demonstrated to be biocompatible and non-toxic. The Company is headquartered in Woburn, Massachusetts, where it also operates its manufacturing and laboratory facilities.

A.    Summary of Significant Accounting Policies

Basis of Presentation

        CardioTech was incorporated in March 1993. CardioTech and CardioTech International, Ltd. ("CTL") were spun off of PolyMedica Industries, Inc. ("PMI") in June 1996. CardioTech Acquisition Corp, a wholly-owned subsidiary of the Company, was incorporated in April 1999. CTL was sold in November 2000.

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Uses of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements.

Uncertainties

        The Company is subject to risks common to companies in the medical device industry, including, but not limited to, development of new technology innovations by competitors of the Company, dependence on key personnel, protection of proprietary technology, and compliance with FDA government regulations.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, demand deposits and short-term investments with original maturities of three months or less. Cash equivalents represent a deposit in a money market account.

Accounts Receivable—Other

        Accounts Receivable—Other principally consists of revenue receivable from research and development work completed on National Institute of Health Small Business Innovative Research Grants and royalty income receivable.

Revenue Recognition—Product, Research and Royalty Revenue

        The Company recognizes revenue in accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Product revenue is recognized in the period when persuasive evidence of an arrangement with a customer exists, the product is shipped, title has been transferred to the customer, the price is fixed and determinable, and collection is considered probable. Product revenue is generated in connection with the sale of ChronoFlex and other proprietary biomaterials for use in medical devices. Contracted development fees from corporate partners are recognized upon completion of service or the attainment of technical benchmarks, as appropriate. These amounts are recorded as research contract revenues.

        The Company also receives royalties for the use of its proprietary biomaterials. CardioTech recognizes these royalties as revenue in accordance with the terms of the contracts.

        During the years ended March 31, 2003 and 2002, the Company earned revenue from a Small Business Innovation Research (SBIR) grant awarded by the National Institute of Health to support the Company's research and development programs. This Research Grant revenue is recognized over the term of the grant on a percentage of completion basis determined by estimates of costs incurred as compared to total budgeted costs.

Shipping and Handling Costs

        Shipping and handling costs are recorded in cost of sales as incurred.

Research and Development Expense

        Research and development expense consists primarily of salaries and is charged to expense as incurred.

Reporting Comprehensive Income (Loss)

        SFAS No. 130, "Reporting Comprehensive Income (Loss)," establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. Comprehensive income (loss) is the total of net income (loss) and all other non owner changes in equity including such items as unrealized holding gains (losses) on securities classified as available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. During the years ended March 31, 2003 and 2002, the Company's only item of comprehensive income was its net loss.

Basic and Diluted Earnings Per Share

        The Company follows SFAS No. 128, "Earnings Per Share," where basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share are based upon the weighted average number of common shares outstanding during the period plus additional weighted average common equivalent shares outstanding during the period.

        Common equivalent shares result from the assumed exercise of outstanding stock options and warrants, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method. Common equivalent shares also result from the assumed conversion of convertible debt using the "If Converted" method. In addition, the numerator is adjusted for any changes in income or loss that would result from the assumed conversion of potential shares.

Property and Equipment

        Property and equipment are stated at cost. Equipment is depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years, and leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease. Expenditures for repairs and maintenance are charged to expense as incurred.

Inventory

        Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market, and is made up of Raw Materials, Work in Process, and Finished Goods of $99,000, $60,000, and $21,000, respectively.

Income Taxes

        The Company follows SFAS No. 109, "Accounting for Income Taxes," where deferred tax assets and liabilities are recognized based on temporary differences between the financial statements and tax basis of assets and liabilities using currently enacted tax rates. A valuation reserve against the net deferred assets is recorded, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Intangible Assets and Impairment of Long-Lived Assets:

        The Company evaluates its long-lived assets, which include property and leasehold improvements and finite-lived intangible assets for impairment as events and circumstances indicate that the carrying amount may not be recoverable and at a minimum at each balance sheet date. The Company evaluates the realizability of its long-lived assets based on profitability and undiscounted cash flow expectations for the related asset or subsidiary. Property and leasehold improvements and amortizable intangibles are subject to SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." Non-amortizable intangibles, such as goodwill, are subject to SFAS No. 142 "Goodwill and Other Intangible Assets." Management believes that as of the balance sheet date presented none of the Company's long-lived assets were impaired.

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement superceded Accounting Principles Board Opinion No. 17 ("APB 17"), "Intangible Assets," and applies to goodwill and intangible assets acquired after June 30, 2001, as well as goodwill and intangible assets previously acquired. SFAS No. 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized but instead be tested for impairment at least annually, or when events indicate that there may be impairment. In connection with the SFAS No. 142 transitional goodwill impairment evaluation, CardioTech is required to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. CardioTech adopted SFAS No. 142 in the fiscal quarter ended June 30, 2002 The Company completed the first step of the traditional goodwill impairment test during the first quarter of fiscal 2003, based on the amount of goodwill as of the beginning of fiscal year 2003, as required by SFAS No. 142. The Company utilized a third party independent valuation to determine the fair value of each of the reporting units based on a discounted cash flow income approach. Based on the results of the first step of the transitional goodwill impairment test, the Company has determined that the fair value of each of reporting units exceeded the carrying amounts and, therefore, no goodwill impairment existed as of April 1, 2002. As a result, the second step of the transitional goodwill impairment test is not required to be completed. As of March 31, 2003, we are not aware of any events that would cause us to conclude the impairment indicators exist. The Company will be required to continue to perform a goodwill impairment test on an annual basis and the next test is scheduled during the quarter ending September 30, 2003.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains SFAS No. 121's fundamental provisions for (a) recognition/measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sales. The Company adopted SFAS No. 144 in fiscal 2003. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company believes that no indication of impairment exists as of March 31, 2003.

        As of March 31, 2003, CardioTech had unamortized goodwill of $1,085,000 and unamortized identifiable intangible assets of $254,000. Amortization expense related to other identifiable intangible assets that will continue to be amortized in the future is approximately $82,000 for the fiscal year ended March 31, 2003. Under this statement goodwill, as well as certain other intangible assets, determined to have an indefinite life, will no longer be amortized, instead these assets will be reviewed for impairment on a periodic basis.

	2003	2002
Reported net loss	$(963,000)	$(1,971,000)
Add back: goodwill amortization	—	350,000

Adjusted net loss	(963,000)	(1,621,000)

Net loss per common share:
Basic	$(0.11)	$(0.19)
Diluted	$(0.11)	$(0.19)
Shares used in computing net loss per common share:
Basic	9,129,454	8,620,956
Diluted	9,129,454	8,620,956

        The estimated amortization expense related to other identifiable intangible assets for the next five years is as follows:

Year
2004	$82,000
2005	82,000
2006	82,000
2007	8,000
2008	—

Stock Based Compensation

        The Company accounts for stock options granted to employees in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations rather than the alternative fair value accounting provided for under Statement of Financial Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which requires the use of option valuation models that were not developed for use in valuing employee stock options. The Company also has issued options to non-employees for services provided to the Company. Such options have been accounted for at fair value in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling Goods or Services. Such compensation expense is recognized based on the vested portion of the compensation cost at the respective balance sheet dates.

        Had compensation cost for the Company's stock option grants been determined consistent with SFAS 123, the Company's net loss and net loss per share would approximate the pro forma amounts below:

	Year ended March 31,
	2003	2002
Net loss as reported	$(963,000)	$(1,971,000)
Add: Stock-based employee compensation expense determined under fair value based method for all employee awards	(841,000)	(950,000)

Proforma net loss	$(1,804,000)	$(2,921,000)
Basic and diluted loss per share:
As reported	$(0.11)	$(0.23)
Pro forma	$(0.20)	$(0.34)

        The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards made prior to 1995. Additional awards in future years are anticipated.

        The fair value of each option granted during the fiscal years 2003 and 2002 is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2002	2003
Dividend yield	None	None
Expected volatility	80.0%	80.0%
	3.94%
Risk-free interest rate	5.21%	4.9%
Expected life	10 years	10 years
Fair value of options granted	$1.34	$0.92

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Fair Value of Financial Instruments

        The Company's financial instruments consist of cash and cash equivalents, trade receivables, accounts payable and accrued expenses. The carrying value of these financial instruments approximates fair value due to their short term to maturity. Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents and trade receivables.

        All of the Company's cash equivalents are maintained by major financial institutions.

        The Company performs ongoing credit evaluations of the financial condition of its customers and generally does not require collateral. The Company's subsidiary CDT requires new customers to pay a deposit prior to any work being performed, which is recorded as a current liability. Although the

Company is directly affected by the overall financial condition of the healthcare industry, management does not believe significant credit risk exists at March 31, 2003. The Company maintains an allowance for doubtful accounts based on accounts past due according to contractual terms and historical collection experience. Actual losses when incurred are charged to the allowance. The Company's losses related to collection of trade accounts receivables have consistently been within management's expectations.

Recent Accounting Pronouncements

        In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end. The Company is currently evaluating the requirements and impact, if any, of FIN 45 on its consolidated results of operations and financial position.

        In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities," to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 changes that guidance by requiring a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN 46 also requires disclosure about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003 and to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company is currently evaluating the requirements and impact, if any, of FIN 46 on its consolidated results of operations and financial position.

        In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue ("EITF") No. 94-3. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. We will adopt the provisions of SFAS No. 146 for any restructuring activities initiated after December 31, 2002. Adoption of the provisions of SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition Disclosure, An Amendment of FASB Statement No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosure in financial statements regarding the effects of stock-based compensation. The provisions of SFAS No. 148 are effective for fiscal and interim periods ending after December 15, 2002. The Company will continue to apply APB No. 25 as the method used to account for stock-based employee compensation arrangements, where applicable, but has adopted the disclosure requirements of SFAS No. 148.

        On May 15, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Statement 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. The provisions of SFAS No. 150 are effective for public companies for all financial instruments created or modified after May 31, 2003, and to other instruments at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for calendar quarter companies. The adoption of SFAS No. 150 is not expected to have a material impact on the Company's financial position or results of its operations.

B.    Related Party Transactions

        In December 1998, certain executive officers of the Company purchased, in the aggregate, 160,000 units during a private placement offering of the Company's common stock. A note issued by each officer to the Company funded the purchase of the units valued at $200,000. The terms of the note provide for each executive is to repay the Company with interest at 4.25% per annum, within five years. The promissory notes, which are full recourse against the maker personally with respect to any amount due under the promissory notes, are secured by the common stock and warrants underlying the units. The principal balance due is included as Subscriptions receivable from related parties in Stockholders' Equity of the consolidated balance sheet. As of March 31, 2003, the principal balance outstanding was $150,000.

        SFAS No. 57, "Related Party Disclosures," specifies the nature of information that should be disclosed in financial statements regarding related party transactions. Implant Sciences Corporation ("Implant"), a public company, is a related party with the Company by virtue of its significant business relationships.

        In March 2000, Implant entered into a $250,000 joint research agreement with the Company for the purpose of having the Company develop a proprietary porous polymer biocompatible coating technology as a platform for Implant's proprietary radioactive brachytherapy technology. During fiscal 2001, the Company was paid $50,000 by Implant pursuant to the aforementioned agreement. The joint research and development agreement provides for the Company to develop the polyurethane coating instrumental in the development of a polyurethane coated drug-eluting stent and for the Company to grant Implant a perpetual worldwide exclusive license to use, sublicense and otherwise deal in any technology developed by the Company in connection with the development of the stents. In consideration of the research, development and technology transfer, Implant will pay the Company $150,000 in cash pursuant to a milestone schedule. In addition, Implant will purchase 100,000 shares of CardioTech's common stock at a price of $1.00 per share upon the achievement of certain milestones related to the research and development. As of March 31, 2002, Implant was obligated to purchase 60,000 shares of the Company's common stock at $1.00 per share. Accordingly, the Company recorded a subscription receivable of $60,000 in stockholders' equity at March 31, 2002. On April 6, 2003, Implant paid CardioTech $60,000 and received a stock certificate for 60,000 shares of CardioTech common stock. The owner of the technology used in connection with the stent is CardioTech, however such technology will be transferred to Implant pursuant to a technology license. The developed technology represents a "platform" in the sense that the polyurethane developed by CardioTech and utilized to cover the stent will be the medium in which specific anti-restenosis drugs will be implanted and therefore becomes the key technological component of this drug-eluting stent. The research and development agreement provides for 6 phases including the design of equipment necessary to produce prototypes of the stent, development of a series of prototypes, production of a limited number of prototypes and the delivery of prototypes to Implant. The material deadline is therefore the delivery of an operative prototype. Implant is obligated to pay the entire $250,000 if all milestone conditions are met. Through March 31, 2003 Implant has made cash payments of $175,000 to CardioTech.

        Certain of the Company's directors hold positions as directors of Implant. The chief executive officer and chairman of the board of directors is also a director of Implant. The chief executive officer and chairman of the board of directors of Implant is also one of the Company's directors. On October 10, 2001, the Company provided Implant a $500,000 line of credit facility. The line of Credit provides for funding at the discretion of Implant, is subject to a security agreement providing a second lien on substantially all of Implant's assets, and provides for a $15,000 commitment fee which was paid in February 2002. The Company and Implant mutually agreed to terminate the Line of Credit on March 29, 2002. There were no borrowings on this line of credit from inception through its termination on March 29, 2002.

        The Company advanced $10,000 to an outside business consultant on April 26, 2002. On June 25, 2003 the advance was converted to a demand note bearing interest at 1.31%.

C.    License Agreements

        Polymedica Corporation (NASDAQ:"PLMD") has granted to CardioTech an exclusive, perpetual, worldwide, royalty-free license for CardioTech to use all of the necessary patent and other intellectual property owned by PLMD in the implantable devices and materials field (collectively, "PLMD Licensed Technology"). CardioTech, at its own expense, will file patents or other applications for the protection of all new inventions formulated, made, or conceived by CardioTech during the term of the license that related to PLMD Licensed Technology and all such inventions shall be exclusively licensed to PLMD for use by PLMD in fields other than the implantable devices and materials field. There are no financial commitments of CardioTech related to this license.

D.    Property and Equipment

        Property and equipment at March 31, 2003 consists of the following:

Laboratory equipment	$592,000
Furniture, fixtures and office equipment	154,000
Leasehold improvements	254,000

1,000,000
Less accumulated depreciation and amortization	(702,000)

$298,000

        Depreciation expense for property and equipment for the fiscal years ended March 31, 2003 and 2002 was approximately $138,000 and $162,000, respectively.

E.    Accrued Expenses

        Accrued expenses at March 31, 2003 consist of the following:

Legal and professional fees	$256,000
Salaries and benefits	128,000
Research and development	107,000

$491,000

F.     Income Taxes

        Reconciliation between the Company's effective tax rate and the United States statutory rate is as follows:

	2003	2002
Expected federal tax rate	34.0%	34.0%
State income taxes, net of federal tax benefit	3.7%	3.9%
Non deductible expenses	(3.2)%	(7.5)%
Change in valuation allowance	(34.5)%	(30.4)%

Effective tax rate	0.0%	0.0%

        A valuation allowance has been recorded to offset the related deferred tax assets due to uncertainty of realizing the benefit of this asset. The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of March 31, 2003:

Deferred Tax Assets:
Net operating loss carryforwards	$2,131,000
Stock options exercised	—
Tax credits	97,000
Other	126,000
Depreciation	9,000

Deferred tax assets before valuation allowance	2,363,000
Valuation allowance	(2,363,000)

Net deferred tax asset	$—

        As of March 31, 2003, the Company had federal and state net operating loss carryforwards of approximately $5,400,000 and $5,000,000, respectively, available to offset future taxable income that begin to expire in 2019 through 2024.

G.    Concentration of Credit Risk and Major Customers

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with high credit, quality financial institutions. To manage accounts receivable credit risk, the Company continuously evaluates the creditworthiness of its customers and maintains allowances for potential credit losses.

        Customers comprising more than 10% of CardioTech's total revenues for the years ended March 31 are shown as follows:

	2003	2002
Customer A	20%	5%
Customer B	13%	1%
Customer C	12%	11%
Customer D	8%	12%

        Customers comprising more than 10% of CardioTech's total accounts receivable as of March 31 are shown as follows:

2003
Customer A	34%
Customer B	21%
Customer C	5%
Customer D	4%

H.    Lease Commitments

        The Company leases offices, laboratory and manufacturing space under non-cancelable operating leases. Future minimum lease payments are as follows for the years ending March 31:

2004	$157,000
2005	6,000

$163,000

        Rent expense for operating leases was $330,000 for each of the years ended March 31, 2003 and 2002.

I.     Long-Term Obligations

  7% Convertible Senior Notes due 2003

        On March 31, 1998, the Company issued $1,660,000 of 7% Convertible Senior Notes (the "Senior Notes") with a maturity date of March 20, 2003 to Dresdner Kleinwort Benson Private Partners LP ("DKB"). The Senior Notes and accrued interest were repaid in connection with proceeds related to the disposition of the Company's UK subsidiary.

        On September 24, 1999, the Company issued a 7% Convertible Senior Note (the "Note") in the amount of $340,000 to DKB, on terms similar to and as an amendment to the Note Purchase Agreement, as amended, dated March 31, 1998. On February 6, 2002, DKB elected to convert the Note having an outstanding principal and interest balance outstanding on the date of conversion of approximately $398,000. The Note was converted into 433,094 shares of the Company's common stock at a conversion price of $0.91875.

        As of March 31, 2002, the Company had no obligations outstanding to DKB.

J.     Stockholders' Equity

  Common Stock Options and Warrants

        On December 22, 1998, the Company completed a private offering of 1,866,000 units at a price of $1.25 per unit. Each unit consisted of one share of the Company's common stock, (the "Units"), and one warrant to purchase one share of the Company's common stock. Each warrant expires on December 15, 2003 and is exercisable at $1.50 per share. In connection with this offering, the Company's executive officers purchased 160,000 units in exchange for promissory notes having a principal balance of $200,000. The Company received net proceeds of $1,782,000, net of placement agent fees of $128,000, promissory notes of $200,000, and related offerings costs of $223,000. In addition to these fees, the Company issued to the placement agent a warrant to purchase 170,600 shares of the Company's common stock at an exercise price of $1.475 per share. The warrants are exercisable at any time and from time to time after the grant date and prior to December 15, 2003.

        The principal balance of the promissory notes issued by the Company's executives is payable on December 15, 2003 and classified as Subscription receivable from related parties in Stockholders' Equity in the consolidated balance sheet. The promissory notes bear interest at 4.25% per annum and are payable annually in arrears. The promissory notes, which are with full recourse against the maker personally with respect to any amount due under this note, are secured by the common stock and warrants underlying the Units. Interest in the amount of $28,000 was accrued as of March 31, 2003. As of March 31, 2003, the principal balance outstanding is $150,000, net of provision for the uncollectible note of $280,000.

        During the fiscal year ended March 31, 2000, warrants representing 969,000 shares of the Company's common stock were exercised, resulting in cash proceeds of $1,469,000 to CardioTech. In connection with the exercise of the warrants, the Company granted to the placement agent and certain of its employees, warrants to purchase an additional 200,000 shares of the Company's common stock at an exercise price of $1.88 per share (the closing price of the shares on the date of the agreement). The warrants have an expiration date of March 5, 2005.

        During the fiscal year ended March 31, 2001, warrants representing 97,000 shares of the Company's common stock were exercised, resulting in cash proceeds of $145,000 to CardioTech. In connection with the exercise of stock options, the Company issued 24,750 shares of common stock, resulting in cash proceeds of $19,000. The Company also issued stock as a result of the exercise of options by a director for 30,000 shares of the Company's common stock, in exchange for a promissory note payable on April 30, 2001 in the principal amount of $15,000 and bearing interest at the rate of 4.54% per annum. During fiscal 2002, the Company received payment in full of all principal and interest in the approximate amount of $16,000. As of March 31, 2002, there was no principal and accrued interest balance outstanding.

        During the fiscal year ended March 31, 2002, warrants representing 63,200 shares of the Company's common stock were exercised, resulting in cash proceeds of approximately $87,000 to CardioTech. In connection with the exercise of stock options, the Company issued 84,377 shares of common stock, resulting in cash proceeds of $72,000.

        During the fiscal year ended March 31, 2003, stock options representing 69,665 shares of the Company's common stock were exercised, resulting in cash proceeds of approximately $71,000 to CardioTech. No warrants were exercised during fiscal 2003.

  Treasury Stock and Other Transactions

        In April 2000, the Company issued 67,113 shares of the Company's common stock to PolyBioMed Ltd., having a fair market value of $79,000 on the date of issuance, in consideration of a technology license agreement. In May 2000, the Company also loaned PolyBioMed Ltd $40,000. In June 2000, PolyBioMed Ltd. delivered to the Company 20,822 shares of the originally issued common stock at a cost of $40,000 in repayment of the loan, which has been recorded as treasury stock as of March 31, 2001. During fiscal 2002, the Company made open market purchases of 5,000 shares of the Company's common stock at a cost of approximately $8,000. During fiscal 2003, the Company made open market purchases of 75,500 shares at a cost of approximately $117,000. Accordingly, total shares held in treasury as of March 31, 2003 are 101,377 at an approximate cost of $165,000.

        On February 6, 2002, DKB elected to convert a 7% Convertible Senior Note having an outstanding principal and interest balance outstanding on the date of conversion of approximately $398,000. The Note was converted into 433,094 shares of the Company's common stock at a conversion price of $0.91875 (See Note I).

K.    Acquisitions

        On May 4, 2001, the Company completed the acquisition of all the shares of CMED Catheter and Disposables Technology, Inc., a Minnesota corporation ("CDT"), from Colorado Medtech, Inc., a Colorado corporation ("Medtech"), pursuant to an Acquisition Agreement dated as of April 30, 2001, by and among CardioTech, CDT and Medtech.

        CDT is an original equipment manufacturer; supplier of specialized disposable medical devices to medical device companies from concept to finished packaged, sterile product; and uses its experience in the design, development, prototyping and manufacturing to provide turnkey contract services. CDT's facility is ISO 9001 and EN 46001 certified and includes a "Class 10,000" clean room.

        The consideration paid by CardioTech to Medtech was $1,300,000 in a cash payment, $130,000 of which was placed into escrow pursuant to the terms of the agreement. The cash consideration used in the purchase came from CardioTech's working capital. In connection with the transaction, CardioTech acquired net assets of CDT having a book value of approximately $375,000. Additionally, the Company incurred transaction costs of approximately $154,000. The acquisition was accounted for in accordance with the purchase method of accounting. The excess of purchase price over the fair value of the net assets acquired was approximately $1,144,000 and was recorded as goodwill and other intangible assets, which is being amortized on a straight-line basis over five years.

        Operations of CDT are included in CardioTech's operations from the date of the acquisition. The unaudited pro forma results of operations of the Company and acquired business for the years ended March 31, 2002 assuming the acquisition had occurred on April 1, 2000 are as follows:

2002
Revenues	$3,420,000

Net loss	$(1,973,000)

Loss per share—basic	$(0.22)
Loss per share—diluted	$(0.22)

  Acquisition of Gish Biomedical, Inc.

        On April 7, 2003 the Company consumated a merger with Gish Biomedical, Inc. ("Gish"). Gish stockholders received 1.3422 shares of CardioTech common stock for each share of Gish common stock that they owned. Holders of options to purchase Gish common stock will receive options to purchase 1.3422 shares of CardioTech common stock for every share of Gish common stock that they could purchase under the Gish option, at an exercise price per share equal to the exercise price of the Gish option divided by 1.3422. 4,901,817 shares of CardioTech common stock was issued to the Gish stockholders, representing approximately 35% of the total shares outstanding as of March 31, 2003.

        Gish, a California corporation, was founded in 1976 to design, produce and market innovative specialty surgical devices. All of Gish's products are single use disposable products or have a disposable component. Gish's primary markets include products for use in cardiac surgery, myocardial management, infusion therapy, and post operative blood salvage. The Gish subsidiary will continue to conduct its business in the Rancho Santa Margarita facility.

        Total purchase price, net of cash acquired, was $8,596,000. The value of the common stock issued was determined based on the average market price of CardioTech's common stock over a 25 day period before and after the terms of the acquisition were agreed to and announced. The purchase price includes the fair market value of stock options issued based on a Black Scholes calculation using the same assumptions disclosed in Note L, Stock Compensation. There are no contingent payments or commitments outstanding. No major restructuring of personnel or operations are contemplated. The former president of Gish Biomedical, Inc., resigned as president of Gish on April 30, 2003 and per his contract, CardioTech agreed to pay him $360,000 over the next nineteen months. This amount will be recorded as a compensation charge in the first quarter of fiscal 2004.

        The following table summarizes the estimated fair values of the assets and liabilities assumed of the date of acquisition. CardioTech is in the process of obtaining third-party valuations of tangible and intangible assets, thus, the allocation of the purchase price is subject to completion.

As of April 1, 2003
Unaudited
Current Assets	$7,218,000
Property and Equipment	2,257,000
Amortizable Intangible Assets	440,000
Goodwill and Non Amortizable Assets	1,312,000
Other Non Current Assets	343,000

Total Asset Acquired	11,571,000

Current Liabilities	2,818,000
Long Term Liabilites	122,000

Total Liabilities Assumed	2,940,000

Net Assets Acquired	$8,631,000

        The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the merger of CardioTech and Gish using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

        The fiscal years of CardioTech and Gish end on March 31 and June 30, respectively. The CardioTech and the Gish balance sheets as of March 31, 2003 have been combined as if the merger had occurred on March 31, 2003. For purposes of the pro forma information, the CardioTech and the Gish statements of operations for the year ended March 31, 2003 and the twelve months ended March 31, 2003, respectively have been combined giving effect to the merger as if it had occurred on April 1, 2002 (the fiscal year ended March 31, 2002). The unaudited pro forma combined condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred on April 1, 2002 for the year ended March 31, 2003, nor is it necessarily indicative of the future financial position or results of operations. As mentioned above, CardioTech is in the process of obtaining a third party valuation of certain tangible and intangible assets, thus, the allocations of the purchase price is subject to completion. Because the unaudited pro forma combined condensed consolidated financial statements are based upon preliminary estimates, the pro forma adjustments may differ materially based upon the final allocation.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED BALANCE SHEET

Fiscal Year Ending March 31, 2003

	CardioTech International, Inc. 31-Mar-2003	Gish Biomedical, Inc. 31-Mar-2003	Pro Forma Adjustments & Eliminations		Pro Forma Balance sheet Combined
ASSETS
Total current assets	$3,800,000	$7,218,000			$11,018,000
Property and equipment, net	298,000	2,257,000			2,555,000
Amortizable intangible assets, net	254,000	—	440,000	(1)	694,000
Goodwill, net	1,085,000	—	1,312,000	(1)	2,397,000
Other non-current assets, including prepaid transaction costs of $421,000	461,000	729,000	(807,000	)(6)	383,000

Total assets	$5,898,000	$10,204,000	$945,000		$17,047,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Total liabilities	$1,141,000	$2,940,000	$—		$4,081,000

Shareholders' equity
Common stock	92,000	—	49,000	(2)	141,000
Additional paid-in capital	16,167,000	10,554,000	(2,394,000	)(3)	24,327,000
Accumulated deficit	(11,159,000)	(3,290,000)	3,290,000	(4)	(11,159,000)
Treasury stock	(165,000)	—			(165,000)
Subscription receivable	(178,000)	—			(178,000)

Total shareholders' equity	4,757,000	7,264,000	945,000		12,966,000

Total liabilities and shareholders' equity	$5,898,000	$10,204,000	$945,000		$17,047,000

Notes to Unaudited Proforma Combined Condensed Consolidated Balance Sheet for Fiscal Year Ending March 31, 2003:

(1)
Purchase Price Allocation

Fair market value of shares issued	$7,413,000
Fair market value of stock options issued	797,000
Acquisition costs	807,000

Total purchase price	9,017,000
Less cash acquired	(421,000)

Total purchase price less cash acquired	$8,596,000

Net tangible assets, net of cash acquired	$6,844,000
Goodwill and non amortizable intangibles	1,312,000
Amortizable intangibles	440,000

$8,596,000

(2)
Record par value of stock to be issued to Gish shareholders, refer to calculation in (5) below.

(3)
Additional paid-in capital (APIC)

Eliminate Gish APIC	$(10,555,000)
Add APIC for new shares issed to Gish, refer to (5) for calculation.	7,364,000
Add APIC related to fair market value of new options issued to Gish	797,000

$(2,394,000)

(4)
Eliminate Gish accumulated deficit

(5)
Fair value of shares issued

Shares issued to Gish	$4,901,817
Average price	1.5122

Common stock value	$7,413,000

Common stock par value	$49,000
Common stock APIC	7,364,000

$7,413,000

(6)
Acquisition costs included in purchase price.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED STATEMENT OF INCOME

For the Year Ended March 31, 2003

	CardioTech International, Inc. Year Ended 31-Mar-2003	Gish Biomedical, Inc. Year Ended 31-Mar-2003		Pro Forma Adjustments & Eliminations	Pro Forma Statement of Income
Net sales	$3,394,000	$17,584,000			$20,978,000
Cost of sales	2,123,000	13,144,000			15,267,000

Gross profit	1,271,000	4,440,000		—	5,711,000
Total operating expenses	2,278,000	5,061,000	(1)	63,000	7,402,000
Operating loss	(1,007,000)	(621,000)		(63,000)	(1,691,000)

Net loss	$(963,000)	$(708,000)		$(63,000)	$(1,754,000)

Net loss per common share:
Basic	$(0.11)	$(0.14	)(3)		$(0.13)

Diluted	$(0.11)	$(0.14	)(3)		$(0.13)

Shares used in computing net loss per common share
Basic	9,129,454	4,901,817	(2)		14,031,271

Diluted	9,129,454	4,901,817	(2)		14,031,271

(1)
Record amortization expense for intangible assets arising from the transaction.

$440,000	intangible asset value
84	7 year life
5,238	monthly expense

/ / 12	months
$62,856	YTD expense

(2)
Gish Biomedical, Inc. pro forma common based upon the conversion of Gish common stock into CardioTech International, Inc. common stock at the Exchange Rate = 1.3422.

3,652,145	Gish outstanding shares 4/7/03
1.3422	exchange rate
4,901,909(92)	fractional shares paid in cash

4,901,817	CTE shares issued to Gish shareholders

(3)
Gish Biomedical, Inc. net loss per common share basic and diluted calculated on a pro forma basis based on proforma common stock discussed in (2).

L.    Enterprise and Related Geographic Information

        In accordance with SFAS 131, "Disclosures about Segments of an Enterprise and Related Information", the Company managed its business in fiscal 2003 on the basis of two reportable operating segments: Biomaterials and Outsourced R&D and Manufacturing.

	2003	2002
Net sales:
Biomaterials	$1,051,000	$1,258,000
CDT—Outsourced R&D and Manufacturing	2,343,000	1,962,000

	$3,394,000	$3,220,000

Net income (loss):
Biomaterials	$(1,291,000)	$(1,963,000)
CDT—Outsourced R&D and Manufacturing	328,000	(8,000)

	$(963,000)	$(1,971,000)

Total assets:
Biomaterials	$3,732,000	$4,902,000
CDT—Outsourced R&D and Manufacturing	2,166,000	1,653,000

	$5,898,000	$6,555,000

Long-lived assets, net:
Biomaterials	$487,000	$487,000
CDT—Outsourced R&D and Manufacturing	852,000	934,000

	$1,339,000	$1,421,000

M.   Supplemental Disclosures for Stock-Based Compensation

        CardioTech's 1996 Employee, Director and Consultants Stock Option Plan (the "Plan") was approved by CardioTech's Board of Directors and Stockholders in March 1996. A total of 7,000,000 shares have been reserved for issuance under the Plan. Under the terms of the Plan the exercise price of Incentive Stock Options issued under the Plan must be equal to the fair market value of the common stock at the date of grant. In the event that Non Qualified Options are granted under the Plan, the exercise price may be less than the fair market value of the common stock at the time of the grant (but not less than par value). During fiscal 2003, the Company issued options to a consultant to purchase 35,000 shares of the Company's common stock, which were valued using the Black Scholes option pricing model. These options vest over a 24 month period. The fair value of the options granted of $30,100 is being expensed to consulting expense, included in selling, general and administrative expense in the Consolidated Statements of Operations, over the vesting period. During fiscal 2002, the Company issued options to consultants to purchase 725,000 shares of the Company's common stock, which were valued using the Black Scholes option pricing model. These options were vested immediately upon grant. The fair value of the options granted of $729,000 was recorded as consulting expense and is included in selling, general and administrative expense in the Consolidated Statements of Operations for the year ended March 31, 2002.

        Activity under the Plans for the years ended March 31, 2003 and 2002 is as follows:

	Number of Options	Weighted average exercise price
Outstanding April 1, 2001	2,333,245	$1.86
Granted	2,376,588	1.43
Cancelled	(149,060)	1.93
Exercised	(84,377)	0.76

Outstanding March 31, 2002	4,476,396	1.66
Granted	182,119	1.58
Cancelled	(215,628)	1.55
Exercised	(69,665)	1.02

Outstanding March 31, 2003	4,373,222	$1.67

        Weighted average fair value of the options granted in fiscal 2003 was $1.34.

        Summarized information about stock options outstanding at March 31, 2003 is as follows:

				Exercisable
		Weighted Average Remaining Contractural Life
Range of Exercise Prices	Number of Options Outstanding		Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.50 - $0.88	846,988	7.1	$0.69	791,811	$0.68
$1.01 - $1.95	2,759,395	7.5	$1.54	2,375,086	$1.53
$2.06 - $2.25	203,875	7.5	$2.18	191,375	$2.18
$3.06 - $3.80	562,964	6.9	$3.59	560,964	$3.59

$0.50 - $3.80	4,373,222	7.4	$1.67	3,919,236	$1.68

        The Executive Compensation Structure that The Compensation Committee approved provides an anti-dilution provision for Michael Szycher. This provision ensures that Michael Szycher's percentage of ownership (20.8%) will be the same after the Gish transaction as it was before. Upon completetion of the Gish transaction, Michael Szycher was granted a stock option for 1,017,330 shares at an exercise price of $0.92.

        Options exercisable at March 31, 2003 and March 31, 2002 were 3,919,236 and 3,720,651, respectively.

N.    Intangible Assets

        Intangible assets consist of the following at March 31:

	Estimated Useful Life	2003
Customer intangibles	5 years	$412,000
Less—Accumulated amortization		(158,000)

Customer intangibles, net		$254,000
Goodwill		$1,814,000
Less—Accumulated amortization		(729,000)

Goodwill, net		$1,085,000

O.    Other Agreements

        In April 2002, the Company concluded a technology transfer and license agreement with Credent Vascular Technologies, Ltd., of Wrexham, U.K. ("Credent"). Total consideration paid by Credent to CardioTech for the purchase of the transferred rights to ChronoFlex RC was $500,000. Under terms of the agreement, CardioTech irrevocably granted an exclusive, worldwide license of its intellectual property rights relating to ChronoFlex RC, enabling Credent to exclusively synthesize ChronoFlex RC biodurable polycarbonate-urethane. Credent will use ChronoFlex RC in the manufacture of its vascular access and peripheral vascular grafts and potentially in future development products. Credent has licensed back to CardioTech the right to use ChronoFlex RC for the manufacture and marketing of coronary artery bypass grafts.

P.    Valuation and Qualifying Accounts

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Other	Write-Offs	Balance at End of Period
Year Ended March 31, 2003:
Deducted from assets accounts:
Allowance for doubtful accounts	$70,000	$33,000		$11,000	$92,000

Excess and obsolescence reserve	15,000	—		—	15,000

Total	$85,000	$33,000		$11,000	$107,000

Year Ended March 31, 2002:
Deducted from asset accounts:
Allowance for doubtful accounts	$12,000	$13,000	$45,000	$—	$70,000

Excess and obsolescence reserve	—	15,000	—	—	15,000

Total	$12,000	$73,000	$45,000	$—	$85,000

CARDIOTECH INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2004	March 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$7,756,000	$7,117,000
Accounts receivable—trade, net	3,119,000	3,280,000
Accounts receivable—other	165,000	265,000
Inventory	4,590,000	4,567,000
Prepaid expenses and other current assets	276,000	109,000

Total Current Assets	15,906,000	15,338,000
Property and equipment, net	4,641,000	4,661,000
Amortizable intangible assets, net	824,000	968,000
Goodwill	1,638,000	1,638,000
Other non-current assets	368,000	220,000
Investment in CorNova, Inc.	(10,000)	50,000

Total Assets	$23,367,000	$22,875,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Revolving line of credit	$—	$730,000
Accounts payable	1,455,000	1,641,000
Accrued expenses	588,000	760,000
Deferred revenue	291,000	156,000

Total Current Liabilities	2,334,000	3,287,000

Deferred rent	186,000	220,000
Stockholders' Equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, 500,000 issued and none outstanding as of December 31, 2004 and March 31, 2004
Common stock, $.01 value, 50,000,000 shares authorized; 18,922,984 and 17,699,931 issued; and 18,787,230 and 17,609,777 outstanding, as of December 31, 2004 and March 31, 2004, respectively	188,000	177,000
Additional paid-in capital	34,320,000	31,859,000
Accumulated deficit	(13,646,000)	(12,675,000)
Accumulated other comprehensive income (loss)	(15,000)	7,000

Total Stockholders' Equity	20,847,000	19,368,000

Total Liabilities and Stockholders' Equity	$23,367,000	$22,875,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

CARDIOTECH INTERNATIONAL INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2004	2003	2004	2003
Revenue:
Product sales	$5,085,000	$4,976,000	$15,543,000	$15,713,000
Royalties	178,000	142,000	540,000	$336,000

	5,263,000	5,118,000	16,083,000	16,049,000
Operating Expense:
Cost of product sales	3,982,000	3,709,000	11,554,000	11,200,000
Research and development	436,000	141,000	976,000	765,000
Selling and marketing	669,000	617,000	2,064,000	1,876,000
General and administrative	823,000	761,000	2,420,000	2,130,000
Severance payment	—	—	—	372,000
Non-cash compensation	—	591,000	1,000	938,000

	5,910,000	5,819,000	17,015,000	17,281,000

Income (loss) from operations	(647,000)	(701,000)	(932,000)	(1,232,000)

Interest and Other Income and Expense:
Interest expense	—	(19,000)	(20,000)	(60,000)
Interest income	11,000	16,000	29,000	37,000
Other income (expense)	(1,000)	147,000	(8,000)	538,000

	10,000	144,000	1,000	515,000
Equity in loss of CorNova, Inc.	(15,000)	—	(37,000)	—

Net loss	$(652,000)	$(557,000)	$(968,000)	$(717,000)

Net loss per common share, basic and diluted	$(0.04)	$(0.03)	$(0.05)	$(0.05)

Shares used in computing net loss per common share, basic and diluted	17,794,611	15,965,703	17,712,671	14,790,492

The accompanying notes are an integral part of these condensed consolidated financial statements.

CARDIOTECH INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended December 31,
	2004	2003
Cash flows from operating activities:
Net Loss	$(968,000)	$(717,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Compensation expense related to treasury shares issued	—	293,000
Fair value ascribed to options granted to nonemployees	1,000	92,000
Compensation expense related to modification of warrants	—	344,000
Non-cash research contract expense	—	210,000
Equity in net loss of CorNova, Inc.	37,000	—
Depreciation and amortization	764,000	799,000
Deferred rent	(35,000)	(29,000)
Changes in assets and liabilities:
Accounts receivable—trade, net	161,000	145,000
Accounts receivable—other	100,000	54,000
Inventory	(23,000)	(305,000)
Prepaid expenses and other current assets	(167,000)	86,000
Accounts payable	(186,000)	(21,000)
Accrued expenses	(172,000)	132,000
Deferred revenue	135,000	(97,000)

Net cash provided by (used in) operating activities	(353,000)	986,000

Cash flows from investing activities:
Purchase of property and equipment	(600,000)	(1,989,000)
Increase in other non-current assets	(148,000)	(35,000)
Payment of acquisition costs, net of cash acquired	—	(498,000)
Repayment of note receivables from officers and directors	—	50,000

Net cash used in investing activities	(748,000)	(2,472,000)

Cash flows from financing activities:
Net repayments on credit line	(730,000)	(422,000)
Net proceeds from issuance of common stock	2,553,000	4,602,000
Purchase of treasury stock	(83,000)	(96,000)

Net cash provided by financing activities	1,740,000	4,084,000

Net increase in cash and cash equivalents	639,000	2,598,000
Cash and cash equivalents at beginning of period	7,117,000	2,939,000

Cash and cash equivalents at end of period	$7,756,000	$5,537,000

Supplemental Disclosure of Cash Flow Information:
Interest received	$29,000	$37,000
Interest paid	$20,000	$61,000
Taxes paid	$6,000	$7,000
Non Cash Items:
Issuance of shares, Gish acquisition	$—	$8,211,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

CARDIOTECH INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Unaudited)

1.     Description of Business

        CardioTech International, Inc. (including its subsidiaries, collectively "CardioTech" or the "Company") is using its proprietary technology to develop and manufacture small bore vascular grafts, or synthetic blood vessels, made of ChronoFlex, a family of polyurethanes, that has been demonstrated to be biocompatible and non -toxic.

        Additionally, the Company is an original equipment manufacturer; supplier of specialized disposable medical devices to medical device companies from concept to finished packaged, sterile product; and uses its experience in the design, development, prototyping and manufacturing to provide turnkey contract services. Devices designed, developed and manufactured for customers include sensing, balloon, and drug delivery catheters; disposable endoscopes; and in-vitro diagnostic and surgical disposables.

        The Company also is a manufacturer of certain single use medical devices and medical devices that have a disposal component. These products are marketed primarily to hospitals through direct sales representatives and distributors domestically and internationally through distributors. Primary markets include products for use in cardiac surgery, myocardial management, infusion therapy, and post operative blood salvage.

        In July 1999, Dermaphylyx International, ("Dermaphylyx"), a related party, was formed by certain affiliates of CardioTech to develop advanced wound healing products. Dermaphylyx was merged into CardioTech International, Inc. effective March 12, 2004 and is now a wholly owned subsidiary of CardioTech. Due to CardioTech's controlling financial interest, Dermaphylyx has been consolidated in the financial statements of Cardiotech as of December 31, 2003. Prior to December 31, 2003, the operation and total assets of Dermaphylyx were not material to CardioTech. Upon the merger, the current shareholders of Dermaphylyx received 3,827 shares of common stock of CardioTech valued at the net book valve of Dermaphylyx International, Inc., which was approximately $21,000.

        The Company is headquartered in Wilmington, Massachusetts, where it operates its biomaterials manufacturing and laboratory facilities and its wound dressing operations, operates contract research and development services and outsourced manufacturing from its facility in Plymouth, Minnesota, and manufactures specialized disposable medical devices at a facility located in Rancho Santa Margarita, California.

        Effective March 5, 2004, the Company exchanged 12,931 shares of its common stock for 1,500,000 shares of common stock of CorNova, Inc. which currently represents an ownership interest of 30%. CorNova is a development stage enterprise, formed to develop a drug eluding stent based upon the Company's Chronoflex technology.

        The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The Company's investment in CorNova is accounted for using the equity method of accounting.

2.     Interim Financial Statements

        The condensed consolidated financial information for the three and nine months ending December 31, 2004 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for this period. The results of operations for the three and nine months ending December 31, 2004 are not necessarily indicative of results that may be expected for the entire year. The information contained in this Form 10-QSB should be read in conjunction with the Company's audited financial statements, included in its Form 10-KSB as of and for the year ending March 31, 2004 filed with the Securities and Exchange Commission.

3.     Revenue Recognition

        The Company recognizes revenue in accordance with Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition in Financial Statements." The Company recognizes revenue from product sales upon shipment, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable and collection is deemed probable. If uncertainties regarding customer acceptance exist, the Company recognizes revenue when those uncertainties are resolved and title has been transferred to the customer. Amounts collected or billed prior to satisfying the above revenue recognition criteria are recorded as deferred revenue. The Company also receives license and royalty fees for the use of its proprietary biomaterials. The Company recognizes these fees as revenue in accordance with the terms of the contracts. Contracted development fees from corporate partners are recognized upon completion of service or the attainment of technical benchmarks, as appropriate.

        Generally, the customer specifies the delivery method and is responsible for delivery costs. However, in certain situations, the customer specifies the delivery method and requests the Company pay the delivery costs and then invoice the delivery costs to the customer or include an estimate of the delivery costs in the price of the product. Delivery costs billed to customers for the three months ended December 31, 2004 and 2003 totaled $105,000 and $133,000, respectively, and for the nine months ended December 31, 2004 and 2003 totaled $320,000 and $368,000, respectively, and have been recorded as revenue.

  Reclassifications

        Certain amounts in the fiscal 2004 financial statements have been reclassified to conform to the fiscal 2005 presentation.

4.     Stock-Based Compensation

        The Company accounts for stock options granted to employees under the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations rather than the alternative fair value accounting provided for under Statement of Financial Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which requires the use of option valuation models that were not developed for use in valuing employee stock options. The Company also has issued options to non-employees for services provided to the Company. Such options have been accounted for at fair value in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling Goods or Services. Such compensation expense is recognized based on the vested portion of the compensation cost at the respective balance sheet dates.

        Had compensation cost for the Company's stock option grants been determined consistent with SFAS 123, the Company's net loss and net loss per share would approximate the pro forma amounts below:

	Three months ended December 31,		Nine months ended December 31,
	2004	2003	2004	2003
Net loss, as reported	$(652,000)	$(557,000)	$(968,000)	$(717,000)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	344,000	—	637,000
Deduct: Stock-based employee compensation expense determined under fair value based method for all employee awards, net of related tax effects	(914,000)	(585,000)	(4,285,000)	(2,121,000)

Pro forma, net loss	$(1,566,000)	$(798,000)	$(5,253,000)	$(2,201,000)

Basic and diluted income (loss) per share
As reported	$(0.04)	$(0.03)	$(0.05)	$(0.05)
Pro forma	$(0.09)	$(0.05)	$(0.30)	$(0.15)

        The effects of applying SFAS 123 in this pro forma disclosure are based on the following assumptions:

	2004	2003
Dividend yield	None	None
Expected volatility	80.00%	80.00%
Risk-free interest rate	3.87 - 4.72%	4.47 - 5.21%
Expected life	10 years	10 years
Fair value of options granted	$3.79	$1.01

        The significant difference between "As reported" and "Pro forma" results for the nine months ended December 31, 2004 relates primarily to the effect of the acceleration of the vesting of stock options on July 8, 2004, as described in Note 19 to these condensed consolidated financial statements.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        The FASB issued Statement 123R, "Share-Based Payment," which requires all companies to measure compensation cost for all share-based payments, including employee stock options, at fair value, effective for public companies (except small business issuer as defined in SEC Regulation S-B) for interim or annual periods beginning after December 15, 2005. Retroactive application of the requirements of SFAS No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," not Statement 123R, to the beginning of the fiscal year that includes the effective date would be permitted, but not required and early adoption of Statement 123R is encouraged. The FASB has concluded that companies could adopt the new standard in one of two ways. First, under the modified prospective transition method, a company would recognize share-based employee compensation cost from the beginning of the fiscal period in which the recognition provisions are first applied as if the fair-value-based accounting method had been used to account for all employee awards granted, modified, or settled after the effective date and to any awards that were not fully vested as of the effective date. Measurement and attribution of compensation cost for awards that are nonvested as of the effective date of the proposed Statement would be based on the same estimate of the grant-date fair value and the same attribution method used previously under SFAS 123 (either for recognition or pro forma purposes). Second, under the modified retrospective transition method, a company would recognize employee compensation cost for periods presented prior to the adoption of Statement 123R in accordance with the original provisions of SFAS 123; that is, an entity would recognize employee compensation cost in the amounts reported in the pro forma disclosures provided in accordance with SFAS 123. A company would not be permitted to make any changes to those amounts upon adoption of the proposed Statement unless those changes represent a correction of an error (and are disclosed accordingly). For periods after the date of adoption of Statement 123R, the modified prospective transition method described above would be applied. The Company is in the process of determining the impact of this statement on our unaudited condensed consolidated financial statements.

5.     Comprehensive Income

        SFAS No. 130, "Reporting Comprehensive Income (Loss)," establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in equity including such items as unrealized holding gains (losses) on securities classified as available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. During the three and nine months ended December 31, 2004, the Company's only item of other comprehensive loss was its equity in unrecognized holding losses on securities classified as available for sale recorded by CorNova, Inc. of $15,000 and $37,000, respectively. During the three and nine months ended December 31, 2003, the Company had no items of comprehensive income or loss.

6.     Related Party Transactions

        The Company has an investment in CorNova, Inc., of which Dr. Eric Ryan is President and a major shareholder. The Company, on July 15, 2004, entered into a one-year consulting agreement with Dr. Ryan, which provides for a range of payments, in either cash or common stock, for the achievement of certain milestones related to the manufacturing, commencement of European clinical trials and the receipt of a restricted CE mark of the Company's CardioPass synthetic coronary artery bypass graft. Total potential payments range from $125,000 to $216,000 based on the timing of the milestone achievements. As part of the agreement, Dr. Ryan has the opportunity to earn up to an additional $56,000 based on the achievement of certain milestones related to other products of the Company. At December 31, 2004, several of the contract milestones had been achieved and, accordingly, costs totaling $73,000 related to performance under this contract has been recognized as a research and development expense as of December 31, 2004.

        In December 1998, certain executive officers of the Company purchased, in the aggregate, 160,000 units as part of the Fechtor Detwiler 1998 private placement offering of the Company's common stock and warrants exercisable until December 15, 2003 to purchase the Company's common stock. A note in the aggregate principal amount of $200,000 issued by these officers to the Company funded the purchase of the units. The terms of the note provide for each executive to repay the note with interest at 4.25% annum, within five years. The promissory notes, which are full recourse against the maker with respect to any amount due under the promissory notes, were secured by the common stock and warrants underlying the units. The principal balance outstanding of $150,000 was due on December 15, 2003. The Company received notification from a former officer and a current board member of their intention to exercise the warrants prior to December 15, 2003. Their payments for the exercise of the warrants were received after the December 15, 2003 expiration date, however the Company allowed for the exercise of those warrants. This effective modification of the warrants resulted in a non-cash compensation expense of $344,000. In applying generally accepted accounting principles (GAAP), the acceptance of the late payments on the warrant exercise represents a modification of the award and is treated as if a new award was granted on the date of modification. The intrinsic value of the awards on the date of the modification was recorded as non-cash compensation expense in the accompanying statement of operations.

7.     Inventory

        Inventories are stated at the lower of cost (first-in, first-out) or net realizable value and consists of the following:

	December 31, 2004	March 31, 2004
Raw materials	$2,078,000	$2,063,000
Work in progress	860,000	768,000
Finished goods	1,652,000	1,736,000

Total inventories	$4,590,000	$4,567,000

8.     Property and Equipment

        Property and equipment consists of the following:

	December 31, 2004	March 31, 2004
Land	$500,000	$500,000
Building	2,030,000	1,633,000
Machinery, equipment and tooling	2,321,000	2,244,000
Furniture, fixtures and office equipment	510,000	391,000
Leasehold improvements	1,292,000	1,285,000

	6,653,000	6,053,000
Less accumulated depreciation and amortization	(2,012,000)	(1,392,000)

	$4,641,000	$4,661,000

        Depreciation expense for property and equipment for the three months ended December 31, 2004 and 2003 was approximately $206,000 and $240,000, respectively and for the nine months ended December 31, 2004 and 2003 was approximately $620,000 and $655,000, respectively.

9.     Earnings Per Share

        The Company computes basic and diluted earnings/loss per share in accordance with Statement of Financial Accountings Standards No. 128, "Earnings Per Share." Basic earnings/loss per share is based upon the weighted average number of common shares outstanding during the periods.

        Diluted earnings per share are based upon the weighted average number of common shares outstanding during the periods plus additional weighted average common equivalent shares issued during the periods. Common equivalent shares result from the assumed exercise of outstanding stock options and warrants, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method.

10.   Enterprise and Related Geographic Information

        The Company acquired Gish Biomedical, Inc. effective April 7, 2003 and subsequent to that date, the Company has managed its business in fiscal 2005 and 2004 on the basis of one reportable operating segment: Medical Device Manufacturing and Sales.

        Sales to foreign customers (primarily Europe and Asia) aggregated approximately $912,000 and $641,000 in the three months ended December 31, 2004 and 2003, respectively, and approximately $2,827,000 and $2,327,000 in the nine months ended December 31, 2004 and 2003, respectively. The Company has no long-lived assets that are located outside of the United States.

        Product revenue by product group for the presented periods is as follows:

	Three months ended December 31,		Nine months ended December 31,
	2004	2003	2004	2003
Sales of medical devices	$4,325,000	$4,187,000	$13,165,000	$12,869,000
Outsourcing services and manufacturing	558,000	666,000	1,909,000	2,455,000
Biomaterial sales	192,000	109,000	458,000	375,000
Wound dressings	10,000	14,000	11,000	14,000

	$5,085,000	$4,976,000	$15,543,000	$15,713,000

11.   Acquisition of Gish Biomedical, Inc.

        On April 7, 2003, the Company consummated a merger with Gish Biomedical, Inc. ("Gish"). Gish stockholders received 1.3422 shares of CardioTech common stock for each share of Gish common stock that they owned. Holders of options to purchase Gish common stock received options to purchase 1.3422 shares of CardioTech common stock for every share of Gish common stock that they could purchase under the Gish option, at an exercise price per share equal to the exercise price of the Gish option divided by 1.3422. 4,901,817 shares of CardioTech common stock were issued to the Gish stockholders, representing approximately 35% of the total share outstanding as of March 31, 2003.

        The operating results of Gish have been included in the Company's statement of operations beginning April 1, 2003.

12.   Technology Transfer and License Agreement

        In April 2002, the Company concluded a technology transfer and license agreement with Credent Vascular Technologies, Ltd., of Wrexham, U.K. ("Credent"). During the three months ended June 30, 2003, Credent paid CardioTech $400,000 as a result of the sale of a controlling interest in Credent as defined in the technology transfer and license agreement. The payment was net against $17,000 of accounts receivable due from Credent and is recorded as other income of $383,000 in the statement of operations. Under terms of the agreement, CardioTech irrevocably granted an exclusive, worldwide license of its intellectual property rights relating to ChronoFlex RC, enabling Credent to exclusively synthesize ChronoFlex RC biodurable polycarbonate-urethane. Credent will use ChronoFlex RC in the manufacture of its vascular access and peripheral vascular grafts and potentially in future development products. Credent has licensed back to CardioTech the right to use ChronoFlex RC for the manufacture and marketing of coronary artery bypass grafts.

13.   Revolving Line of Credit

        In December 2000, the Company entered into a $2,000,000 three-year revolving line of credit agreement. In February 2002, the revolving line of credit agreement was amended to extend the agreement for an additional year and increase the line to $4,000,000. Advances, based on eligible receivables, are secured by the operating assets of the Company and bear interest at prime (5.25% at December 31, 2004) plus 2%. The agreement also includes various restrictive loan covenants, including a requirement for the Company to maintain a minimum net worth of $7,000,000 and to achieve positive income on a rolling three-month basis.

        At December 31, 2004, the Company had no outstanding balance due under the revolving line of credit and the revolving line of credit agreement was terminated by the Company in January 2005.

14.   Stockholders' Equity

        During the nine months ended December 31, 2004, the Company issued 77,349 shares of common stock as a result of the exercise of options by employees, generating cash proceeds of $101,000. During the nine months ended December 31, 2004, the Company purchased 22,800 shares of common stock at a cost of $83,000.

        Effective July 1, 2004, companies incorporated in Massachusetts became subject to the Massachusetts Business Corporation Act, which provides that shares that are reacquired by a company become authorized but unissued shares. As a result, the concept of "treasury shares" is eliminated and shares reaquired by a company become "authorized but unissued" shares. Accordingly, the Company has reclassified treasury stock at December 31, 2004 and March 31, 2004 as a reduction of common stock at the par value amount of $.01 share and the excess of the cost of the treasury stock over the par value has been recorded as a reduction of additional paid-in capital. At December 31, 2004 and March 31, 2004, 67,877 shares, and 45,077 shares, respectively, of treasury stock with a cost of $263,000 and $182,000 respectively, have been so reclassified.

        The Company issued 1,892,305 shares of common stock during the nine months ended December 31, 2003, as a result of the exercise of options by employees and consultants, generating cash proceeds of $3,058,000 and the exercise of warrants for 1,021,400 shares of common stock, generating cash proceeds of $1,544,000. As part of the Gish Biomedical merger transaction, the Company issued 4,901,817 shares of common stock. In Fiscal 2003 the Company issued 95,000 treasury shares to various employees and board members for their effort in the Gish transaction. Subsequently, two board members gave the stock back to the Company. The fair market value of these treasury shares was approximately $293,000, which was recorded as a non-cash compensation expense in the accompanying Condensed Consolidated Statements of Operations. The fair market value was based upon the closing stock price of the Company's common stock at the date of grant. The Company also recorded non-cash compensation expense of $92,000 related to options granted to non-employees. The compensation expense was determined by estimating the fair market value of the options granted by using the Black-Scholes option valuation model with the following weighted average assumptions; dividends yield—none; expected volatility—80%; risk-free interest rate—2.84%—4.27%; expected life—10 years. During the nine months ended December 31, 2003 the Company purchased 30,384 shares of the Company's common stock at a cost of $96,000.

15.   Private Placement

        On December 22, 2004, the Company issued 1,139,586 shares of its common stock at $2.40 per share in a private placement receiving $2,735,006 in gross proceeds, less placement agent fees and related transaction costs of approximately $284,000.

        In connection with the transaction, the Company issued warrants to the investors to purchase 569,793 shares of common stock at an exercise price of $3.00 per share, which are exercisable until December 22, 2009. In addition, the investors have rights to purchase up to 1,139,586 shares of common stock at a price of $2.40 per share, which are exercisable for a period commencing on

December 22, 2004 and ending on the earlier of (i) December 22, 2005 or (ii) ninety (90) business days after the effective date of a registration statement, which was filed January 19, 2005. We also issued warrants to the placement agent to purchase 113,959 shares of our common stock at an exercise price of $2.40 per share and 56,979 shares of our common stock at an exercise price of $3.00 per share, which are exercisable until December 22, 2009. Should the investors exercise the additional investment rights (described above), the placement agent will receive an additional warrant up to 113,959 shares of common stock at an exercise price of $2.40 per share. If all warrants and additional investment rights are exercised, the Company would receive gross proceeds of $5,162,326, less related transaction costs.

        The fair market value of the warrants and additional investment rights granted was estimated to be $1,606,000 calculation and $768,000 on the date of grant respectively. These amounts are disclosed for information purposes only as the actual amount to be recorded by the Company upon the exercise of the warrants or additional investment rights will be the net cash proceeds of the exercise.

        The fair market value of the warrants and additional investment rights granted were determined by estimating the fair market value by using the Black-Scholes option valuation method with the following weighted average assumptions: dividends yield—none; expected volatility—80%; risk free interest rate 3.60%—5yr. rate in Dec "04; expected life—5 years; fair value of options granted—$1.60 ($2.40 warrants and additional investment rights)—$2.03 ($3.00 warrants).

16.   Income Taxes

        The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future.

        For the three and nine months ended December 31, 2004 and 2003, the Company provided for no income taxes, other than state income taxes, as the Company has significant net loss carryforwards.

17.   Investment in CorNova, Inc.

        An Exchange and Venture Agreement (the "Agreement") were entered into on March 5, 2004 by and between CardioTech, Implant Sciences Corporation and CorNova, Inc. ("CorNova"). CorNova is a start-up company, incorporated as a Delaware corporation on October 12, 2003. CorNova's focus will be the development of a next generation drug-eluting stent. On March 5, 2004, CardioTech and Implant each agreed to transfer to CorNova 12,931 shares and 10,344 shares of their common stock (collectively, the "Contributory Shares"), respectively, in exchange for 1,500,000 shares, each, of CorNova's common stock. The number of Contributory Shares issued reflects the fair market value of CardioTech's and Implant's common Stock as of November 18, 2003, for an aggregate value of $75,000 each. This also resulted in CardioTech and Implant each receiving a thirty percent (30%) ownership interest in CorNova.

        Upon the event of CorNova securing additional financing in the minimum amount of $1,000,000 and up to a maximum amount of $3,000,000 (the "Series A Financing"), CardioTech and Implant will each issue additional shares of their common Stock (the "Investment Shares"), where the number of Investment Shares to be issued will be equal to twenty-five percent (25%), of the gross proceeds of the Series A Financing divided by the respective five (5) day average of the closing prices of the common stock of CardioTech and Implant as published in the Wall Street Journal on the dates immediately preceding each relevant closing of the Series A Financing. In addition to the issuance of its common stock upon the completion of a Series A Financing, CardioTech will also grant to CorNova an exclusive license for the technology consisting of Chronoflex DES Polymer, and or poly (carbonate) urethane containing derivative thereof, for use on drug-eluting stents. (See note 21).

        Both the Contributory Shares and the Investments Shares (collectively, the "Securities") are restricted securities within the meaning of Rule 144 of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the, "Securities Act"), and none of the Securities may be sold except pursuant to an effective registration statement under the Securities Act or under the securities laws of any state, or in a transaction exempt from registration under the Securities Act.

        During the nine months ended December 31, 2004, the Company used the equity method of accounting and recorded equity in the net loss of CorNova of $37,000, reducing its investment to ($10,000) at December 31, 2004, and equity in comprehensive loss of CorNova of $22,000 (related to unrealized holding losses on securities classified as available for sale.)

18.   Authorization of Company Buy-Back of Common Stock

        In June 2004, the Board of Directors authorized the purchase of up to 500,000 additional shares of the Company's common stock. In June 2001, the Board of Directors authorized the purchase of up to 250,000 shares of the Company's common stock of which 156,055 shares have been purchased at December 31, 2004, of which 22,800 were purchased during the nine months ended December 31, 2004. The Company announced that purchases may be made from time-to-time in the open market, privately negotiated transactions, block transactions or otherwise, at times and prices deemed appropriate by management.

19.   Acceleration of Vesting of Stock Options

        On July 8, 2004, the Board of Directors of the Company accelerated the vesting of all outstanding options, such that at July 8, 2004 all outstanding options are fully vested. The Company accelerated the vesting of the options to avoid compensation expense associated with the adoption of SFAS 123R. This action resulted in the immediate vesting of options to purchase 922,503 shares of the Company's common stock. No compensation cost is currently recognizable because of the acceleration, however, should an optionee realize a benefit from the acceleration that they would not have otherwise been eligible for, then the Company would recognize a compensation expense. The compensation expense would be determined by the difference between the closing stock price at July 8, 2004 of $3.92 and the option exercise price, multiplied by the number of shares on which the optionee obtained a benefit from the accelerated vesting. At July 8, 2004 the total potential compensation cost was $149,000, and no compensation cost has been incurred for the nine months ended December 31, 2004.

20.   Other Non-Cash Charges for Fiscal 2004

        On November 26, 2003, the Company concluded a joint research project with Implant Sciences Corporation (Implant) which awarded Implant the right to purchase 40,000 shares of the Company's common stock at $1 a share. This award resulted in a non-cash expense of $210,000 in the three and nine months ended December 31, 2003 to record the excess of the fair value of the award. The fair value of the award was based on the closing market price of the Company's common stock at the date of grant.

21.   Subsequent Event—CorNova, Inc. Series A Financing

        Prior to December 31, 2004, CorNova, Inc. obtained deposits of $3,000,000 for its Series A Financing (described in Note 17 in the December 31, 2004 10-QSB). CorNova, Inc. completed its Series A Financing transaction on February 4, 2005. At that time, the Company became obligated to contribute shares of its common stock equal to $750,000. The number of shares was determined to be

308,642 and was based on the five (5) day average closing price immediately preceding the closing date. The Company has no additional obligation to contribute assets or additional common stock nor to assume any liabilities or to fund any losses that CorNova may incur.

22.   Pending Acquisition

        On November 19, 2004, the Company entered into a definitive agreement (the "Asset Purchase Agreement") to acquire substantially all of the assets and assume certain liabilities of CarTika Medical, Inc., a privately owned medical device contract manufacturer headquartered in Plymouth, Minnesota ("CarTika"). As part of the transaction, the Company will issue consideration to the stockholders of CarTika consisting of shares of the Company's common stock, equal in value to $1,662,000, with the number of shares based upon the fair market value of the common stock at the date of closing ("Stock Consideration"), and $4,985,000 in cash ("Cash Consideration"). The transaction is expected to be completed between March 31, 2005, and June 30, 2005. However, the transaction closing is subject to a variety of closing conditions, including the successful filing and SEC approval of a registration statement covering the Stock Consideration shares. Accordingly, while the Company believes the closing conditions will be successfully completed, no assurance can be given that the conditions necessary to close the transaction will be completed or be completed in the previously estimated time period. At December 31, 2004, the Company had paid $150,000 of the Cash Consideration and incurred other acquisition related expenses of $28,000. These amounts are included in other non-current assets at December 31, 2004.

        CarTika operates from a FDA Registered, leased, state of the art 17,000 square feet facility, has about 50 employees, two Certified Class 10,000 clean rooms, and specializes in complete catheter assemblies, injection molding, pad printing and thermoformed polymer products.

CARTIKA MEDICAL, INC.

Plymouth, Minnesota

December 31, 2004 and 2003

FINANCIAL STATEMENTS

Including Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

Management and Board of Directors
CarTika Medical, Inc.

        We have audited the accompanying balance sheets of CarTika Medical, Inc. as of December 31, 2004 and 2003 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CarTika Medical, Inc. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

                      /s/ Virchow Krause & Company

Minneapolis, Minnesota
March 18, 2005

CARTIKA MEDICAL, INC.

Balance Sheets

December 31, 2004 and 2003

	2004	2003
ASSETS
CURRENT ASSETS
Cash	$8,212	$130,134
Accounts receivable	359,873	186,634
Inventory	344,705	164,672
Prepaid expenses and other assets	30,185	20,151

Total current assets	742,975	501,591
PROPERTY AND EQUIPMENT, NET	397,065	224,418

TOTAL ASSETS	$1,140,040	$726,009

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$75,414	$64,611
Deferred revenue	—	11,331
Accrued liabilities:
Wages, vacation and bonus	30,600	67,823
Payroll taxes	8,968	10,171
Commissions	72,018	11,286
Other	—	1,000

Total current liabilities	187,000	166,222

STOCKHOLDERS' EQUITY
Common stock—no par value
Authorized—8,000,000 shares
Issued and outstanding—2,000,000 shares	1,000	1,000
Retained earnings	952,040	558,787

Total stockholders' equity	953,040	559,787

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,140,040	$726,009

CARTIKA MEDICAL, INC.

Statements of Operations

For the Years Ended December 31, 2004 and 2003

	2004	2003
SALES	$6,029,426	$3,408,046
COST OF SALES	3,664,751	2,071,799

GROSS MARGIN	2,364,675	1,336,247
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,126,271	669,093

INCOME FROM OPERATIONS	1,238,404	667,154
INTEREST EXPENSE	1,730	12,998

NET INCOME	$1,236,674	$654,156

CARTIKA MEDICAL, INC.

Statements of Stockholders' Equity

For the Years Ended December 31, 2004 and 2003

	Common Stock
			Retained Earnings
	Shares	Amount		Total
BALANCES—December 31, 2002	2,000,000	$1,000	$89,068	$90,068
Net income—2003	—	—	654,156	654,156
Stockholders' distributions	—	—	(184,437)	(184,437)

BALANCES—December 31, 2003	2,000,000	1,000	558,787	$559,787
Net income—2004	—	—	1,236,674	1,236,674
Stockholders' distributions	—	—	(843,421)	(843,421)

BALANCES—December 31, 2004	2,000,000	$1,000	$952,040	$953,040

CARTIKA MEDICAL, INC.

Statements of Cash Flows

For the Years Ended December 31, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,236,674	$654,156
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	61,761	30,018
Changes in operating assets and liabilities which increase or (decrease) cash:
Accounts receivable	(173,239)	(50,146)
Inventory	(180,033)	(79,158)
Prepaid expenses and other assets	(10,034)	(4,877)
Accounts payable	10,803	11,502
Deferred revenue	(11,331)	11,331
Accrued liabilities	21,306	48,987

Net cash provided by operating activities	955,907	621,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(234,408)	(119,391)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments on credit line	—	(197,000)
Distributions to stockholders	(843,421)	(184,437)

Net cash used in financing activities	(843,421)	(381,437)

NET INCREASE (DECREASE) IN CASH	(121,922)	120,985
CASH—BEGINNING OF YEAR	130,134	9,149

CASH—END OF YEAR	$8,212	$130,134

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$1,730	$13,281

CARTIKA MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2004 and 2003

1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

        CarTika Medical, Inc. (the Company) is an ISO certified contract manufacturing Company that specializes in thermoforming and injection molding for various applications in the medical device industry and sells to customers throughout the United States, Europe, and Southeast Asia. The majority of sales are to customers in the Minneapolis/St. Paul metropolitan area.

Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

Accounts receivable

        The Company extends unsecured credit to its customers in the normal course of business. Invoices are generally due within 30 days. Accounts aged over 30 days are considered past due. The Company does not accrue interest on past due accounts. Accounts receivable have been adjusted for all known uncollectible accounts. No allowance for doubtful accounts is considered necessary at December 31, 2004 or 2003.

Inventory

        Inventory of materials is valued at the lower of cost (first-in, first-out) or market. Work in process and finished goods inventory include material, labor, and an allocable share of overhead.

Property and equipment

        Property and equipment are stated at cost. Major expenditures for property and equipment are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income.

        Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are depreciated over the life of the lease. For income tax reporting purposes, depreciation is calculated using applicable accelerated methods.

Long-lived assets

        The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset. To date, there have been no such losses.

Income taxes

        The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for income taxes has been included in these financial statements.

Shipping and handling

        Shipping and handling costs charged to customers have been included in sales. Shipping and handling costs incurred by the Company have been included in cost of sales.

Revenue recognition

        Revenue is recognized in accordance with generally accepted accounting principles, which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectibility is reasonably assured; and (iv) product delivery has occurred or services have been rendered. The Company recognizes revenue as products are shipped based on FOB shipping point terms when title passes to customers.

Deferred revenue

        Deferred revenue represents payments received in advance of products shipped.

Advertising

        Advertising costs are charged to operations when incurred. Total advertising expense was $31,346 and $15,580 for the years ended December 31, 2004 and 2003, respectively.

New accounting pronouncement

        In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 151 "Inventory Costs," which amends the guidance in Accounting Research Bulleting (ARB) No. 43, Chapter 4 "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges." SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, SFAS No, 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date SFAS No. 151 was issued. SFAS No. 151 shall be applied prospectively. The Company does not expect the adoption of SFAS No. 151 to have a material effect on its financial statements.

Fair value of financial instruments

        The carrying amount for cash, accounts receivable, and accounts payable approximates fair value due to the immediate or short-term maturity of these financial instruments.

2)    INVENTORY

        Inventory is comprised of as follows at December 31:

	2004	2003
Raw materials	$142,111	$85,798
Work-in process	180,494	78,874
Finished goods	22,100	—

	$344,705	$164,672

3)    PROPERTY AND EQUIPMENT

        Property and equipment is comprised of:

Assets	Depreciable Lives	2004	2003
Machinery, equipment and tooling	7 years	$437,316	$230,489
Leasehold improvements	Life of lease	25,258	24,685
Office furniture and fixtures	5–7 years	46,827	19,817

		509,401	274,991
Less accumulated depreciation		(112,336)	(50,573)

Net property and equipment		$397,065	$224,418

4)    AVAILABLE CREDIT LINE

        As of December 31, 2004 and 2003, the Company had an available $250,000 credit line from Associated Bank. The line was secured by all equipment, inventory, accounts receivable, and personal guarantees of the stockholders, and called for the entire principal balance being due on the line's expiration date of February 2005. Interest was payable monthly at prime plus 0.75% per annum (6.00% at December 31, 2004), with a minimum rate of 4.75%. There was no outstanding balance on the line as of December 31, 2004 and 2003.

5)    OPERATING LEASE COMMITMENTS

        The Company is obligated under two operating leases for its office and manufacturing space. The leases expire September 2006 and April 2009.

        Future minimum payments required for the above lease obligations for each of the following years and in aggregate are:

2005	$120,540
2006	105,348
2007	59,772
2008	59,772
2009	19,924

Total	$365,356

        Rent expense for the years ended December 31, 2004 and 2003 was $154,898 and $114,272, respectively, which includes the Company's share of operating expenses and common area maintenance.

6)    CONCENTRATIONS

Customer concentration

        For the year ended December 31, 2004, the Company had sales to three major customers providing for approximately 77% of total sales. At December 31, 2004, the Company had three customers that comprised 82% of total accounts receivable.

        For the year ended December 31, 2003, the Company had sales to two major customers providing for approximately 66% of total sales. At December 31, 2003, the Company had three customers that comprised 73% of total accounts receivable.

Cash concentration

        The Company maintains cash balances at one financial institution. Accounts at the financial institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2003, the Company's uninsured cash balance, before outstanding items, was $55,191.

7)    401(K) PLAN

        The Company has a salary reduction plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers employees who have completed one year of service and attained age 21. Employees may elect to defer up to 15% of their compensation. The Company has no required matching contribution and made no contributions during the years ended December 31, 2004 and 2003.

8)    EMPLOYMENT AGREEMENT

        The Company has an employment agreement with its production manager through December 31, 2005. Base salary under this agreement is determined annually in accordance with the Company performance standards. In addition, the Company is obligated to pay, on a quarterly basis, its production manager a bonus based on 10% of the quarterly profits. In the event the Company is sold prior to the end of this agreement, the production manager is entitled to 10% of the selling price, less sales expenses (note 9).

9)    SUBSEQUENT EVENT

        On November 19, 2004, the Company entered into a definitive purchase agreement with CardioTech International, Inc. (buyer) to sell substantially all of its assets and assume certain liabilities. As part of the transaction, the stockholders of the Company will receive shares of buyer stock equal to $1,662,000 at the date of closing, and $4,985,000 in cash. To date, the sale has yet to close and is expected to close by June 2005. The sale is subject to a variety of closing conditions including the successful filing and SEC approval of a registration statement covering the Stock Consideration shares, therefore no assurance can be given that the conditions necessary to close the transaction will be completed or be completed in the previously estimated time period.

        You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

        Until            , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

CardioTech International, Inc.

875,000
shares of
common stock

PROSPECTUS

April 25, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

Securities and Exchange Commission Registration Fee	$180
Printing and Engraving Expenses	$1,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$125,000
Miscellaneous	$—
TOTAL	$136,180

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Indemnification under CardioTech's Articles of Organization and By-laws and Massachusetts Law: CardioTech's Articles of Organization provide for the indemnification of directors or officers, in accordance with the by-laws, to the fullest extent permitted by the Massachusetts General Corporation Law. CardioTech's bylaws also provides that CardioTech shall indemnify and hold harmless, to the fullest extent permitted by law, any person made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director, officer, employee or other corporate agent of CardioTech or any subsidiary or constituent corporation or served any other enterprise at the request of CardioTech, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action. Massachusetts General Corporation Law provides for the indemnification of directors and officers under certain conditions.

        CardioTech Directors and Officers Insurance: The directors and officers of CardioTech are insured under a policy of directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        In the last three years, the Company sold the following unregistered securities:

        In December, 2004, CardioTech issued 1,139,586 shares of common stock at $2.40 per share in a private placement. In connection with the transaction, the Company issued warrants to the investors to purchase 569,793 shares of common stock at an exercise price of $3.00 per share, which are exercisable until December 22, 2009. In addition, such stockholders have rights to purchase up to 1,139,586 shares of common stock at a price of $2.40 per share, which are exercisable for a period commencing on December 22, 2004 and ending July 24, 2005. The Company also issued warrants to the placement agent to purchase 113,959 shares of common stock at an exercise price of $2.40 per share and 56,979 shares of common stock at an exercise price of $3.00 per share, which are exercisable until December 22, 2009. The Company also paid a $164,000 commission to the placement agent. Should the selling stockholders exercise their additional investment rights, the placement agent will receive an additional warrant for 113,959 shares of common stock at an exercise price of $2.40 per share. As the issuance represented a transaction by an issuer not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Securities Act of 1933.

        In March 2004 and February 2005, CardioTech contributed 12,931 and 308,642 shares of its common stock to CorNova, Inc. to participate in the funding of CorNova. As the issuance represented a transaction by an issuer not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Securities Act of 1933.

        In July 1999, Dermaphylyx International, ("Dermaphylyx"), a related party, was formed by certain affiliates of CardioTech to develop advanced wound healing products. Dermaphylyx was merged into CardioTech International, Inc. effective March 12, 2004 and is now a wholly owned subsidiary of CardioTech. Due to CardioTech's controlling financial interest, Dermaphylyx has been consolidated in the financial statements of Cardiotech as of December 31, 2003. Prior to December 31, 2003, the operation and total assets of Dermaphylyx were not material to CardioTech. Upon the merger, the current shareholders of Dermaphylyx received 3,827 shares of common stock of CardioTech valued at the net book valve of Dermaphylyx International, Inc., which was approximately $21,000.

ITEM 16. EXHIBITS, FINANCIAL STATEMENTS AND REPORTS ON FORM 8-K

  (a)
  Exhibits

        The following is a list of Exhibits included as part of this Registration Statement. CardioTech agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

Exhibit Number:	Exhibit Title:
2.1	Agreement and plan of merger and reorganization by and among Cardiotech International, Inc., Gish Acquisition Corp. and Gish Biomedical, Inc., incorporated by reference to Annex A of CardioTech's Registration Statement on Form S-4 filed on December 23, 2002.
2.2
Amendment No. 1 to Agreement and Plan of Merger and Reorganization by and among CardioTech International, Inc., Gish Acquisition Corp. and Gish Biomedical Inc., incorporated by reference to Exhibit 2.2 to CardioTech's Registration Statement on Form S-4 filed on January 16, 2003.
3.1
Restated Articles of Organization of CardioTech International, Inc., filed with the Secretary of State of Massachusetts on May 9, 1996 and incorporated herein by reference to Exhibit 3.1 of CardioTech's Registration Statement on Form 10-12G/A filed on May 10, 1996.
3.1.1
Certificate of Vote of Directors Establishing a Class or Series of Stock for Series A Preferred Stock was filed as Exhibit 3.1 to CardioTech's Form 10-Q for the quarter ended September 30, 1998, filed on November 17, 1998, and incorporated herein by reference.
3.1.2	Certificate of Correction dated May 8, 1996 and incorporated herein by reference to Exhibit 3.1 to CardioTech's Form 10-Q for the quarter ended December 31, 1998, filed on February 16, 1999.
3.2	Bylaws of CardioTech International, Inc., incorporated by reference to Exhibit 3.2 of CardioTech's Registration Statement on Form 10 filed on May 10, 1996.
4.1	Form of Warrant incorporated by reference to Exhibit 4.1 to CardioTech's Form 8-K filed on December 23, 2004.
4.2	Form of Placement Agent Warrant incorporated by reference to Exhibit 4.2 to CardioTech's Form 8-K filed on December 23, 2004.
4.3	Form of Additional Investment Right incorporated by reference to Exhibit 4.3 to CardioTech's Form 8-K filed on December 23, 2004.
5.1**	Opinion of Ellenoff Grossman & Schole, LLP for CardioTech International, Inc., as to the legality of the securities being registered.
10.2	Tax Matters Agreement between PMI and CardioTech, dated May 13, 1996, was filed as Exhibit 10.2 of the Form 10 and is incorporated herein by reference.

10.3	Amended and Restated License Agreement between PMI and CardioTech, dated May 13, 1996, was filed as Exhibit 10.4 of the Form 10 and is incorporated herein by reference.
10.4
CardioTech 1996 Employee, Director and Consultant Stock Option Plan, as amended, was filed as Exhibit 10.4 to CardioTech's Form 10-K for the year ended March 31, 1998, filed on June 29, 1998, and in incorporated herein by reference.
10.5
Employment Agreement of Michael Szycher, dated March 26, 1998, was filed as Exhibit 10.5 to CardioTech's Form 10-K for the year ended March 31, 1998, filed on June 29, 1998, and in incorporated herein by reference.
10.10	Development, Supply and License Agreement between PMI and Bard Access Systems, dated November 11, 1992, was filed as Exhibit 10.10 of the Form 10 and is incorporated herein by reference.
10.11
Lease Agreement between CardioTech and Cummings Properties Management, Inc., dated June 26, 1998, was filed as Exhibit 10.11 to CardioTech's Form 10-K for the year ended March 31, 1998, filed on June 29, 1998, and in incorporated herein by reference.
10.15
Note Purchase Agreement dated as of March 31, 1998 between CardioTech and Dresdner Kleinwort Benson Private Equity Partners, LP ("Kleinwort Benson") was filed as Exhibit 99.1 to CardioTech's Form 8-K filed with the Securities and Exchange Commission (the "Commission") on April 15, 1998 and is incorporated herein by reference.
10.15.1
Amendment, dated as of November 12, 1998, to Note Purchase Agreement and Registration Rights Agreement was filed as Exhibit 10.1 to CardioTech's Form 10-Q for the quarter ended September 30, 1998, filed on November 16, 1998 and is incorporated herein by reference.
10.18
Form of Unit Purchase Agreement between CardioTech and certain individuals was filed as Exhibit 99.1 to CardioTech's Form S-3, filed with the Securities and Exchange Commission on February 12, 1999, and is incorporated herein by reference.
10.19
Form of Warrant to Purchase Shares of Common Stock of CardioTech issued to certain individuals was filed as Exhibit 99.2 to CardioTech's Form S-3, filed with the Securities and Exchange Commission on February 12, 1999, and is incorporated herein by reference.
10.20	First Amendment Between Duke Realty Limited Partnership and CDT Dated May 1, 2004 Filed as an Exhibit to CardioTech's Form 10-K for the year ended March 31, 2004.
10.21
Exchange and Venture Agreement by and among CardioTech International, Inc., Implant Sciences, Inc. and CorNova, Inc. dated March 5, 2004 filed as an exhibit to CardioTech's Form 10-KSB for the fiscal year ended March 31, 2004.
10.22
Plan and Agreement of Merger and Reorganization dated March 12, 2004 between CardioTech International, Inc. and DermaPhylyx, Inc., filed as an exhibit to CardioTech's Form 10-KSB for the year ended March 31, 2004.
10.23
Asset Purchase Agreement, dated as of November 19, 2004 by and among CardioTech International, Inc., CarTika Medical, Inc., Thomas C. Carlson and Sheila A. Carlson, incorporated by reference to Exhibit 99 to CardioTech's Form 8-K filed on November 22, 2004.
10.24
Securities Purchase Agreement between Gryphon Master Fund, L.P., GSSF Master Fund, LP, Truk Opportunity Fund, LLC, Truk International Fund, LP, Meadowbrook Opportunity Fund LLC, Capital Ventures International, Iroquois Capital, L.P. and CardioTech International, Inc. dated as of December 21, 2004 and incorporated herein by reference to Exhibit 10.1 to CardioTech's Form 8-K filed on December 23, 2004.

10.25
Registration Rights Agreement between Gryphon Master Fund, L.P., GSSF Master Fund, LP, Truk Opportunity Fund, LLC, Truk International Fund, LP, Meadowbrook Opportunity Fund LLC, Capital Ventures International, Iroquois Capital, L.P. and CardioTech International, Inc. dated as of December 21, 2004 and incorporated herein by reference to Exhibit 10.2 to CardioTech's Form 8-K filed on December 23, 2004.
10.26
Lock-Up Agreement between CardioTech International, Inc. and certain of its officers and directors dated as of December 21, 2004 and incorporated herein by reference to Exhibit 10.3 to CardioTech's Form 8-K filed on December 23, 2004.
21**	Subsidiaries of CardioTech
23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Ellenoff, Grossman & Schole LLP (included in Exhibit 5.1)
23.3**	Consent of Virchow, Krause & Company, LLP, Independent Auditor

*
Previously filed

**
Filed herewith

(b)
Financial Statements

(c)
Reports on Form 8-K: None

        Copies of these exhibits are available for a reasonable fee (to cover copying costs) upon written request to the Company at its corporate headquarters: CardioTech International, Inc., 229 Andover Street, Wilmington, MA 01887. ATTN: Thomas F. Lovett.

ITEM 17. UNDERTAKINGS.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (5)
  That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (8)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on April 25, 2005.

CARDIOTECH INTERNATIONAL, INC.
By:	/s/ MICHAEL SZYCHER, PH.D. Michael Szycher, Ph.D. Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Michael Szycher, Ph.D. as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL SZYCHER Michael Szycher	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 25, 2005
/s/ LESLIE TAEGER Leslie Taeger	CFO	April 25, 2005
/s/ MICHAEL ADAMS Michael Adams	Director	April 25, 2005
/s/ ANTHONY J. ARMINI Anthony J. Armini	Director	April 25, 2005
/s/ MICHAEL BARRETTI Michael Barretti	Director	April 25, 2005
/s/ JEREMIAH DORSEY Jeremiah Dorsey	Director	April 25, 2005
/s/ WILLIAM O'NEILL William O'Neill	Director	April 25, 2005

EXHIBIT INDEX

Exhibit Number:	Exhibit Title:
2.1	Agreement and plan of merger and reorganization by and among Cardiotech International, Inc., Gish Acquisition Corp. and Gish Biomedical, Inc., incorporated by reference to Annex A of CardioTech's Registration Statement on Form S-4 filed on December 23, 2002.
2.2
Amendment No. 1 to Agreement and Plan of Merger and Reorganization by and among CardioTech International, Inc., Gish Acquisition Corp. and Gish Biomedical Inc., incorporated by reference to Exhibit 2.2 to CardioTech's Registration Statement on Form S-4 filed on January 16, 2003.
3.1
Restated Articles of Organization of CardioTech International, Inc., filed with the Secretary of State of Massachusetts on May 9, 1996 and incorporated herein by reference to Exhibit 3.1 of CardioTech's Registration Statement on Form 10-12G/A filed on May 10, 1996.
3.1.1
Certificate of Vote of Directors Establishing a Class or Series of Stock for Series A Preferred Stock was filed as Exhibit 3.1 to CardioTech's Form 10-Q for the quarter ended September 30, 1998, filed on November 17, 1998, and incorporated herein by reference.
3.1.2	Certificate of Correction dated May 8, 1996 and incorporated herein by reference to Exhibit 3.1 to CardioTech's Form 10-Q for the quarter ended December 31, 1998, filed on February 16, 1999.
3.2	Bylaws of CardioTech International, Inc., incorporated by reference to Exhibit 3.2 of CardioTech's Registration Statement on Form 10 filed on May 10, 1996.
4.1	Form of Warrant incorporated by reference to Exhibit 4.1 to CardioTech's Form 8-K filed on December 23, 2004.
4.2	Form of Placement Agent Warrant incorporated by reference to Exhibit 4.2 to CardioTech's Form 8-K filed on December 23, 2004.
4.3	Form of Additional Investment Right incorporated by reference to Exhibit 4.3 to CardioTech's Form 8-K filed on December 23, 2004.
5.1**	Opinion of Ellenoff Grossman & Schole, LLP for CardioTech International, Inc., as to the legality of the securities being registered.
10.2	Tax Matters Agreement between PMI and CardioTech, dated May 13, 1996, was filed as Exhibit 10.2 of the Form 10 and is incorporated herein by reference.
10.3	Amended and Restated License Agreement between PMI and CardioTech, dated May 13, 1996, was filed as Exhibit 10.4 of the Form 10 and is incorporated herein by reference.
10.4
CardioTech 1996 Employee, Director and Consultant Stock Option Plan, as amended, was filed as Exhibit 10.4 to CardioTech's Form 10-K for the year ended March 31, 1998, filed on June 29, 1998, and in incorporated herein by reference.
10.5
Employment Agreement of Michael Szycher, dated March 26, 1998, was filed as Exhibit 10.5 to CardioTech's Form 10-K for the year ended March 31, 1998, filed on June 29, 1998, and in incorporated herein by reference.
10.10	Development, Supply and License Agreement between PMI and Bard Access Systems, dated November 11, 1992, was filed as Exhibit 10.10 of the Form 10 and is incorporated herein by reference.
10.11
Lease Agreement between CardioTech and Cummings Properties Management, Inc., dated June 26, 1998, was filed as Exhibit 10.11 to CardioTech's Form 10-K for the year ended March 31, 1998, filed on June 29, 1998, and in incorporated herein by reference.

10.15
Note Purchase Agreement dated as of March 31, 1998 between CardioTech and Dresdner Kleinwort Benson Private Equity Partners, LP ("Kleinwort Benson") was filed as Exhibit 99.1 to CardioTech's Form 8-K filed with the Securities and Exchange Commission (the "Commission") on April 15, 1998 and is incorporated herein by reference.
10.15.1
Amendment, dated as of November 12, 1998, to Note Purchase Agreement and Registration Rights Agreement was filed as Exhibit 10.1 to CardioTech's Form 10-Q for the quarter ended September 30, 1998, filed on November 16, 1998 and is incorporated herein by reference.
10.18
Form of Unit Purchase Agreement between CardioTech and certain individuals was filed as Exhibit 99.1 to CardioTech's Form S-3, filed with the Securities and Exchange Commission on February 12, 1999, and is incorporated herein by reference.
10.19
Form of Warrant to Purchase Shares of Common Stock of CardioTech issued to certain individuals was filed as Exhibit 99.2 to CardioTech's Form S-3, filed with the Securities and Exchange Commission on February 12, 1999, and is incorporated herein by reference.
10.20	First Amendment Between Duke Realty Limited Partnership and CDT Dated May 1, 2004 Filed as an Exhibit to CardioTech's Form 10-K for the year ended March 31, 2004.
10.21
Exchange and Venture Agreement by and among CardioTech International, Inc., Implant Sciences, Inc. and CorNova, Inc. dated March 5, 2004 filed as an exhibit to CardioTech's Form 10-KSB for the fiscal year ended March 31, 2004.
10.22
Plan and Agreement of Merger and Reorganization dated March 12, 2004 between CardioTech International, Inc. and DermaPhylyx, Inc., filed as an exhibit to CardioTech's Form 10-KSB for the year ended March 31, 2004.
10.23
Asset Purchase Agreement, dated as of November 19, 2004 by and among CardioTech International, Inc., CarTika Medical, Inc., Thomas C. Carlson and Sheila A. Carlson, incorporated by reference to Exhibit 99 to CardioTech's Form 8-K filed on November 22, 2004.
10.24
Securities Purchase Agreement between Gryphon Master Fund, L.P., GSSF Master Fund, LP, Truk Opportunity Fund, LLC, Truk International Fund, LP, Meadowbrook Opportunity Fund LLC, Capital Ventures International, Iroquois Capital, L.P. and CardioTech International, Inc. dated as of December 21, 2004 and incorporated herein by reference to Exhibit 10.1 to CardioTech's Form 8-K filed on December 23, 2004.
10.25
Registration Rights Agreement between Gryphon Master Fund, L.P., GSSF Master Fund, LP, Truk Opportunity Fund, LLC, Truk International Fund, LP, Meadowbrook Opportunity Fund LLC, Capital Ventures International, Iroquois Capital, L.P. and CardioTech International, Inc. dated as of December 21, 2004 and incorporated herein by reference to Exhibit 10.2 to CardioTech's Form 8-K filed on December 23, 2004.
10.26
Lock-Up Agreement between CardioTech International, Inc. and certain of its officers and directors dated as of December 21, 2004 and incorporated herein by reference to Exhibit 10.3 to CardioTech's Form 8-K filed on December 23, 2004.
21**	Subsidiaries of CardioTech
23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Ellenoff, Grossman & Schole LLP (included in Exhibit 5.1)
23.3**	Consent of Virchow, Krause & Company, LLP, Independent Auditor

*
Previously filed

**
Filed herewith